Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ZANITE ACQUISITION CORP.,

EVE UAM, LLC,

EMBRAER AIRCRAFT HOLDING, INC.

and

EMBRAER S.A.

dated as of December 21, 2021

i

(continued)

(continued)

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		Page
Section 10.11.	Company and Zanite Disclosure Letters	76
Section 10.12.	Entire Agreement	76
Section 10.13.	Amendments	76
Section 10.14.	Publicity	77
Section 10.15.	Severability	77
Section 10.16.	Jurisdiction; Waiver of Jury Trial	77
Section 10.17.	Enforcement	77
Section 10.18.	Conflicts and Privilege	77

Annexes

Annex A	Knowledge of Embraer
Annex B	Knowledge of Zanite
Annex C	Embraer Competitors
Annex D	Shared Transaction Expenses

Exhibits

Exhibit A-1	Form of Zanite Certificate of Incorporation
Exhibit A-2	Form of Zanite Bylaws
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Stockholders Agreement
Exhibit D-1	Form of Embraer Master Agreement
Exhibit D-2	Form of Atech Master Agreement
Exhibit D-3	Form of Brazilian Subsidiary Master Agreement
Exhibit E	Form of Shared Services Agreement
Exhibit F	Form of Data Access Agreement
Exhibit G	Form of Zanite Equity Plan
Exhibit H	Form of Indemnification Agreement
Exhibit I	Form of Tax Receivable Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 21, 2021 (this “Agreement”), is made and entered into by and among Zanite Acquisition Corp., a Delaware corporation (“Zanite”), EVE UAM, LLC, a Delaware limited liability company (the “Company”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer (“EAH”). Zanite, the Company, Embraer and EAH are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Zanite is a blank check company established under the laws of the State of Delaware and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Embraer is undertaking development activities in furtherance of, among other businesses, the UAM Business (as defined below);

WHEREAS, (a) the Company is an indirect wholly owned subsidiary of Embraer that was formed for purposes of conducting the UAM Business and (b) EAH is a direct wholly owned subsidiary of Embraer;

WHEREAS, on December 10, 2021, Embraer, EAH and the Company entered into that certain contribution agreement (with such changes as may be mutually agreed in writing by Zanite and the parties thereto, the “Contribution Agreement”), providing for (i) the transfer of certain assets and liabilities related to the UAM Business by Embraer or one of its Subsidiaries (other than the Company and EVE Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) and a direct wholly owned subsidiary of the Company (the “Brazilian Subsidiary”)) to the Company or the Brazilian Subsidiary in exchange for the issuance of such number of Company Units to Embraer as set forth therein and (ii) the transfer of the Transferred Company Units to EAH in exchange for the issuance of such number of shares of common stock and shares of non-voting preferred stock of EAH as set forth in the Contribution Agreement;

WHEREAS, in a series of related transactions, Embraer (a) pursuant to the terms of the Contribution Agreement, (i) has transferred certain assets and liabilities relating to the UAM Business to the Company or to the Brazilian Subsidiary, in exchange for the issuance of a number of Company Units as specified in the Contribution Agreement to Embraer (such issued Company Units, together with the Company Units that Embraer owns immediately prior to such issuance, the “Transferred Company Units,” and the Transferred Company Units representing 100% of the issued and outstanding equity interests of the Company upon such issuance and at the time of the transfer described in the immediately subsequent clause (ii)), and (ii) then transferred the Transferred Company Units to EAH in exchange for the issuance of such number of shares of common stock and shares of non-voting preferred stock of EAH as set forth in the Contribution Agreement, and (b) subject to the terms and conditions set forth in a certain preferred stock sale agreement, dated December 9, 2021, with KPI Jet, LLC, a Delaware limited liability company (the “Unaffiliated Investor”), has sold and transferred to the Unaffiliated Investor such non-voting preferred stock on or prior to the Closing Date (the “Preferred Stock Sale”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, on December 14, 2021, (a) the Company and Embraer entered into a Master Services Agreement in the form attached hereto as Exhibit D-1 (the “Embraer Master Agreement”), (b) the Company and Atech entered into a Master Services Agreement in the form attached hereto as Exhibit D-2 (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Atech Master Agreement”), (c) the Company and the Brazilian Subsidiary entered into a Services Agreement in the form attached hereto as Exhibit D-3 (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Brazilian Subsidiary Master Agreement”), (d) the

Company, the Brazilian Subsidiary, EAH and Embraer entered into a Shared Services Agreement in the form attached hereto as Exhibit E (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Shared Services Agreement”), and (e) the Company, Embraer and the Brazilian Subsidiary entered into a Database Limited Access Agreement in the form attached hereto as Exhibit F (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Data Access Agreement”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties desire to effect a business combination transaction whereby EAH, as the sole beneficial and record holder of all of the Transferred Company Units (being all of the issued and outstanding equity interests of the Company at such time), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Transferred Company Units, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of Zanite Common Stock at the Closing (the “Equity Exchange”);

WHEREAS, immediately prior to the Closing, each of the then issued and outstanding shares of Zanite Class B Common Stock (as defined below) shall automatically convert, in accordance with Zanite’s then in effect certificate of incorporation, into one share of Zanite Class A Common Stock (as defined below);

WHEREAS, the Brazilian Subsidiary has entered into letters of intent with each of Azorra Aviation Holdings, LLC, BAE Systems plc, Falko Regional Aircraft Limited, Falko eVTOL LLC, Republic Airways Inc., Rolls-Royce plc, Strong Fundo de Investimento em Cotas de Fundos de Investimento Multimercado and SkyWest Leasing, Inc. (collectively, the “Strategic Investors”), pursuant to which, among other things, the Brazilian Subsidiary agreed to cause Zanite to issue and transfer to the Strategic Investors warrants to acquire up to 31,150,000 shares of common stock of Zanite, in the aggregate, subject to the terms and conditions set forth therein (such warrants, collectively, the “New Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (a) Zanite entered into warrant agreements with each of the Strategic Investors pursuant to which, among other things, Zanite agreed to issue, and each Strategic Investor agreed to receive, the New Warrants, subject to the terms and conditions of each such warrant agreement and (b) Zanite entered into lock-up agreements with each of the Strategic Investors, pursuant to which, among other things, each Strategic Investor agreed to certain restrictions with respect to the transfer of certain New Warrants and certain shares of common stock of Zanite issued upon exercise of such New Warrants, subject to the terms and conditions of each such lock-up agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Equity Exchange, Zanite entered into subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to subscribe for and purchase newly issued shares of Zanite Class A Common Stock for an aggregate purchase price of at least $305,000,000, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, for U.S. federal income tax purposes, (a) the transfer of the Transferred Company Units to EAH is intended to be integrated with the Preferred Stock Sale and (b) accordingly, the transfer of the Transferred Company Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code;

WHEREAS, as a result of the transactions contemplated hereby, Zanite is expected to become entitled to certain tax attributes, and Zanite and EAH intend to enter into a tax sharing agreement providing certain compensation to EAH for those attributes (the “Tax Receivable Agreement”), in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer);

WHEREAS, (a) each of the Boards of Directors or Board of Managers, as applicable, of Embraer, EAH and the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for Embraer, EAH and the Company, as applicable, to enter into this Agreement and the other documents contemplated hereby and (iii) approved the execution and delivery of this Agreement and the documents contemplated hereby; and (b) each of the Boards of Directors or Board of Managers, as applicable, of EAH and the Company has recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the sole member of the Company and the sole stockholder of EAH;

WHEREAS, the Zanite Board has (a) determined that it is advisable for Zanite to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby and (c) recommended the approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Zanite Stockholders;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other parties thereto have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Amended and Restated Zanite Organizational Documents (as defined below);

WHEREAS, Zanite, Sponsor and certain other parties thereto entered into that certain Registration Rights Agreement, dated as of November 16, 2020 (the “Original RRA”), and that certain letter agreement, dated as of November 16, 2020 (the “Insider Letter”);

WHEREAS, at the Closing, the Sponsor, Zanite, EAH and certain other parties thereto shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit B (with such changes as may be mutually agreed in writing by Zanite and Embraer), which shall be effective as of the Closing; and in connection with the execution of the Registration Rights Agreement, the parties to the Original RRA and Insider Letter desire to amend and restate the Original RRA with the Registration Rights Agreement, replace certain of the lock-up provisions contained in Section 7 of the Insider Letter with the lock-up provisions contained in the Registration Rights Agreement and impose certain lock-up provisions on Embraer;

WHEREAS, at the Closing, Zanite, EAH and the Sponsor shall enter into a Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Zanite, Embraer, EAH and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 6.5.

“Additional Subscription Agreement” means a subscription agreement in respect of the purchase or sale of Zanite Class A Common Stock, warrants or other securities in accordance with Section 7.19.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(e).

“Alternative Proposal” means, with respect to the UAM Business, the Company or the Brazilian Subsidiary, other than the Transactions and other than the acquisition or disposition by the Company or the Brazilian Subsidiary of equipment or other tangible personal property in the ordinary course of business, any offer, proposal, inquiry or indication of interest (in each case, whether written or oral, binding or nonbinding) relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of (i) (A) the UAM Business or the Transferred Assets or any portion thereof or (B) any portion of the business of the Company and its Subsidiaries, in each case of clauses (A) and (B), that comprises 10% or more of the Company’s and its Subsidiaries’ combined net revenues or net income, (ii) 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the board of directors of the Company), or (iii) 10% or more of any class of equity or voting securities of (X) the Company or (Y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company, (ii) the Brazilian Subsidiary holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries or (iii) the UAM Business.

“Amended and Restated Zanite Organizational Documents” has the meaning specified in Section 2.4(b).

“Ancillary Agreements” means (a) the Sponsor Support Agreement, (b) the Confidentiality Agreement, (c) the Registration Rights Agreement, (d) the Master Agreements, (e) the Data Access Agreement, (f) the Stockholders Agreement, (g) the Contribution Agreement, (h) the Tax Receivable Agreement and (i) each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules hereto or thereto.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, the Anti-Corruption Law of Brazil (Law No. 12,846/2013), the Brazilian Anti-corruption Regulatory Decree (Decree No. 8,420/2015), the Brazilian Conflict of Interest Law (Brazilian Federal Law No. 12,813/2013), the Brazilian Law of Administrative Improbity (Brazilian Federal Law No. 8,429/1992) and the Brazilian Public Procurement Law (Brazilian Federal Law No. 8,666/1993)).

“Approved Stock Exchange” means the New York Stock Exchange or such other national securities exchange that may be agreed upon in writing by Zanite and Embraer.

“Atech” means Atech – Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima) and an indirect wholly owned subsidiary of Embraer.

“Atech Master Agreement” has the meaning specified in the Recitals hereto.

“Available Zanite Cash” has the meaning specified in Section 8.3(c).

“Aviation Administrations” means the Federal Aviation Administration of the United States of America, the European Union Aviation Safety Agency or the National Civil Aviation Agency of Brazil, or any successor thereto.

“BCA Proposal” has the meaning specified in Section 7.2(b)(ii).

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, practice, program, agreement or other arrangement (including, in each case, with respect to any employment, consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, stock option, stock purchase, stock appreciation rights, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit-sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, practice, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, worker, employee or individual independent contractor, in each case, whether or not (i) subject to the Laws of the United States (including any Non-U.S. Benefit Plan), (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Board Election Proposal” has the meaning specified in Section 7.2(b)(ii).

“Brazil” means the Federative Republic of Brazil.

“Brazilian Subsidiary” has the meaning specified in the Recitals hereto.

“Brazilian Subsidiary Master Agreement” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning specified in Article II of Zanite’s amended and restated certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or nonbinding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions) relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; Cleveland, Ohio; or São Paulo, Brazil, are authorized or required by Law to close.

“Change in Recommendation” has the meaning specified in Section 7.2(b)(ii).

“Class I Directors” has the meaning specified in Section 7.8(c)(i).

“Class II Directors” has the meaning specified in Section 7.8(c)(ii).

“Class III Directors” has the meaning specified in Section 7.8(c)(iii).

“Closing” has the meaning specified in Section 2.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 4.14(e).

“Company” has the meaning specified in the Preamble hereto.

“Company Disclosure Letter” has the meaning specified in the introduction to Article III.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 3.1 (Organization), the first, second and third sentences of Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.6 (Capitalization of the Company) and Section 3.24 (Brokers’ Fees).

“Company Marks” has the meaning specified in Section 5.6.

“Company Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, Embraer or any of its Subsidiaries (including the Company) (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions (including due diligence) or Embraer’s or any of its Subsidiaries’ (including the Company’s) pursuit of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including all attorneys’ fees, costs and expenses paid or reimbursed by Embraer or any of its Subsidiaries on behalf of any UAM Business Employee in connection with the negotiation of employment agreements with any such UAM Business Employee; (b) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including the Pre-Closing Restructuring; (c) change-in-control payments, transaction bonuses, severance, retention payments or similar compensatory payments payable by Embraer or any of its Subsidiaries (including the Company) to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of Embraer or any of its Subsidiaries (including the Company) as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (d) any and all filing fees payable by Embraer or any of its Subsidiaries (including the Company) to the Governmental Authorities in connection with the Transactions; and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by Embraer or any of its Subsidiaries (including the Company) to any Affiliate of Embraer or any of its Subsidiaries (including the Company) in connection with the consummation of the Transactions; provided that “Company Transaction Expenses” shall not include any Brazilian withholding, capital gains, or similar Taxes of, or imposed on, Embraer or any of its Subsidiaries (other than Zanite and its Subsidiaries) in connection with the consummation of the Transactions.

“Company Units” means the limited liability company interests of the Company designated as “Common Units” and having the rights and obligations specified with respect to Common Units in the Company’s Organizational Documents.

“Confidentiality Agreement” means the Nondisclosure Letter, dated as of December 11, 2020, by and among Zanite, Embraer and Embraer Aerospace Technology, Inc. (formerly known as EVE Urban Air Mobility Solutions, Inc.), as assigned by Embraer Aerospace Technology, Inc. to the Company pursuant to that Assignment and Assumption Agreement, dated as of September 10, 2021, by and among Embraer, Embraer Aerospace Technology, Inc. and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution Agreement” has the meaning specified in the Recitals hereto.

“Copyleft Terms” has the meaning specified in Section 3.16(h).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air transport and cargo routes, shut down of foodservice or certain business activities), closure (including business and border closures), sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any applicable Governmental Authority, in each case, in connection with or in response to COVID-19.

“Data Access Agreement” has the meaning specified in the Recitals hereto.

“D&O Indemnified Parties” has the meaning specified in Section 7.9(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or Zanite Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“EAH” has the meaning specified in the Preamble hereto.

“Effective Time” has the meaning specified in Section 2.2(a).

“Embraer” has the meaning specified in the Preamble hereto.

“Embraer Competitors” mean the Persons set forth in Annex D hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Embraer Competitor for such purpose.

“Embraer Cure Period” has the meaning specified in Section 9.1(f).

“Embraer Group” has the meaning specified in Section 10.18(b).

“Embraer Independent Nominee” has the meaning specified in Section 7.8(a)(ii).

“Embraer Master Agreement” has the meaning specified in the Recitals hereto.

“Embraer Nominees” has the meaning specified in Section 7.8(a)(ii).

“Embraer PIPE Investor” means a PIPE Investor that is Embraer, EAH and/or an Affiliate of Embraer to whom the applicable Subscription Agreement with Embraer and/or EAH is totally or partially assigned in accordance with its terms after the date of this Agreement.

“Embraer Restricted Business” has the meaning specified in Section 7.14(a)(i).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Exchange” has the meaning specified in the Recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Events” has the meaning specified in the definition of “UAM Material Adverse Effect.”

“eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 3.21(a).

“Fraud” means, with respect to a Party to this Agreement, the actual and intentional common law fraud with respect to the making by such Party of the representations and warranties pursuant to Article III or Article IV (as applicable); provided that (and without limiting any of the other elements for establishing such common law fraud, including, without limitation, reasonable or justifiable reliance by the other Party on such representations and warranties) such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Annex A (in the case of Embraer, EAH or the Company) or Annex B (in the case of Zanite) had actual knowledge after reasonable inquiry of the employees that report directly to such individuals (without limiting the foregoing, as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of Embraer, EAH or the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Zanite, Article IV as qualified by the Zanite Disclosure Letter, were actually breached when made, with the express intention that the other applicable Parties to this Agreement rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons and (g) other substance, material or waste, in each case, that are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Taxes” has the meaning set forth on Section 1.1(c) of the Company Disclosure Letter.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages or other debt instruments or debt securities, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property, equipment and services that have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed or secured by a Lien (other than a Permitted Lien) directly or indirectly, jointly or severally.

“Insider Letter” has the meaning specified in the Recitals hereto.

“Insurance Policies” has the meaning specified in Section 3.25(a)

“Intellectual Property” means any and all right, title and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to or under the following: (i) patents, patent applications, inventions, invention disclosures and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names, and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship, and copyrightable subject matter and moral or equivalent rights; (iv) rights in Software, as well as in and to any and all (a) testing, validation, verification and quality assurance materials, (b) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and (d) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (v) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, processes, formulae, models and methodologies (collectively, “Trade Secrets”); (vi) rights of publicity and privacy and in social media usernames, identifiers and accounts; (vii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (viii) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (ix) all rights to prosecute, sue, enforce, or recover or retain damages, costs or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (x) all other rights, privileges and protections of any kind whatsoever accruing under any of the foregoing provided by any applicable Law, treaty or other international convention throughout the world, including all right to all royalties, fees, income, damages, payments and other proceeds now or hereafter due or payable with respect thereto.

“Intended Tax Treatment” has the meaning specified in Section 2.6.

“Interim Period” has the meaning specified in Section 5.1(a).

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export or transfer of software, information, data, goods and technology, including, but not limited to, the Export Administration Regulations (codified at 15 CFR Parts 730-744); any Laws under the authority of or administered by the United States Department of Commerce’s Bureau of Industry and Security (codified at 15 CFR Parts 700-799); the International Traffic in Arms Regulations (codified at 22 CFR 120 et seq.); Laws under the authority of or administered by the United States Department of State’s Directorate of Defense Trade Controls (codified at 22 CFR, Parts 103, 120-130); customs and import Laws administered by United States Customs and Border Protection (codified at 19 CFR, Parts 1-199); the Arms Export Control Act (codified at 22 USC 2278 et seq.); Laws under the authority of or administered by the United States Department of the Treasury’s Office of Foreign Asset Controls (codified at 31 CFR, Parts 500-599); any other export or import controls administered by any agency of the United States government; the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury; and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an event that materially and adversely affects the business, assets, results of operations or financial condition of the UAM Business, taken as a whole, and that was not known and was not reasonably foreseeable to Zanite as of the date hereof (or the consequences of which were not reasonably foreseeable to Zanite as of the date hereof), and that becomes known to Zanite after the date of this Agreement, but specifically excluding (and none of the following shall specifically be taken into account in determining whether or not such an event has occurred), in each case, any Event that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (other than the Business Combination effectuated by this Agreement); provided, however, that no event, change, effect, development, state of facts, circumstance, condition or occurrence that would fall within clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (x) to the definition of “UAM Material Adverse Effect” (other than as contemplated by (A) the language in parenthesis in clause (v), (B) the proviso in clause (viii) and (C) the final proviso, in each case, in the definition of UAM Material Adverse Effect) shall be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Intervening Event Notice” has the meaning specified in Section 7.2(b)(ii).

“Intervening Event Notice Period” has the meaning specified in Section 7.2(b)(ii).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” means any and all technology devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines and all other information or operational technology, telecommunications or data processing assets, facilities, systems services or equipment.

“JOBS Act” has the meaning specified in Section 4.7(a).

“Joint Nominee” has the meaning specified in Section 7.8(a)(iii).

“Knowledge of Embraer” means the actual knowledge, following reasonable inquiry by such individual of the employees that report directly to such individual, of the individuals identified on Annex A.

“Knowledge of Zanite” means the actual knowledge, following reasonable inquiry by such individual of the employees that report directly to such individual, of the individuals identified on Annex B.

“Labor Organization” has the meaning specified in Section 3.13(a).

“Law” means any statute, act, law, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or the Brazilian Subsidiary as of the date hereof or upon consummation of the Pre-Closing Restructuring.

“Legal Proceedings” has the meaning specified in Section 3.9.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, rights of first refusal, rights of first offer, easements, covenants, rights-of-way, rights of priority, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Master Agreements” means the Embraer Master Agreement, the Atech Master Agreement, the Brazilian Subsidiary Master Agreement and the Shared Services Agreement.

“Multiemployer Plan” has the meaning specified in Section 3.12(d).

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“New Warrants” has the meaning specified in the Recitals hereto.

“Non-U.S. Benefit Plan” means any Benefit Plan that is maintained outside of the United States primarily for the benefit of any current or former director, officer, worker, employee or individual independent contractor working outside of the United States.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. Open Source Licenses include licenses with Copyleft Terms.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern(s) its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and bylaws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation and the “Organizational Documents” of an exempted company are its memorandum and articles of association.

“Organizational Documents Proposal” has the meaning specified in Section 7.2(b)(ii).

“Original RRA” has the meaning specified in the Recitals hereto.

“Out-Of-Scope Businesses” means any of the following applications or uses whether or not in connection with eVTOL: crop dusting, defense or security businesses.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning specified in Section 5.3.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances of record that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens arising in the ordinary course that do not, individually or in the aggregate, materially and adversely impair the present use, occupancy or value of the Transferred Assets or the assets of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of any Zanite Class A Common Stock, warrants or other securities pursuant to the Subscription Agreements and any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate proceeds received by Zanite for the shares issued in the PIPE Investment prior to or substantially concurrently with Closing.

“PIPE Investors” has the meaning specified in the Recitals hereto and shall include, for the avoidance of doubt, investors that are party to any Additional Subscription Agreements.

“Pre-Closing Restructuring” has the meaning specified in Section 7.3.

“Pre-Closing Tax Period” shall mean all taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Stock Sale” has the meaning specified in the Recitals.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 3.17(a).

“Proxy Statement” has the meaning specified in Section 7.2(a)(i).

“Real Property Leases” has the meaning specified in Section 3.15(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Regulatory Filings” has the meaning specified in Section 7.1(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Required Zanite Stockholder Approval” means the approval of the BCA Proposal, the Organizational Documents Proposal, the Share Issuance Proposal and the Board Election Proposal by the affirmative vote of holders of the requisite number of outstanding shares of Zanite Common Stock entitled to vote on such matter, in accordance with Zanite’s Organizational Documents and applicable Law.

“Restricted Businesses” has the meaning specified in Section 7.14(b)(i).

“Restricted Period” has the meaning specified in Section 7.14(a).

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person who is the target of any sanctions administered or enforced by the (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States, including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, and the United States Department of State, (ii) the European Union or any European Union member state, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury of the United Kingdom or (v) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Issuance Proposal” has the meaning specified in Section 7.2(b)(ii).

“Shared Services Agreement” has the meaning specified in the Recitals hereto.

“Skadden” has the meaning specified in Section 10.18(b).

“Skadden Privileged Communications” has the meaning specified in Section 10.18(b).

“Software” shall mean any and all computer programs, applications, middleware, firmware, microcode and other software, including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms and higher-level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto.

“Sponsor” means Zanite Sponsor LLC, a Delaware limited liability company.

“Sponsor Nominee” has the meaning specified in Section 7.8(a)(i).

“Sponsor PIPE Investor” means a PIPE Investor that is the Sponsor and/or an Affiliate of the Sponsor to whom the Sponsor’s Subscription Agreement is totally or partially assigned in accordance with its terms after the date of this Agreement.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Zanite, Embraer, EAH and certain other parties thereto, as amended or modified from time to time.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Strategic Investors” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Proceeding” means any audit, examination, contest, litigation or other Legal Proceeding with or against any Governmental Authority relating to Taxes.

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto, and shall include any liability for such amounts as a result of (A) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (B) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Terminating Embraer Breach” has the meaning specified in Section 9.1(f).

“Terminating Zanite Breach” has the meaning specified in Section 9.1(g).

“Title IV Plan” has the meaning specified in Section 3.12(d).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Proposals” has the meaning specified in Section 7.2(b)(ii).

“Transactions” means, collectively, the Pre-Closing Restructuring, the PIPE Investment, the Equity Exchange, the Preferred Stock Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 7.5(a).

“Transferred Assets” means the assets and properties related to the UAM Business to be transferred by Embraer or one of its Subsidiaries (other than the Company and the Brazilian Subsidiary) to the Company or one of its Subsidiaries pursuant to the Contribution Agreement, which assets and properties are set forth on Section 1.1(a) of the Company Disclosure Letter.

“Transferred Company Units” has the meaning specified in the Recitals hereto.

“Transferring UAM Benefit Plan” means UAM Benefit Plans that, as of the Closing Date, will be sponsored by the Company or any of its Subsidiaries and that are designated as such on Section 3.12(a) of the Company Disclosure Letter.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 4.9.

“Trustee” has the meaning specified in Section 4.9.

“UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, that involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

“UAM Benefit Plan” means a Benefit Plan (a) that is sponsored, maintained or contributed to, or is required to be contributed to, by Embraer or any of its Subsidiaries (including the Company) for the benefit of any UAM Business Employee or his or her dependents or beneficiaries or (b) with respect to which the Company has or would reasonably be expected to have any liabilities and obligations.

“UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, the Company or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

“UAM Business Employee” means an employee of the Company or any of its Subsidiaries immediately following the Pre-Closing Restructuring. Such individuals are set forth on Section 1.1(b) of the Company Disclosure Letter, which such Section of the Company Disclosure Letter shall be updated by Embraer as necessary prior to the Effective Time to reflect ordinary course changes in employment (including hires to fill open positions) to the extent permitted pursuant Section 5.1(a) to of this Agreement.

“UAM Business IT Systems” shall mean all IT Systems owned, leased, outsourced or licensed by Embraer or one of its Subsidiaries to process, store, maintain, back up or operate data, information and functions that are primarily used (or primarily held for use) in connection with or primarily related to the UAM Business.

“UAM Business Licensed IP” means any and all Intellectual Property owned by a third Person that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business that is licensed to Embraer or one of its Subsidiaries pursuant to a written Contract that will be transferred to (and assumed by) the Company or the Brazilian Subsidiary pursuant to the Contribution Agreement.

“UAM Business Owned IP” means, collectively, any and all rights, title and interest in or to all Intellectual Property to the extent owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement or the execution date of the Contribution Agreement and that is set forth on Section 1.1(a) of the Company Disclosure Letter.

“UAM Financial Statements” means the unaudited carve-out balance sheet of the UAM Business as of December 31, 2020 and 2019, and related income statements, statements of comprehensive income, changes in stockholders’ equity and statements of cash flows of the UAM Business as of and for each of the years ended December 31, 2020 and 2019, in each case, which have been prepared on a carve-out basis from the audited consolidated financial statements of Embraer to represent the performance and financial position of the UAM Business for each of the years ended December 31, 2020 and 2019, and as at December 31, 2020 and 2019 (together with the notes, if any, relating thereto), and the unaudited condensed combined carve-out balance sheet of the UAM Business as of September 30, 2021, and related condensed combined statements of operations, statements of other comprehensive loss, statements of net parent equity and statements of cash flows of the UAM Business for the nine month period ended September 30, 2021.

“UAM Material Adverse Effect” means, with respect to the UAM Business, the Company or the Brazilian Subsidiary, any event, development, occurrence, effect, state of facts, change or circumstance (collectively, “Events”) that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets (including the Transferred Assets), results of operations or financial condition of the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole; or (B) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Embraer, EAH or the Company to consummate the Transactions; provided, however, that for purposes of clause (A) hereof, in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “UAM Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States or Brazil, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States, Brazil or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Brazil or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Brazil or any other country and changes in exchange rates for the currencies of any countries, (iv) any change in applicable Laws, including the introduction of new Laws regulating the UAM Business, or GAAP or any interpretation thereof, in each case following the date of this Agreement, (v) the taking of any action or inaction expressly required by this Agreement (other than Embraer’s, EAH’s or the Company’s compliance with Section 5.1), (vi) any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing, (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing, (viii) any failure of the UAM Business or the Company to meet any projections or forecasts (provided that this clause (viii) shall not prevent a determination that any Event not otherwise excluded from this definition of UAM Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a UAM Material Adverse Effect), (ix) any Events generally applicable to the industries or markets in which the UAM Business or the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (x) the execution or public announcement of this Agreement and pendency or consummation of the Transactions, including by reason of the identity of Zanite as a party to this Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the UAM Business, (xi) any Event (to the extent specifically disclosed) set forth on the Company Disclosure Letter; provided that this clause (xi) shall not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Company Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Company Disclosure Letter constitutes a UAM Material Adverse Effect, (xii) any crash, in-flight accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by the Company or any of its Affiliates or at the direction of the Company or any of its Affiliates or (xiii) any action or inaction taken by, or at the written request or with the written approval or consent of, Zanite; provided, further, that any Event referred to in clauses (i) through (iv), (vi), (vii) or (ix) above may be taken into account in determining if a UAM Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets (including the Transferred Assets), results of operations or financial condition of the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case relative to similarly situated companies in the industry of the UAM Business or the Company and its Subsidiaries, respectively, but only to the extent of such disproportionate effect on the UAM Business or the Company and its Subsidiaries, respectively, taken as a whole.

“UAM Registered Intellectual Property” has the meaning specified in Section 3.16(a).

“UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for the avoidance of doubt does not include general air traffic management systems.

“Unaffiliated Investor” has the meaning specified in the Recitals hereto.

“U.S.” means the United States of America.

“White & Case” has the meaning specified in Section 10.18(a).

“White & Case Privileged Communications” has the meaning specified in Section 10.18(a).

“Working Capital Loans” means any loan made to Zanite by any of the Sponsor, an Affiliate of the Sponsor, or any of Zanite’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Zanite” has the meaning specified in the Preamble hereto.

“Zanite 10-K/A” has the meaning specified in Section 4.6.

“Zanite Accounting Matters” has the meaning specified in Section 4.6.

“Zanite Benefit Plan” means a Benefit Plan (a) that is sponsored, maintained or contributed to, or is required to be contributed to, by Zanite or any of its Subsidiaries (including the Company) for the benefit of any current or former director, manager, officer, or employee of Zanite, or his or her dependents or beneficiaries or (b) with respect to which Zanite has or would reasonably be expected to have any liabilities and obligations.

“Zanite Board” means the Board of Directors of Zanite.

“Zanite Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Zanite.

“Zanite Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of Zanite.

“Zanite Common Stock” means (a), prior to the Closing, Zanite Class A Common Stock and Zanite Class B Common Stock and (b), from and after the Closing following the filing of the Amended and Restated Zanite Organizational Documents, shares of common stock, par value $0.0001 per share, of Zanite.

“Zanite Cure Period” has the meaning specified in Section 9.1(g).

“Zanite Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Zanite Employees” has the meaning specified in Section 4.19.

“Zanite Equity Plan” has the meaning specified in Section 7.10(a).

“Zanite Exchange Stock” has the meaning specified in Section 2.1(a).

“Zanite Financial Statements” has the meaning specified in Section 4.7(d).

“Zanite Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.14 (Capitalization of Zanite) and Section 4.15 (Brokers’ Fees).

“Zanite Group” has the meaning specified in Section 10.18(a).

“Zanite Material Adverse Effect” means with respect to Zanite, any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, results of operations or financial condition of Zanite, taken as a whole; or (B) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Zanite to consummate the Transactions; provided, however, that for purposes of clause (A) hereof, in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Zanite Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) any change in applicable Laws, including the introduction of new Laws regulating the business of Zanite, or GAAP or any interpretation thereof, in each case following the date of this Agreement, (v) the taking of any action or inaction expressly required by this Agreement (other than Zanite’s compliance with Section 6.3), (vi) any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing, (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing, (viii) the execution or public announcement of this Agreement and pendency or consummation of the Transactions, including by reason of the identity of Embraer, EAH or the Company as a Party to this Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Zanite, (ix) any Event (to the extent specifically disclosed) set forth on the Zanite Disclosure Letter, provided that this clause (ix) shall not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Zanite Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Zanite Disclosure Letter constitutes a Zanite Material Adverse Effect, or (x) any action or inaction taken by, or at the written request or with the written approval or consent of, Embraer, EAH or the Company.

“Zanite Nasdaq Notice” has the meaning specified in Section 4.7(c)

“Zanite Private Placement Warrant” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor.

“Zanite Prospectus” has the meaning specified in Section 10.1.

“Zanite Public Warrant” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Zanite’s initial public offering.

“Zanite Q1 2021 10-Q” has the meaning specified in Section 4.6

“Zanite Restricted Business” has the meaning specified in Section 7.14(b)(i).

“Zanite SEC Filings” has the meaning specified in Section 4.6.

“Zanite Securities” has the meaning specified in Section 4.14(a).

“Zanite Share Redemption” means the election of an eligible (as determined in accordance with Zanite’s Organizational Documents) holder of Zanite Class A Common Stock to redeem all or a portion of the shares of

Zanite Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Zanite’s Organizational Documents) in connection with the Transaction Proposals.

“Zanite Share Redemption Amount” means the aggregate amount payable with respect to all Zanite Share Redemptions.

“Zanite Stockholder Approval” means the approval of the Transaction Proposals, at Zanite Stockholders’ Meeting where a quorum is present, (a) in the case of the Organizational Documents Proposal, by the affirmative vote of holders of a majority of the outstanding shares of Zanite Common Stock entitled to vote on such matter and (b) in the case of each of the other Transaction Proposals, by the affirmative vote of the holders of at least a majority of the votes cast by the stockholders of Zanite present in person or represented by proxy at Zanite Stockholders’ Meeting.

“Zanite Stockholders” means the stockholders of Zanite as of the relevant time period (as the context requires) prior to the Closing.

“Zanite Stockholders’ Meeting” has the meaning specified in Section 7.2(b)(i).

“Zanite Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, Zanite or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, the consummation of the Transactions (including due diligence), Zanite’s or any of its Subsidiaries’ pursuit of the Transactions, Zanite’s initial public offering (including any deferred underwriting fees) or Zanite’s pursuit of a Business Combination, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions; (c) any and all filing fees payable by Zanite or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions; (d) subject to the dollar amount limit set forth in Section 6.3(a)(viii), amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by Zanite or any of its Subsidiaries to any Affiliate of Zanite or any of its Subsidiaries in connection with the consummation of the Transactions; and (e) all fees, costs and expenses paid or payable pursuant to the directors’ and officers’ liability insurance described in Section 7.9(b). Zanite Transaction Expenses shall not include any fees and expenses of Zanite Stockholders or (for the avoidance of doubt, without limiting clause (d) in this definition) any fees and expenses paid or payable with the proceeds of Working Capital Loans made by the Sponsor in accordance with Section 6.3(a)(viii).

“Zanite Units” means a unit of Zanite, each consisting of one share of Zanite Class A Common Stock and one-half of one Zanite Warrant.

“Zanite Warrant Agreement” means the Warrant Agreement, dated as of November 16, 2020, between Zanite and Continental Stock Transfer & Trust Company, as warrant agent.

“Zanite Warrants” means Zanite Public Warrants, the Zanite Private Placement Warrants and the Zanite Working Capital Warrants.

“Zanite Working Capital Warrants” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor or an Affiliate of the Sponsor or Zanite’s officers and directors in connection with a Working Capital Loan.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Exhibit or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; (ix) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were (A) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (B) if applicable, available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

(b) Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined (excluding any agreements, documents or instruments disclosed in the Disclosure Letters) mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) For the avoidance of doubt, the Pre-Closing Restructuring shall be effected solely pursuant to the actions set forth in Section 7.3 of the Company Disclosure Letter (as may be modified in accordance with the terms and conditions of Section 7.3) and not pursuant to any other Section of this Agreement or the Company Disclosure Letter.

ARTICLE II

THE EQUITY EXCHANGE; CLOSING

Section 2.1. The Equity Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, EAH shall, as the sole beneficial and record holder of all of the issued and outstanding equity interests of the Company at the

Closing (being the Transferred Company Units), sell, transfer, convey, assign and deliver to Zanite, and Zanite shall purchase and accept from EAH, all of the Transferred Company Units, free and clear of all Liens (other than Liens arising out of the ownership of the Transferred Company Units by Zanite or Liens under any applicable securities related Law or the Company’s Organizational Documents), and, in exchange therefor, Zanite shall issue and deliver to EAH 220,000,000 newly issued, fully paid and non-assessable shares of Zanite Common Stock (the “Zanite Exchange Stock”), free and clear of all Liens (other than Liens arising out of the ownership of the Zanite Exchange Stock by EAH or Liens under any applicable securities related Law, the Registration Rights Agreement or the Amended and Restated Zanite Organizational Documents).

(b) Upon consummation of the Equity Exchange, the Company shall become a direct wholly owned subsidiary of Zanite.

Section 2.2. Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the consummation of the PIPE Investment and the closing of the Equity Exchange (the “Closing”) shall take place by electronic delivery of documents (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Parties on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the time on which the Closing actually occurs is referred to in this Agreement as the “Effective Time.”

Section 2.3. Closing Deliverables; Closing Transactions.

(a) At the Closing, Embraer, EAH and/or the Company will deliver or cause to be delivered:

(i) to Zanite, an assignment agreement with respect to the transfer of all of the Transferred Company Units, duly executed by EAH and in customary form and substance reasonably satisfactory to Zanite and EAH;

(ii) to Zanite, a certificate duly signed by an authorized officer of Embraer, EAH and the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(iii) to Zanite, the Registration Rights Agreement, duly executed by EAH;

(iv) to Zanite, the Stockholders Agreement, duly executed by EAH;

(v) to Zanite, the Embraer Master Agreement, duly executed by Embraer and the Company; the Atech Master Agreement, duly executed by Atech and the Company; the Brazilian Subsidiary Master Agreement, duly executed by the Company and the Brazilian Subsidiary; the Shared Services Agreement, duly executed by Embraer, EAH, the Brazilian Subsidiary and the Company; and the Data Access Agreement, duly executed by the Company, Embraer and the Brazilian Subsidiary, including, in each case of the foregoing, all amendments and supplements thereto, each of which agreements shall continue to be in full force and effect and shall not have been repudiated or terminated;

(vi) to Zanite, the Contribution Agreement and the Conveyance and Assumption Instruments (as defined in the Contribution Agreement), duly executed by the Company, Embraer, EAH and/or the other parties thereto, as applicable, including, in each case of the foregoing, all amendments and supplements thereto, each of which agreements shall continue to be in full force and effect and shall not have been repudiated or terminated;

(vii) to Zanite, evidence, in a form reasonably satisfactory to Zanite, that the Pre-Closing Restructuring has been completed in all material respects prior to the Closing in accordance with the terms of this Agreement (including Section 7.3 of the Company Disclosure Letter) and the Contribution Agreement;

(viii) to Zanite, the Tax Receivable Agreement, duly executed by Embraer and EAH, in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer); and

(ix) to Zanite, a properly completed IRS Form W-9 from EAH.

(b) At the Closing, Zanite will deliver or cause to be delivered:

(i) to EAH, all of the Zanite Exchange Stock;

(ii) to EAH, a certificate duly signed by an authorized officer of Zanite, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been fulfilled;

(iii) to EAH, the Stockholders Agreement, duly executed by Zanite and the Sponsor;

(iv) to EAH, the Registration Rights Agreement, duly executed by duly authorized representatives of the Sponsor, Zanite and the other parties thereto (other than EAH and Embraer);

(v) to EAH, the written resignations of all of the directors and officers of Zanite (other than those Persons identified as the initial directors and officers, respectively, of Zanite after the Closing, in accordance with the provisions of Section 2.5 and Section 7.8), effective as of, and subject to, the Closing;

(vi) to EAH, copies of the Amended and Restated Zanite Organizational Documents in the form attached hereto as Exhibit A-1 and Exhibit A-2 (with such changes as may be mutually agreed in writing by Zanite and Embraer); and

(vii) to Embraer and EAH, the Tax Receivable Agreement, duly executed by Zanite, in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer).

(c) On the Closing Date, concurrently with the Equity Exchange, Zanite shall:

(i) make, or cause to be made, any payments to the Zanite Stockholders required to be made by Zanite in connection with the Zanite Share Redemption; and

(ii) (A) pay or cause to be paid by wire transfer of immediately available funds, (x) all accrued and unpaid Zanite Transaction Expenses as set forth on a written statement to be delivered by or on behalf of Zanite to the Company not less than two (2) Business Days prior to the Closing Date and (y) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered by or on behalf of the Company to Zanite not less than two (2) Business Days prior to the Closing Date, in each case of clauses (x) and (y), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or the Brazilian Subsidiary shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s or the Brazilian Subsidiary’s payroll, as applicable; and (B) pay or cause to be paid by wire transfer of available funds to EAH, an amount equal to all Company Transaction Expenses paid by Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) as set forth on a written statement to be delivered by or on behalf of Embraer to Zanite not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof together with corresponding invoices for the foregoing.

Section 2.4. Organizational Documents.

(a) The limited liability company agreement of the Company in effect immediately prior to the Closing Date shall remain the limited liability company agreement of the Company until thereafter amended as provided therein and under the Delaware Limited Liability Company Act.

(b) At the Closing, Zanite shall amend and restate the certificate of incorporation and bylaws of Zanite to read the same as the form attached as Exhibit A-1 and Exhibit A-2 hereto, respectively (with such changes as may be mutually agreed in writing by Zanite and Embraer) (collectively, the “Amended and Restated Zanite Organizational Documents”), which shall be the certificate of incorporation and bylaws of Zanite from and after the Closing, until thereafter amended as provided therein and under the DGCL.

Section 2.5. Directors and Officers.

(a) The members of the board of managers and the officers of the Company as of immediately prior to the Closing Date shall remain the members of the board of managers and the officers, respectively, of the Company from and after the Closing Date, each to hold office in accordance with the Organizational Documents of the Company.

(b) The Parties shall take all actions necessary to ensure that, from and after the Closing, the Persons identified as the initial post-Closing directors and officers of Zanite in accordance with the provisions of Section 7.8 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.5 of the Company Disclosure Letter), respectively, of Zanite, each to hold office in accordance with the Amended and Restated Zanite Organizational Documents.

Section 2.6. Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the transfer of Company Units to EAH is intended to be integrated with the Preferred Stock Sale and, accordingly, the transfer of Company Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code (the “Intended Tax Treatment”). Each Party shall, to the extent such Party is required under applicable Law, file all applicable U.S. federal and state income Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or analogous provisions of state law). From and after the date of this Agreement, each Party shall use its best efforts to cause the transfer of Company Units to EAH to qualify for the Intended Tax Treatment, and will not knowingly take any action, knowingly cause any action to be taken, knowingly fail to take any action or knowingly cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment. Embraer and EAH shall provide Zanite with an opportunity to review the documentation related to the Preferred Stock Sale and shall reasonably consider any comments provided by Zanite to such documentation. Following the Closing, each Party shall use its best efforts to cause the transfer of Company Units to EAH to qualify for the Intended Tax Treatment, and will not knowingly take any action, knowingly cause any action to be taken, knowingly fail to take any action or knowingly cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment.

Section 2.7. Withholding. Notwithstanding any other provision to this Agreement, Zanite, Embraer, EAH, the Company and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Zanite, Embraer, EAH, the Company or their respective Affiliates or other Persons making payments on their behalf, as applicable). Notwithstanding the foregoing, the Parties agree that, under applicable Law currently in effect as of the date of this Agreement, if EAH provides a properly completed IRS Form W-9, no amounts are required to be withheld from any consideration payable in cash or otherwise pursuant to this Agreement to EAH and no amounts will be withheld unless otherwise required pursuant to a change in applicable Law after the date of this Agreement. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), as reasonably requested by the relevant Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMBRAER

Except as set forth in the disclosure letter delivered to Zanite by Embraer on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article III), each of Embraer, EAH and the Company represents and warrants to Zanite as follows:

Section 3.1. Organization. Each of Embraer, EAH and the Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Embraer, EAH and the Company has the requisite company, limited liability company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted or as proposed to be conducted immediately following the Pre-Closing Restructuring. Embraer has made available to Zanite true, correct and complete copies of the Organizational Documents of each of Embraer, EAH and the Company, as amended and in effect on the date of this Agreement. Each of Embraer, EAH and the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property (including the applicable Transferred Assets upon the Pre-Closing Restructuring) or the character of its activities (including activities related to the UAM Business) is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.2. Subsidiaries. The Company does not have any Subsidiaries other than the Brazilian Subsidiary. The Brazilian Subsidiary has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization. The Brazilian Subsidiary has the requisite limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted or as proposed to be conducted immediately following the Pre-Closing Restructuring. True, correct and complete copies of the Organizational Documents of the Brazilian Subsidiary, as amended and in effect on the date of this Agreement, have been previously made available to Zanite by or on behalf of the Company. The Brazilian Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property (including the applicable Transferred Assets upon the Pre-Closing Restructuring) or the character of its activities (including activities related to the UAM Business) is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.3. Due Authorization.

(a) Each of Embraer, EAH, the Company and the Brazilian Subsidiary has all requisite corporate, company or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder (including the Pre-Closing Restructuring). The execution and delivery of this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party and the consummation or performance of the Transactions have been duly and validly authorized and approved by each of the Boards of Directors or Board of Managers, as applicable, of Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, and no other company, corporate or limited liability company proceeding on the part of Embraer, EAH, the Company or the Brazilian Subsidiary is necessary to authorize this Agreement, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party, or the Transactions. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party will be, duly and validly executed and delivered by Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party will constitute, a legal, valid and binding obligation of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, enforceable against Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Boards of Directors or Board of Managers, as applicable, of each of Embraer, EAH, the Company and the Brazilian Subsidiary have duly adopted resolutions (i) determining that this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, is a party and the Transactions are advisable and fair to, and in the best interests of, Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, and their respective equityholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, of this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, is a party and the Transactions. No other corporate or company action is required on the part of each of Embraer, EAH, the Company or the Brazilian Subsidiary or any of their respective equityholders to enter into this Agreement or the Ancillary Agreements or to approve the Transactions.

Section 3.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5, the execution and delivery by each of Embraer, EAH or the Company of this Agreement, and the execution and delivery by each of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, of the Ancillary Agreements to which the Embraer, EAH, Company or the Brazilian Subsidiary, as applicable, is a party and the consummation or performance of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.11(a), or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than any Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries (including the Transferred Assets), except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a UAM Material Adverse Effect.

Section 3.5. Governmental Authorities; Consents. Except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the

Company and its Subsidiaries, taken as a whole, (iii) applicable requirements for securities Laws or (iv) as may be necessary as a result of any facts or circumstances relating solely to Zanite, and assuming the truth and completeness of the representations and warranties of Zanite contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Embraer, EAH, the Company or the Brazilian Subsidiary with respect to Embraer’s, EAH’s, the Company’s or the Brazilian Subsidiary’s, as applicable, execution or delivery of this Agreement and the Ancillary Agreements they are party to or the consummation or performance by Embraer, EAH, the Company or the Brazilian Subsidiary of the Transactions.

Section 3.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized limited liability company interests of the Company consist of an unlimited number of Company Units, of which 1,100 are issued and outstanding and owned by EAH as sole record and beneficial owner, and there are no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately prior to the consummation of the Equity Exchange, the authorized limited liability company interests of the Company will consist of an unlimited number of shares of Company Units, of which 1,100 Company Units (being the Transferred Company Units) will be issued and outstanding, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately prior to the Equity Exchange, EAH shall remain the sole record and beneficial owner of the Transferred Company Units, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately following the Equity Exchange, Zanite shall be the sole record and beneficial owner of the Transferred Company Units, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued in compliance in all material respects with the Organizational Documents of the Company and applicable Law; and (iii) are free and clear of any Liens (other than being subject to transfer restrictions under any applicable securities related Laws or under the Company’s Organizational Documents).

(b) All of the issued and outstanding limited liability company interests of the Brazilian Subsidiary are owned directly by the Company.

(c) Other than pursuant to this Agreement or the Contribution Agreement, neither the Company nor the Brazilian Subsidiary has granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Units or limited liability company interests of the Brazilian Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of, the Company or the Brazilian Subsidiary or the value of which is determined by reference to Company Units or other equity interests of the Company or the Brazilian Subsidiary, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company or the Brazilian Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any Company Units or other equity interests of the Company or the Brazilian Subsidiary.

Section 3.7. Financial Statements.

(a) The UAM Financial Statements (i) have been prepared from the books and records of Embraer, (ii) present fairly, in all material respects, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject, in the case of any financial statements as of and for the nine month period ended September 30, 2021, to normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), and (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any financial statements as of and for the nine month period ended September 30, 2021, the absence of footnotes or the inclusion of limited footnotes). True, correct and complete copies of the UAM Financial Statements are set forth on Section 3.7(a) of the Company Disclosure Letter.

(b) The PCAOB Financial Statement, when delivered in accordance with Section 6.3, shall (i) have been prepared from the books and records of Embraer and be complete and accurate, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the UAM Business as of the dates and for the periods indicated, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject to, in the case of any unaudited financial statements, normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated therein or in the notes thereto and, in the case of any unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iv) solely in the case of any audited financial statements, have been audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements.

(c) The UAM Financial Statements are qualified by the fact that the UAM Business has not operated as a separate “stand alone” entity within Embraer. As a result, the UAM Business received certain allocated charges and credits as discussed more fully in the notes accompanying the UAM Financial Statements. Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the UAM Business would incur on a stand-alone basis.

(d) None of Embraer, the Company, nor the Brazilian Subsidiary has identified or been made aware of (and to the Knowledge of Embraer, none of their employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or the Brazilian Subsidiary or, solely to the extent relevant to the preparation of the UAM Financial Statements, Embraer, (ii) any fraud, whether or not material, that involves the Company or the Brazilian Subsidiary or any of their management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or the Brazilian Subsidiary or, solely to the extent relevant to the preparation of the UAM Financial Statements, Embraer or any of its management or other employees who have a role in the preparation of the UAM Financial Statements, or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8. No Undisclosed Liabilities. None of the UAM Business, the Company nor the Brazilian Subsidiary has any liability, obligation, claim or judgment, except for those liabilities, obligations, claims or judgement (a) reflected or reserved for on the UAM Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the UAM Financial Statements, (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (d) that will be discharged or paid off prior to or at the Closing or (e) which would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.9. Litigation and Proceedings. (a) There are no pending or, to the Knowledge of Embraer, threatened, lawsuits, actions, inquiries, investigations, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company, the Brazilian Subsidiary or the Transferred Assets or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or one of its Subsidiaries, or, to the Knowledge of Embraer, any of the Company’s or the Brazilian Subsidiary’s directors, managers, officers or employees (in each case, in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon the Transferred Assets, the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or one of its Subsidiaries, nor are any properties or assets of the Company, the Brazilian Subsidiary or the Transferred Assets, bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not have a UAM Material Adverse Effect. For the avoidance of doubt, references in the immediately foregoing sentence to Legal Proceedings against or Governmental Orders imposed upon Embraer or one of its Subsidiaries shall include Legal Proceedings against or Governmental Orders imposed upon the UAM Business to the extent such Legal Proceedings or Governmental Orders primarily involve, or materially and adversely affect, the UAM Business.

Section 3.10. Legal Compliance.

(a) (A) Neither the Company nor the Brazilian Subsidiary is, or has been, in violation of any Laws, except as such violation would not be material to the Company and the Brazilian Subsidiary, taken as a whole, and (B) solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, neither Embraer nor any of its other Subsidiaries, is, or for the past three (3) years has been, in violation of any Laws applicable to the UAM Business or the Transferred Assets, except as such violation would not have a UAM Material Adverse Effect.

(b) Embraer or one of its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) holds all Licenses necessary under applicable Laws for the conduct of the UAM Business as currently conducted and to own, lease or operate the assets or properties of the UAM Business (including the Transferred Assets) (which Licenses are valid and in full force and effect) and are, and for the past three (3) years have been, in compliance with the terms of such Licenses, except as would not have a UAM Material Adverse Effect. The Company and the Brazilian Subsidiary holds all Licenses necessary under applicable Laws for the conduct of their respective business as currently conducted (which, for the avoidance of doubt, does not include the UAM Business and which instead is addressed by the following sentence) and to own, lease or operate their respective assets or properties (which, for the avoidance of doubt, does not include the Transferred Assets and which instead is addressed by the following sentence) (in each case, which Licenses are valid and in full force and effect) and are, and since their respective incorporation, organization or formation have been, in compliance with the terms of such Licenses, except as would not have a UAM Material Adverse Effect. Immediately following the Pre-Closing Restructuring and at the Closing, the Company or one of its Subsidiaries shall hold all Licenses necessary under applicable Laws for the conduct of the UAM Business and to own, lease or operate the Transferred Assets (which Licenses will be valid and in full force and effect as of the Pre-Closing Restructuring and as of the Closing).

(c) For the past three (3) years, none of Embraer or any of its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) or, to the Knowledge of Embraer, any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a UAM Material Adverse Effect. None of the Company or any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a UAM Material Adverse Effect.

(d) Embraer, or any of its Subsidiaries solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, has not received any adverse ruling or rejection from the Aviation Administrations or any other national aviation authority which would be, or would reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(e) Embraer maintains for itself and its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) internal controls reasonably designed to assure reasonable compliance with applicable Laws.

Section 3.11. Contracts; No Defaults.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of (i) each Contract that will be a Transferred Asset or (ii) each Contract to which the Company or the Brazilian Subsidiary is a party to or is bound as of the date hereof, or will be a party to or bound upon consummation of the Pre-Closing Restructuring, other than any UAM Benefit Plan, in the case of clause (i) and (ii) that is, or is reasonably expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole. True, correct and complete copies of the Contracts listed on Section 3.11(a) of the Company Disclosure Letter have previously been delivered to or made available to Zanite or its agents or representatives, together with all amendments thereto.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 3.11(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent (or will represent upon consummation of the Pre-Closing Restructuring) the legal, valid and binding obligations of the Company or the Brazilian Subsidiary party thereto and, to the Knowledge of Embraer, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a UAM Material Adverse Effect, (x) Embraer or one of its Subsidiaries, as applicable, (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) has performed in all respects all respective obligations required to be performed by it under such Contracts listed pursuant to Section 3.11(a), and none of Embraer or any of its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), nor, to the Knowledge of Embraer, any other party thereto is in breach of or default under any such Contract, (y) as of the date hereof or in the twenty-four (24) months prior to the date hereof, none of Embraer or its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) has received any written claim or written notice of termination or breach of or a default under any such Contract, and (z) to the Knowledge of Embraer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by Embraer or one of its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) or, to the Knowledge of Embraer, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 3.12. UAM Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material UAM Benefit Plan and each material Transferring UAM Benefit Plan, and with respect to each UAM Benefit Plan or Transferring UAM Benefit Plan that is a Non-U.S. Benefit Plan specifies in a parenthetical the applicable jurisdiction to which such UAM Benefit Plan pertains. With respect to each material UAM Benefit Plan, Embraer has made available to Zanite, to the extent applicable, true, complete and correct copies of (A) such UAM Benefit Plan, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles (or, if not written a written summary of its material terms) and (B) the most recent summary plan description, including any summary of material modifications. With respect to each material Transferring UAM Benefit Plan, Embraer has made available to Zanite, to the extent applicable, true, complete and correct copies of (i) the most recent IRS determination or opinion letter, (ii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (iii) any material non-routine correspondence with any Governmental Authority regarding any Transferring UAM Benefit Plan during the past three (3) years.

(b) Except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, or the UAM Business, taken as a whole, (i) each UAM Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any UAM Benefit Plan have been made and all obligations in respect of each UAM Benefit Plan have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such UAM Benefit Plan. Each UAM Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Embraer, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such UAM Benefit Plan.

(c) All UAM Benefit Plans that are Non-U.S. Benefit Plans comply in all material respects with all applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of Embraer, threatened material litigation relating to any such Non-U.S. Benefit Plan.

(d) (i) No UAM Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), (ii) neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, (A) a Multiemployer Plan, (B) Title IV Plan, (C) a “funded welfare plan” within the meaning of Section 419 of the Code, (D) a “multiple employer plan” as defined in Section 413(c) of the Code, or (E) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years, and (iii) neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(e) With respect to each UAM Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Embraer, threatened, and to the Knowledge of Embraer, in each case, except as would not individually or in the aggregate reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(f) No UAM Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) or for UAM Business Employees or former employees of the UAM Business for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any UAM Business Employee to any severance pay or any other compensation or benefits payable or to be provided by the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law) or any increase in severance pay, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any UAM Business Employee under any UAM Benefit Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any UAM Benefit Plan, (iv) otherwise give rise to any material liability under any UAM Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any UAM Benefit Plan on or following the Closing Date. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code payable to any UAM Business Employee. No UAM Benefit Plan provides for a Tax gross-up, or makes whole or similar payment with respect to, or indemnification for, the Taxes imposed under Sections 409A or 4999 of the Code or other Tax on any UAM Business Employee.

Section 3.13. Labor Relations; Employees.

(a) (i) None of Embraer or its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”) covering any UAM Business Employee, (ii) no such Collective Bargaining Agreement is being negotiated by Embraer or any of its Subsidiaries with any Labor Organization, (iii) no UAM Business Employee is represented by any Labor Organization with respect to their employment with Embraer or any of its Subsidiaries, as applicable, and (iv) no Labor Organization has, to the Knowledge of Embraer, requested or made a pending demand for recognition or certification or is seeking to organize or represent any of the UAM Business Employees with respect to their employment with Embraer or any of its Subsidiaries, as applicable.

(b) In the past three (3) years through the date hereof, there has been no actual or, to the Knowledge of Embraer, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute with respect to the UAM Business Employees.

(c) Each of Embraer and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment of the UAM Business Employees, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), occupational safety, child labor, immigration, affirmative action, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not individually or in the aggregate reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(d) In the past three (3) years, none of Embraer or any of its Subsidiaries (in each case, solely to the extent involving any UAM Business Employee) has received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee or any person alleged to be a current or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof, labor or employment relations and practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of Embraer, during the past three (3) years through the date hereof, there have been no employment discrimination or employment sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any UAM Business Employees at the level of Vice President or above. During the past three (3) years through the date hereof, neither Embraer nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any UAM Business Employee at the level of Vice President or above.

Section 3.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or the Brazilian Subsidiary or with respect to the income or operations of the UAM Business or the ownership of the Transferred Assets have been timely filed (taking into account any applicable extensions). Such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes and all income and other material Tax liabilities of, or with respect to, the Company, the Brazilian Subsidiary, the income or operations of the UAM Business, or the ownership of the Transferred Assets that are due and payable (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the UAM Financial Statements have been properly accrued and adequately disclosed on the UAM Financial Statements in accordance with GAAP and (ii) for periods not covered by the UAM Financial Statements have been properly accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.

(c) Each of Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company and the Brazilian Subsidiary has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(d) Each of Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company and the Brazilian Subsidiary has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e) There are no Liens (other than Permitted Liens) for any material Taxes upon the property or assets of the UAM Business.

(f) To the Knowledge of Embraer, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or its other Subsidiaries, has been asserted or assessed within the past three (3) years by any Governmental Authority against Embraer, the Company or the Brazilian Subsidiary that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in the UAM Financial Statements in accordance with GAAP.

(g) (A) Embraer is not currently and has not been within the past three (3) years the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality, which audit or other examination solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets; and (B) to the Knowledge of Embraer, no such audit is contemplated or pending.

(h) There are no ongoing or pending Legal Proceedings against Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company or the Brazilian Subsidiary with respect to any material Taxes due or payable, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, that are due or payable.

(i) Neither the Company nor the Brazilian Subsidiary is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and the Brazilian Subsidiary and customary commercial contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of the Company).

(j) Neither the Company nor the Brazilian Subsidiary has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(l) Neither the Company nor the Brazilian Subsidiary is liable for Taxes of any other Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or otherwise.

(m) Neither the Company nor the Brazilian Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) No written claim has ever been made by any taxing authority in a jurisdiction where Embraer does not file Tax Returns solely with respect to the UAM Business or the Transferred Assets that Embraer is or may be subject to taxation by that jurisdiction with respect to the UAM Business or the Transferred Assets.

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 965 of the Code.

Section 3.15. Real Property.

(a) With respect to each parcel of Leased Real Property, upon consummation of the Pre-Closing Restructuring, except as would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole:

(i) The Company will hold a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Embraer will have made available to Zanite true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases shall have been modified in any respect, except to the extent that such modifications shall have been disclosed by the copies delivered to Zanite.

(iii) No party, other than the Company, will have any right to use or occupy the Leased Real Property or any portion thereof and no portion of the Leased Real Property will have been sublet or sublicensed to any third party.

(b) None of Embraer or any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, except as would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(c) The Company and the Brazilian Subsidiary does not own, and has never owned, any real property. As of the date of this Agreement, neither the Company nor the Brazilian Subsidiary leases or subleases, nor has any of them ever leased or subleased, any real property.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of (i) each item of Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar or social media site and is a UAM Business Owned IP (“UAM Registered Intellectual Property”), specifying as to each item, if applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) material unregistered Trademarks and material unregistered proprietary Software that are UAM Business Owned IP; and (iii) Contracts pursuant to which Embraer or one of its Subsidiaries grants any third party any exclusive license or sublicense under any material UAM Business Owned IP. Embraer or one of its Subsidiaries is the sole and exclusive beneficial and record owner of (and upon Closing, the Company and the Brazilian Subsidiary shall be the sole and exclusive beneficial and (subject to recordation) record owners of) all right, title, and interest in and to all UAM Business Owned IP (including all of the UAM Registered Intellectual Property) and each of Embraer or one of its Subsidiaries owns or has the valid right to use and practice (and upon Closing, the Company and the Brazilian Subsidiary shall own or have the valid right to use and practice) all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the UAM Business, in each case, free and clear of all Liens (other than Permitted Liens). All UAM Registered Intellectual Property is subsisting and, excluding any pending applications included in the UAM Registered Intellectual Property, is valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, Trademark, copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the UAM Registered Intellectual Property.

(b) None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) or the conduct of the UAM Business (including the use of the UAM Business Owned IP thereby and the currently contemplated or proposed products or services, and the creation, licensing, marketing, importation, offering for sale, sale, or use thereof as currently contemplated or proposed) has, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating (and when acting or conducted as currently contemplated or proposed to be acting or conducted following Closing, will not infringe, misappropriate, or otherwise violate) any Intellectual Property of any third Person. There is no Action pending to which the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, to the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) is a named party, or, to the Knowledge of Embraer, threatened in writing, (and none of Embraer or any of its Subsidiaries have received written notice) either (i) alleging any such infringement, misappropriation or other violation of any Intellectual Property of any third Person, or (ii) challenging the scope, validity, patentability, use, ownership, or enforceability of any UAM Business Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of UAM Registered Intellectual Property), and there has not been, within the six (6) years preceding the date of this Agreement, any such Action brought or threatened in writing (or any such written notice).

(c) To the Knowledge of Embraer, no Person is infringing, misappropriating or otherwise violating any UAM Business Owned IP. None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) have initiated any Action or sent to any Person, within the six (6) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging such infringement, misappropriation, or other violation by such third Person of any UAM Business Owned IP or challenging the scope, validity, patentability, use, ownership, or enforceability of any Intellectual Property of such third Person. None of the material UAM Business Owned IP is subject to any pending or outstanding Governmental Order that materially adversely restricts the use, transfer or registration of, or materially adversely affects the validity or enforceability of, any such UAM Business Owned IP.

(d) Each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets included in the UAM Business Owned IP and all other confidential information that is material to the conduct of the UAM Business. To the Knowledge of Embraer, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets or material confidential information to or by any Person in a manner that has resulted or would reasonably be expected to result in the loss of trade secret protection or similar rights in and to such information.

(e) To the Knowledge of Embraer, no current or former director, officer or employee of Embraer or any of its Subsidiaries has any ownership interest in any material UAM Business Owned IP. Each of the past and present directors, officers, employees, consultants and independent contractors of Embraer or any of its Subsidiaries who are or were engaged in creating or developing any UAM Business Owned IP has executed and delivered a written agreement, pursuant to which such Person has (or by operation of Law such Person has): (i) agreed to hold all material Trade Secrets of Embraer and its Subsidiaries (or of another Person and held by Embraer and its Subsidiaries) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to Embraer or one of its Subsidiaries all of such Person’s rights, title and interest in and to all such UAM Business Owned IP created or developed in the course of such Person’s employment or retention thereby; and (iii) if applicable, agreed to waive all moral rights such Person may have in any such work. To the Knowledge of Embraer, no such Person is in violation of any such agreement and there are no pending or, to the Knowledge of Embraer, threatened, claims from current or former directors, employees or contractors of Embraer or any of its Subsidiaries in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim with respect to UAM Business Owned IP.

(f) No Governmental Authority, university, college, other educational institution or research center has any right, title or interest in or to any material UAM Business Owned IP. None of the UAM Business Owned IP is subject to any obligation of any industry standards body, patent pool, or similar standard setting organization that would require or obligate the granting or offering of any material license or right therein or thereunder.

(g) The UAM Business IT Systems are adequate for and operate and perform in all material respects as is necessary for the conduct of the UAM Business. With respect to the Software included in the UAM Business Owned IP and the UAM Business IT Systems, to the Knowledge of Embraer, no such Software or UAM Business IT Systems contains any material undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software, IT Systems, or information or data (or any parts thereof) of the

Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary). No material source code for any Software included in the UAM Business Owned IP has been delivered, licensed or made available to any escrow agent or other Person (other than employees and contractors acting on behalf of Embraer or its Subsidiaries who are bound by nondisclosure agreements with respect thereto) and none of Embraer or any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any such source code to any escrow agent or such other Person and no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in such delivery, license or disclosure.

(h) Each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) is in material compliance with all Open Source Licenses applicable to the proprietary Software included in the UAM Business Owned IP. None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) is a party to any Open Source License in a manner that requires (i) any material source code included in the UAM Business Owned IP to be publicly disclosed, licensed or distributed; or (ii) any UAM Business Owned IP (A) to be licensed for the purpose of preparing derivative works or to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (B) to be redistributable at no or nominal charge; or (C) if patents, to be licensed (or not asserted or enforced) (collectively, “Copyleft Terms”).

(i) Embraer and its Subsidiaries have (and upon Closing, together with the services to be provided to the Company under the Master Agreements, the Company and the Brazilian Subsidiary shall have) in their possession and reasonable access to all know-how, source code, information, and embodiments of all UAM Business Owned IP and the right to use or receive the benefit of all other Intellectual Property (including UAM Business Licensed IP) necessary and sufficient to enable the Company and the Brazilian Subsidiary to use, practice, and exploit such Intellectual Property in the conduct of the UAM Business. The UAM Business Owned IP, the UAM Business Licensed IP (when used within the scope of the applicable inbound licenses), and the UAM Business IT Systems, together with the services to be provided to the Company under the Master Agreements (i) constitute all of the Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the UAM Business and (ii) include all of the Intellectual Property and IT Systems necessary and sufficient to enable the Company and Brazilian Subsidiary to conduct the UAM Business from and after Closing. The Intellectual Property set forth on Section 3.16(a) of the Company Disclosure Letter includes any and all rights, title and interest in or to all Intellectual Property to the extent owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement or the execution date of the Contribution Agreement.

Section 3.17. Privacy and Cybersecurity.

(a) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) is in compliance with, and during the past three (3) years has been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) its posted or publicly facing privacy policies (including any such privacy policies relating to employees or contractors), and (iii) its contractual obligations concerning cybersecurity, data security and the security of the information technology systems used in the UAM Business (the foregoing clauses (i)-(iii), “Privacy and Cybersecurity Requirements”). There are not, and have not been in the three (3) years prior to the date hereof, any Actions by any Person pending to which the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the

UAM Business, Embraer or any of its other Subsidiaries is a named party or, to the Knowledge of Embraer, threatened in writing against the UAM Business alleging a violation of any Privacy and Cybersecurity Requirements.

(b) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving the UAM Business, Embraer and its other Subsidiaries has implemented, and uses commercially reasonable efforts to ensure that all third Persons processing information with respect to the UAM Business have implemented, and maintained commercially reasonable and legally compliant security regarding the confidentiality, integrity and availability of the UAM Business IT Systems and the personal information and sensitive business information the Company owns, operates, or outsources, including measures to protect such personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards.

(c) None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its other Subsidiaries, has, to the Knowledge of Embraer (i) experienced a material breach of the security of any information technology systems and software applications, (ii) experienced any security incident in which personal information or sensitive business information with respect to the UAM Business was stolen or improperly accessed, including in connection with a breach of security, (iii) experienced any material incident in which the integrity or availability of the information technology and software applications the Company owns has been compromised, (iv) received any material written notice or complaint from any Person with respect to any of the foregoing or any violation of any Privacy and Cybersecurity Requirements, nor, to the Knowledge of Embraer, has any such notice or complaint been threatened in writing against the UAM Business or (v) notified in writing, or has been required by Law or Contract to notify in writing, any person or entity of any material personal data or information security-related incident.

Section 3.18. Environmental Matters. Except as would not have a UAM Material Adverse Effect:

(a) each of the Company, the Brazilian Subsidiary, and solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer and its other Subsidiaries, and the foregoing’s operations and properties, is and, for the past three (3) years, has been in compliance with all applicable Environmental Laws, including by maintaining in full force and effect all Licenses required under Environmental Laws for their operations and properties;

(b) there has been no release of any Hazardous Materials (i) by the Company, the Brazilian Subsidiary, Embraer or any of its Subsidiaries at, in, on or under any Leased Real Property or any other property or (ii) by any other Person which could reasonably be expected to result in liability to the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries;

(c) none of the Company or the Brazilian Subsidiary, or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries, is subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Legal Proceeding is pending or, to the Knowledge of Embraer, threatened against the Company, the Brazilian Subsidiary, or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries, for non-compliance with or liability under Environmental Laws; and

(e) Embraer has made available to Zanite true, correct and complete copies (except to the extent indicated as modified or redacted) of all Phase I or Phase II environmental site assessments and other material documents relating to Environmental Laws that are in Embraer’s possession or control, and solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, the Company, the Brazilian Subsidiary or the Leased Real Property.

Section 3.19. Absence of Changes. From the date of the most recent balance sheet included in the UAM Financial Statements to the date of this Agreement, (a) except for in connection with or in preparation for the Transactions, the UAM Business has been conducted in all material respects in the ordinary course of business, (b) except in connection with or in preparation for the Transactions, no action has been taken with respect to the UAM Business, the Company or the Company’s Subsidiaries, which, if taken after the date of this Agreement but prior to the Closing would constitute a violation of Section 5.1(a), and (c) there has not been any UAM Material Adverse Effect.

Section 3.20. Anti-Corruption Compliance.

(a) For the past five (5) years, neither Embraer nor any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of Embraer, any employee or agent acting on behalf of any of the foregoing (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business), has directly or indirectly offered, promised, authorized or given any improper payment or anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case (i) and (ii) in violation of the Anti-Bribery Laws.

(b) Each of Embraer and its Subsidiaries (in each case, solely with respect to the UAM Business) has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the Knowledge of Embraer, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible or actual material violations of the Anti-Bribery Laws (i) by the Company or the Brazilian Subsidiary or (ii) solely to the extent primarily involving, or materially and adversely affecting, involving the UAM Business, Embraer or any of its other Subsidiaries.

Section 3.21. Sanctions and International Trade Compliance.

(a) The Company and the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of Embraer, threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company and the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries, or to the Knowledge of Embraer, Representatives thereof, (i) is, or has during the past five (5) years been, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 3.22. Sufficiency of Assets. Upon the Closing, the Company and its Subsidiaries will own and have good and marketable title to, or a valid leasehold interest in or right to use, the Transferred Assets, free and clear of all Liens other than Permitted Liens. The Transferred Assets, together with the rights granted or services to be provided by Embraer and its Subsidiaries to the Company and its Subsidiaries pursuant to the Master Agreements, constitute all of the assets, rights and properties that are necessary and sufficient for the Company and its Subsidiaries to operate the UAM Business.

Section 3.23. Proxy Statement. None of the information relating to Embraer, EAH, the Company, or any of their respective Affiliates supplied by Embraer, EAH, the Company or their respective Affiliates in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Zanite Stockholders, at the time of the Zanite Stockholders’ Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of Embraer, EAH or the Company makes any representations or warranties as to (a) the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Embraer, EAH or the Company by or on behalf of Zanite specifically for inclusion in the Proxy Statement, or (b) any forward-looking statements supplied by or on behalf of Embraer, EAH or the Company or their respective Affiliates for inclusion in, or relating to information to be included in the Proxy Statement.

Section 3.24. Brokers’ Fees. Except for Raymond James Financial, Inc., Banco Santander (Brasil) S.A., Banco Bradesco BBI S.A. and Banco Itaú International (in each case, whose fees shall constitute Company Transaction Expenses), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Embraer, EAH, the Company or any of their Affiliates for which Zanite, the Company or the Brazilian Subsidiary has any obligation.

Section 3.25. Insurance.

(a) True, correct and complete copies of the material insurance policies primarily relating to the UAM Business and/or the Transferred Assets (the “Insurance Policies”) have been made available to Zanite.

(b) Except as would not be material to the Transferred Assets (taken as a whole) or the UAM Business (taken as a whole), (i) the Insurance Policies are in full force and effect, (ii) neither Embraer nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder, (iii) all premiums on such Insurance Policies due and payable have been paid and (iv) there is no pending claim (and, in the past three (3) years there have been no such claims) by or with respect to Embraer or any of its Subsidiaries with respect to the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.26. Anti-Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law is applicable to the Company, the Brazilian Subsidiary, Embraer, this Agreement, the Transactions or the Ancillary Agreements.

Section 3.27. No Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of Embraer, EAH and the Company acknowledges and agrees that each of Embraer, EAH and the Company has made its own investigation of Zanite, and that neither Zanite nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Zanite in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Zanite Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to Embraer, EAH or the Company or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Zanite, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.

Section 3.28. No Additional Representation or Warranties. Except as provided in this Article III, neither Embraer nor any of its Affiliates, nor any of their respective Representatives has made, or is making, or will be deemed to have made, any representation or warranty whatsoever, express or implied, at law or in equity, to Zanite or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to Zanite or its Affiliates, including information, documents, projections, forecasts or other material made available to Zanite, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Zanite in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions. Except for the representations and warranties expressly set forth in this Article III or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, made available by or on behalf of the Company are not and shall not be deemed to be or to include representations or warranties of Embraer, the Company or any other person, and are not and shall not be deemed to be relied upon by Zanite in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ZANITE

Except as set forth in (a) any Zanite SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Zanite SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.9, Section 4.14 and Section 4.17), or (b) the disclosure letter delivered by Zanite to Embraer (the “Zanite Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article IV), Zanite represents and warrants to Embraer as follows:

Section 4.1. Organization. Zanite has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Zanite’s Organizational Documents, as amended and in effect on the date of this Agreement, available as part of the Zanite SEC Filings, are true, correct and complete. Zanite is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be, individually or in the aggregate, material to Zanite.

Section 4.2. Due Authorization.

(a) Zanite has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and (subject to the approvals described in Section 4.8) consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Zanite is a party and the consummation or performance of the Transactions have been (A) duly and validly authorized and approved by the Zanite Board and (B) determined by the Zanite Board as advisable to Zanite and the Zanite Stockholders, and recommended for approval by the Zanite Stockholders. No other corporate proceeding on the part of Zanite is necessary to authorize this Agreement, the Ancillary Agreements to which Zanite is a party, or the Transactions, other than the Zanite Stockholder Approval. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which Zanite is a party will be, duly and validly executed and delivered by Zanite (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which Zanite is a party will constitute, a legal, valid and binding obligation of Zanite, enforceable against Zanite in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Zanite’s Organizational Documents) is present (i) each of those Transaction Proposals (other than the Business Combination Proposal) identified in Section 7.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Zanite Common Stocks entitled to vote, who attend and vote thereupon (as determined in accordance with Zanite’s Organizational Documents) at a stockholders’ meeting duly called by the Zanite Board and held for such purpose and (ii) the BCA Proposal shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of Zanite Common Stock entitled to vote on such matter.

(c) The foregoing votes are the only votes of any of Zanite’s share capital necessary in connection with entry into this Agreement by Zanite and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Zanite Board has unanimously approved the Transactions as a Business Combination.

Section 4.3. No Conflict. Subject to Zanite Stockholder Approval and the approvals, authorizations and other requirements described in Section 4.8, the execution and delivery of this Agreement by Zanite and the Ancillary Agreements to which Zanite is a party and the consummation or performance of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under, the Organizational Documents of Zanite, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Zanite, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Zanite is a party or by which Zanite may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than any Permitted Liens) upon any of the properties or assets of Zanite, except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a Zanite Material Adverse Effect.

Section 4.4. Litigation and Proceedings. (a) There are no pending or, to the Knowledge of Zanite, threatened Legal Proceedings against Zanite, its properties or assets, or, to the Knowledge of Zanite, any of its directors, managers, officers or employees (in each case, in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon Zanite, nor are any properties or assets of Zanite bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not have a Zanite Material Adverse Effect.

Section 4.5. Legal Compliance.

(a) Zanite is not, and since its incorporation has not been, in violation of any Laws, except as such violation would not be material to Zanite.

(b) Zanite holds all Licenses necessary under applicable Laws for the conduct of its business as currently conducted and to own, lease or operate its assets or properties (which Licenses are valid and in full force and effect) and is, and since its incorporation has been, in compliance with the terms of such Licenses, except as would not have a Zanite Material Adverse Effect.

(c) Since the incorporation of Zanite, none of Zanite or, to the Knowledge of Zanite, any of its officers, directors or employees acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, which would have a Zanite Material Adverse Effect. None of Zanite or any of its officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a Zanite Material Adverse Effect.

Section 4.6. SEC Filings. Zanite has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 16, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Zanite SEC Filings”), other than Zanite’s late filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021 (the “Zanite Q1 2021 10-Q”). Each of the Zanite SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Zanite SEC Filings, except for any non-compliance arising out of the accounting treatment of any Zanite Warrants and such other accounting matters (collectively, the “Zanite Accounting Matters”) described in Zanite’s annual report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on June 14, 2021 (the “Zanite 10-K/A”), which Zanite Accounting Matters were corrected in the Zanite 10-K/A. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Zanite SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any statements or omissions arising out of the Zanite Accounting Matters, which were corrected in the Zanite 10-K/A. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Zanite SEC Filings. To the Knowledge of Zanite, none of the Zanite SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.7. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Zanite’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Zanite has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Zanite, including its consolidated Subsidiaries, if any, is made known to Zanite’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Except for the Zanite Accounting Matters, such disclosure controls and procedures are effective in timely alerting Zanite’s principal executive officer and principal financial officer to material information required to be included in Zanite’s periodic reports required under the Exchange Act. Except for the Zanite Accounting Matters, since November 16, 2020, Zanite has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Zanite’s financial reporting and the preparation of the Zanite Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Zanite has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Zanite has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since November 16, 2020, Zanite has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, other than Zanite’s temporary non-compliance with Nasdaq Listing Rule 5250(c)(1) relating to the Zanite Q1 2021 10-Q, pursuant to which Zanite received notice from Nasdaq on May 28, 2021 (the “Zanite Nasdaq Notice”), which non-compliance has since been remedied. Zanite Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the Knowledge of Zanite, threatened against Zanite by Nasdaq or the SEC with respect to any intention by such entity to deregister Zanite Class A Common Stock or prohibit or terminate the listing of Zanite Class A Common Stock on Nasdaq.

(d) The Zanite SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Zanite for the period from August 7, 2020 (inception) through December 31, 2020, together with the notes thereon (the “Zanite Financial Statements”). Zanite Financial Statements (i) have been prepared from the books and records of Zanite, (ii) present fairly, in all material respects, the state and the financial position of Zanite, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, except for any presentation, preparation and/or compliance arising out of the Zanite Accounting Matters. The books and records of Zanite have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Zanite to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Zanite. Zanite has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except for the material weakness in Zanite’s system of internal accounting controls resulting from the Zanite Accounting Matters disclosed in the Zanite SEC Filings prior to the date hereof, Zanite has not identified or been made aware of (and, to the Knowledge of Zanite, none of Zanite Employees or independent auditors has identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Zanite, (ii) any fraud, whether or not material, that involves Zanite or any of Zanite’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Zanite or (iii) any claim or allegation regarding any of the foregoing.

Section 4.8. Governmental Authorities; Consents. Except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be, or would not reasonably be expected to be, material to Zanite, (iii) applicable requirements for securities Laws or (iv) as may be necessary as a result of any facts or circumstances relating solely to Embraer, EAH or the Company, and assuming the truth and completeness of the representations and warranties of Embraer, EAH and the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Zanite with respect to Zanite’s execution or delivery of this Agreement and the Ancillary Agreements Zanite is a party to or the consummation or performance by Zanite of the Transactions.

Section 4.9. Trust Account. As of the date of this Agreement, Zanite has at least $236,900,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 16, 2020, between Zanite and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Zanite SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Zanite holding Zanite Common Stocks sold in Zanite’s initial public offering who shall have elected to redeem their shares of Zanite Common Stock pursuant to Zanite’s Organizational Documents and the underwriters of Zanite’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Zanite Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Zanite, threatened with respect to the Trust Account. Zanite has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since August 7, 2020, Zanite has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and Zanite’s Organizational Documents. As of the Closing Date, the obligations of Zanite to dissolve or liquidate pursuant to Zanite’s Organizational Documents shall terminate, and as of the Closing Date, Zanite shall have no obligation whatsoever pursuant to Zanite’s Organizational Documents to dissolve and liquidate the assets of Zanite by reason of the consummation of the Transactions. To the Knowledge of Zanite, as of the date hereof, following the Closing Date, no Zanite Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Zanite Stockholder is exercising a Zanite Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of Embraer contained herein and the compliance by Embraer with its obligations hereunder, Zanite has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that funds available in the Trust Account will not be available to Zanite on the Closing Date.

Section 4.10. Investment Company Act; JOBS Act. Zanite is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Zanite constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.11. Absence of Changes. From December 31, 2020 to the date of this Agreement, (a) except in connection with or in preparation for the Transactions, Zanite has, in all material respects, conducted its business and operated its properties in the ordinary course of business, (b) no action has been taken with respect to Zanite which, if taken after the date of this Agreement but prior to the Closing would constitute a violation of Section 6.3(a), and (c) there has not been any event or occurrence that has had a Zanite Material Adverse Effect.

Section 4.12. Anti-Corruption Compliance.

(a) Since the incorporation of Zanite, neither Zanite nor any of its Subsidiaries or their respective officers or directors or, to the Knowledge of Zanite, any employee or agent acting on behalf of any of the foregoing, has directly or indirectly offered, promised, authorized, or given any improper payment or anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case (i) and (ii) in violation of the Anti-Bribery Laws.

(b) Each of Zanite and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the Knowledge of Zanite, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible or actual material violations of the Anti-Bribery Laws by Zanite or any of its Subsidiaries.

Section 4.13. No Undisclosed Liabilities. Zanite has no liabilities, obligations, claims or judgements, except for those liabilities, obligations, claims or judgements (a) reflected or reserved for on the Zanite Financial Statements or disclosed in the notes thereto included in the Zanite SEC Filings, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Zanite Financial Statements, (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (d) that will be discharged or paid off prior to or at the Closing or (e) which would not be, individually or in the aggregate, material to Zanite. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 4.14. Capitalization of Zanite.

(a) As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Zanite is authorized to issue is 111,000,000 shares, consisting of (i) 110,000,000 shares of Zanite Common Stock, including 100,000,000 shares of Zanite Class A Common Stock, of which 23,000,000 are issued and outstanding, and 10,000,000 shares of Zanite Class B Common Stock, of which 5,750,000 are issued and outstanding, and (ii) 1,000,000 shares of Zanite preferred stock, of which no shares are issued and outstanding (clauses (i) and (ii) collectively, the “Zanite Securities”). The foregoing represents all of the issued and outstanding Zanite Securities as of the date of this Agreement. All issued and outstanding Zanite Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Zanite’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Zanite’s Organizational Documents or any Contract to which Zanite is a party or otherwise bound.

(b) Subject to the terms of conditions of the Zanite Warrant Agreement, Zanite Warrants will be exercisable after giving effect to the Equity Exchange for one share of Zanite Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per whole share. Subject to the terms of conditions of each New Warrant, each New Warrant will be exercisable for the number of shares of Zanite Common Stock set forth in each New Warrant at an exercise price of either one cent ($0.01) per whole share, eleven Dollars fifty cents ($11.50) per whole share or fifteen Dollars ($15.00) per whole share, as applicable. As of the date of this Agreement, 11,500,000 Zanite Public Warrants, 14,250,000 Zanite Private Placement Warrants and zero Zanite Working Capital Warrants are issued and outstanding and, as of the Closing Date, the New Warrants will be issued and outstanding. Zanite Warrants are not exercisable until the later of (x) November 16, 2021 and (y) thirty (30) days after the Closing. All outstanding Zanite Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Zanite, enforceable against Zanite in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Zanite’s Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Zanite’s Organizational Documents or any Contract to which Zanite is a party or otherwise bound. Except for Zanite’s Organizational Documents and this Agreement, there are no outstanding Contracts of Zanite to repurchase, redeem or otherwise acquire any Zanite Securities.

(c) Except as set forth in this Section 4.14 or as contemplated by this Agreement or the other documents contemplated hereby, Zanite has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Zanite Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Zanite Securities or the value of which is determined by reference to Zanite

Securities, and there are no Contracts of any kind that may obligate Zanite to issue, purchase, redeem or otherwise acquire any of its Zanite Securities.

(d) The Zanite Exchange Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien (other than being subject to transfer restrictions under any applicable securities related Laws, under the Registration Rights Agreement or under the Amended and Restated Zanite Organizational Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Zanite’s Organizational Documents, or any Contract to which Zanite is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Zanite has entered into Subscription Agreements with certain PIPE Investors, true and correct copies of which have been provided to Embraer on or prior to the date of this Agreement, pursuant to which, as of the date hereof and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Zanite, shares of Zanite Class A Common Stock for a PIPE Investment Amount of at least $305,000,000 (such amount, the “Committed PIPE Investment Amount”), (i) at least $175,000,000 of which is in respect of such shares to be so purchased by one or more Embraer PIPE Investors and (ii) at least $25,000,000 of which shall be in respect of such shares to be so purchased by one or more Sponsor PIPE Investors. On or prior to the date of this Agreement, Zanite has identified to Embraer each of such PIPE Investors (or has caused the identification of each such PIPE Investor to Embraer). Such Subscription Agreements are in full force and effect with respect to, and binding on, Zanite and, to the Knowledge of Zanite, on each PIPE Investor party thereto, in accordance with their terms.

(f) Zanite has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Zanite is not party to any Contract that obligates Zanite to invest money in, loan money to or make any capital contribution to any other Person. There are no other Contracts between Zanite (or any of its Affiliates) and any PIPE Investor relating to any Subscription Agreement that would reasonably be expected to adversely affect the obligations of the PIPE Investor to fund its subscription.

Section 4.15. Brokers’ Fees. Except fees described on Section 4.15 of the Zanite Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Zanite or any of its Affiliates.

Section 4.16. Indebtedness. Without taking into account any Working Capital Loans, Zanite has no Indebtedness.

Section 4.17. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Zanite have been timely filed (taking into account any applicable extensions). Such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes and all income and other material Tax liabilities of, or with respect to, Zanite that are due and payable (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Zanite Financial Statements have been properly accrued and adequately disclosed on the Zanite Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Zanite Financial Statements have been properly accrued on the books and records of Zanite in accordance with GAAP.

(c) Zanite has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(d) Zanite has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value-added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value-added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e) There are no Liens (other than Permitted Liens) for any material Taxes upon the property or assets of Zanite.

(f) To the Knowledge of Zanite, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by Zanite has been asserted or assessed within the past three (3) years by any Governmental Authority against Zanite that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(g) (A) Zanite is not currently and has not been within the past three (3) years the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality; and (B) to the Knowledge of Zanite, no such audit is contemplated or pending.

(h) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Zanite that are due and payable and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Zanite that are due and payable.

(i) No written claim has been made by any Governmental Authority where Zanite does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Zanite is not a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Zanite and customary commercial contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of Zanite).

(k) Zanite has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) Zanite has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(m) Zanite is not liable for Taxes of any other Person (other than Zanite) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or otherwise.

(n) Zanite has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o) Zanite is, and has since its formation been, treated as an association taxable as a corporation for U.S. federal income tax purposes.

(p) Zanite will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 965 of the Code.

Section 4.18. Business Activities.

(a) Since formation, Zanite has not conducted any business activities other than activities related to Zanite’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Zanite’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Zanite or to which Zanite is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Zanite or any acquisition of property by Zanite or the conduct of business by Zanite as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Zanite.

(b) Except for the Transactions, Zanite does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, Zanite has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the Transactions (including with respect to expenses and fees incurred in connection therewith and the Zanite Transaction Expenses), Zanite is not a party to any Contract with any other Person that would require payments by Zanite or any of its Affiliates after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract.

Section 4.19. Employee Matters. Zanite does not have and has never had any employees or other individual service providers (collectively, “Zanite Employees”) and Zanite does not and has never sponsored, maintained, contributed to or had any liability in respect of any Zanite Benefit Plan. No Zanite Employee is or has been covered by any Collective Bargaining Agreement nor is the consent of, consultation of, rendering of formal advice by, issuance of notice to, or making any filing with, any Labor Organization or any Governmental Authority required for Zanite to enter into this Agreement and the documents contemplated hereby.

Section 4.20. Stock Market Quotation. As of the date hereof, Zanite Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ZNTE.” The Zanite Units are listed on Nasdaq under the symbol “ZNTEU.” As of the date hereof, Zanite Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ZNTEW.” Zanite is in compliance with the rules of Nasdaq applicable to it and there is no Action or proceeding pending or, to the Knowledge of Zanite, threatened against Zanite by Nasdaq or the SEC with respect to any intention by such entity to deregister Zanite Class A Common Stock, Zanite Units or Zanite Warrants or terminate the listing of Zanite Class A Common Stock, Zanite Units or Zanite Warrants on Nasdaq. None of

Zanite or its Affiliates has taken any action in an attempt to terminate the registration of Zanite Class A Common Stock, Zanite Units or Zanite Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.21. Proxy Statement. None of the information relating to Zanite or its Affiliates supplied by Zanite or its Affiliates in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Zanite Stockholders, at the time of the Zanite Stockholders’ Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading; provided, however, that Zanite makes no representations or warranties as to (a) the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Zanite by or on behalf of Embraer specifically for inclusion in the Proxy Statement, or (b) any forward-looking statements supplied by or on behalf of Zanite or its Affiliates for inclusion in, or relating to information to be included in the Proxy Statement.

Section 4.22. Anti-Takeover Laws. The Board of Directors of Zanite (including any required committee or subgroup of the Board of Directors of Zanite, as applicable) has taken all necessary actions, if any, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the Ancillary Agreements by Zanite or the consummation of the Transactions by Zanite or to any transactions by Embraer or its Subsidiaries following the consummation of the Transactions. As of the date of this Agreement, no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law is applicable to Zanite, this Agreement, the Transactions or the Ancillary Agreements.

Section 4.23. No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Zanite acknowledges and agrees that Zanite has made its own investigation of the UAM Business, the Company and the Brazilian Subsidiary and that neither Embraer, EAH, the Company nor any of their respective Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Embraer, EAH and the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the UAM Business. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Zanite or its Representatives) or reviewed by Zanite pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Zanite or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of Embraer, EAH or the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, Zanite understands and agrees that any assets, properties and the UAM Business are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.24. No Additional Representation or Warranties. Except as provided in this Article IV, neither Zanite or any of its Affiliates, nor any of their respective Representatives has made, or is making, or will be deemed to have made, any representation or warranty whatsoever, express or implied, at law or in equity, to Embraer, EAH or the Company or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to Embraer, EAH or the Company or any of their respective Affiliates, including information, documents, projections, forecasts or other material made available to Embraer, EAH or the Company or any of their respective Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Embraer, EAH or the Company in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions. Except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, made available by or on behalf of Zanite are not and shall not be deemed to be or to include representations or warranties of Zanite or any other person, and are not and shall not be deemed to be relied upon by Embraer, EAH or the Company in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE V

COVENANTS OF THE EMBRAER PARTIES

Section 5.1. Conduct of UAM Business.

(a) From the date of this Agreement through the earlier of the Closing and valid termination of this Agreement pursuant to Article IX (the “Interim Period”), except (x) as otherwise expressly contemplated by this Agreement, Section 5.1 or Section 7.3 of the Company Disclosure Letter or as expressly contemplated by the Ancillary Agreements (including, for the avoidance of doubt, any actions that are expressly contemplated by the Contribution Agreement, the Subscription Agreements, any Additional Subscription Agreements or the Registration Rights Agreement), (y) as required by applicable Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or (z) as consented to by Zanite in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) each of Embraer, EAH and the Company shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to (i) operate the UAM Business (including the Transferred Assets) in all material respects in the ordinary course of business and (ii) maintain in all material respects the existing business relations and goodwill of the UAM Business, the Company or its Subsidiaries with their key customers, suppliers, partners, contractors, consultants, distributors and creditors; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Embraer and its Subsidiaries (solely with respect to the UAM Business) shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents of the UAM Business or to meet such legal requirements and (B) each of the Company, EAH and Embraer (in the case of each of Embraer and EAH, solely with respect to the UAM Business, including the Transferred Assets) shall not, and shall cause its respective Subsidiaries not to:

(i) change, modify or amend, or seek any approval from their respective equityholders to change, modify or amend, the Organizational Documents of the Company or the Brazilian Subsidiary or form or cause to be formed any Subsidiary of the Company;

(ii) make or declare any dividend or distribution to the equityholders of the Company or the Brazilian Subsidiary or make any other distributions in respect of any Company Units or other equity interests of the Company or the Brazilian Subsidiary;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any units (including the Company Units), shares or series of the Company’s or the Brazilian Subsidiary’s capital stock or equity interests;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Company or the Brazilian Subsidiary;

(v) (A) modify in any material respect or terminate (other than in accordance with its terms) any Contract required to be listed on Section 3.11 of the Company Disclosure Letter, or (B) other than in the ordinary course, enter into any Contract required to be listed on Section 3.11 of the Company Disclosure Letter that would be material to the Company and its Subsidiaries, taken as a whole, or the UAM Business, taken as a whole, in each case, other than as required by applicable Law;

(vi) sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any tangible assets or properties of the Company or the Brazilian Subsidiary (including any Transferred Assets), except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the ordinary course of business;

(vii) acquire any ownership interest in any real property or, except for the Real Property Leases contemplated by the Contribution Agreement, enter into any Real Property Lease (or amend any Real Property Lease in any material manner);

(viii) except as otherwise required by Law, any Benefit Plan or Collective Bargaining Agreement or in connection with the Pre-Closing Restructuring, (i) enter into, adopt or amend any Transferring UAM Benefit Plan, (ii) enter into, adopt or amend any material Benefit Plan that would be an UAM Benefit Plan if in effect on the date hereof, other than entering into, adopting or amending Benefit Plans that, are not Transferring UAM Benefit Plans, are generally applicable to employees of Embraer and its Affiliates and do not disproportionately impact UAM Business Employees, (iii) increase the compensation, bonus, pension, welfare, fringe or other benefits provided to any UAM Business Employee, other than such increases that do not exceed 20% individually or 10% in the aggregate with respect to any UAM Business Employees with annual base salary or wages of less than $150,000, (iv) hire or engage any new employee or individual independent contractor who is deemed a UAM Business Employee if such new employee or individual independent contractor will receive annual base compensation in excess of $150,000, or (v) terminate (other than for cause) any UAM Business Employee that is an executive officer, or give notice of any such action;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, that would be Indebtedness of the Company or the Brazilian Subsidiary as of the Closing Date, other than, in each case, in an aggregate amount not to exceed $30,000,000;

(xi) (A) make, revoke, or change any material election in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, except in the ordinary course of business, (B) materially amend, modify or otherwise change any filed material Tax Return filed by or with respect to the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, (C) enter into any closing agreement in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement or (D) settle any claim or assessment in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, except, in the ordinary course of business;

(xii) issue any limited liability company interests (including Company Units) or shares of capital stock of the Company or any of its Subsidiaries, or securities exercisable for or convertible into limited liability company interests (including Company Units) or shares of capital stock of the Company or any of its Subsidiaries;

(xiii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Brazilian Subsidiary;

(xiv) waive, release, settle, compromise or otherwise resolve any Legal Proceeding (A) primarily relating to the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary or (B) which would result in a material and adverse impact or material liability on the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary;

(xv) (A) license, sublicense, covenant not to assert, abandon, allow to lapse, fail to maintain, sell, assign, transfer, convey, lease or otherwise dispose, or create or incur any Lien (other than Permitted Liens) on, or grant to, or agree to grant to, any Person rights in, to, or under any material UAM Registered Intellectual Property or other UAM Business Owned IP (other than (x) non-exclusive licenses or non-exclusive sublicenses of UAM Business Owned IP granted in the ordinary course of business, and (y) abandonments or lapsing of any rights to any UAM Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item); (B) subject any UAM Business Owned IP to Copyleft Terms; or (C) disclose any material Trade Secrets or other material confidential or proprietary information included in the UAM Business Owned IP to any third Person (other than pursuant to written non-disclosure agreements (or non-disclosure obligations by operation of Law) adequately restricting the use and disclosure thereof);

(xvi) make or commit to make any capital expenditures in an amount in excess of $5,000,000 in the aggregate;

(xvii) except as expressly contemplated by the Contribution Agreement, enter into or materially amend any Collective Bargaining Agreement covering any UAM Business Employee, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any UAM Business Employee;

(xviii) terminate without replacement (other than in accordance with its terms) or voluntarily fail to use commercially reasonable efforts to maintain or obtain any License material to the conduct of the UAM Business, taken as a whole;

(xix) waive the restrictive covenant obligations of any UAM Business Employee;

(xx) (A) enter into any Contract that limits the right of the Company or either of the Company Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, or (B) grant any exclusive or similar rights to any Person with respect to the UAM Business, the Transferred Assets (as applicable) or the Company or any of its Subsidiaries;

(xxi) enter into any line of business or business that is unrelated to the UAM Business;

(xxii) terminate without replacement, amend in a manner materially detrimental to the UAM Business, the Company or the Brazilian Subsidiary or voluntarily fail to take any action reasonably required to maintain any Insurance Policies in force (in each case, other than (x) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or (y) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or

(xxiii) enter into any agreement to do any action prohibited under this Section 5.1.

(b) During the Interim Period, the Company and the Brazilian Subsidiary shall comply with, and continue performing under, their respective Organizational Documents.

(c) Nothing contained in this Agreement shall be deemed to give Zanite, directly or indirectly, the right to control or direct the UAM Business, the Company or the Brazilian Subsidiary or its operations prior to the Closing. Prior to the Closing, the Company and the Brazilian Subsidiary shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, control over their respective businesses and operations.

Section 5.2. Access to Information. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Embraer or any of its Subsidiaries (in each case, solely with respect to the UAM Business) by third parties that may be in Embraer’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-

client privilege (provided that, in each of the foregoing cases, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Embraer shall, and shall cause its Subsidiaries to, afford to Zanite and its Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of Embraer and its Subsidiaries, to, and shall furnish Zanite or such Representatives with, all financial and operating data, properties, books, Contracts, commitments, Tax Returns, records, appropriate officers and employees (subject to the last sentence of this Section 5.2) of Embraer and its Subsidiaries and other information, in each case, solely to the extent concerning the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary, as Zanite or such Representatives may reasonably request; provided, however, that such access shall not include (a) any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Embraer or any of its Subsidiaries without the prior written consent of Embraer, (b) any information that is reasonably pertinent to any litigation if Zanite or any of its Affiliates, on the one hand, and Embraer or any of its Affiliates, on the other hand, are adverse parties in such litigation (unless otherwise required by applicable Law), (c) any information that, in Embraer’s reasonable determination, is competitively sensitive (provided that in such case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law), or (d) any information to the extent unrelated to the UAM Business, the Company or the Brazilian Subsidiary. In exercising its rights hereunder, Zanite shall conduct itself so as not to unreasonably interfere in the conduct of the UAM Business. Zanite acknowledges and agrees that any contact or communication by it and its Representatives with officers, employees or agents of the UAM Business hereunder shall be arranged and supervised by Representatives of Embraer granting access, unless Embraer otherwise expressly consents in writing with respect to any specific contact.

Section 5.3. Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver to Zanite, as soon as reasonably practicable following the date of this Agreement, (i) audited carve-out balance sheet of the UAM Business as of December 31, 2020 and 2019, and related income statements, statements of comprehensive income, changes in stockholders’ equity and statements of cash flows of the UAM Business as of and for each of the years ended December 31, 2020 and 2019, in each case, which have been prepared on a carve-out basis from the audited consolidated financial statements of Embraer to represent the performance and financial position of the UAM Business for each of the years ended December 31, 2020 and 2019, and as at December 31, 2020 and 2019 (together with the notes, if any, relating thereto) and (ii) unaudited condensed combined carve-out balance sheet of the UAM Business as of September 30, 2021, and related condensed combined statements of operations, statements of other comprehensive loss, statements of net parent equity and statements of cash flows of the UAM Business for the nine month period ended September 30, 2021 (collectively, the “PCAOB Financial Statements”). The PCAOB Financial Statements will (i) be prepared from the books and records of Embraer and be complete and accurate, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the UAM Business as of the dates and for the periods indicated, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject to, in the case of any unaudited financial statements, normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (iii) be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated therein or in the notes thereto and, in the case of any unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iv) solely in the case of any audited financial statements, be audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements.

Section 5.4. Acquisition Proposals. During the Interim Period, each of Embraer, EAH and the Company shall not, and shall cause each of its respective Subsidiaries to not, and each of Embraer, EAH and the Company shall instruct and use their respective reasonable best efforts to cause their respective Representatives acting on their behalf, not to, directly or indirectly: (a) make any proposal or offer that constitutes an Alternative Proposal, (b) initiate, solicit, engage in or continue any discussions, negotiations or transactions with any Person with respect to, or provide any non-public information or data concerning the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary to any Person relating to, or cooperate in any way that would otherwise reasonably be expected to lead to, an Alternative Proposal or afford to any Person access to the business, properties, assets or personnel of the UAM Business (including the Transferred Assets), the Company or the Brazilian Subsidiary in connection with an Alternative Proposal, (c) execute or enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Proposal, (d) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (e) encourage, facilitate or respond to any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Proposal, (f) commence, continue or renew any due diligence investigation regarding an Alternative Proposal; (g) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Proposal; or (h) resolve, agree or otherwise commit to enter into or engage in any of the foregoing, in each case other than with Zanite and its respective Representatives. From and after the date hereof, each of Embraer, EAH and the Company shall, and shall instruct their respective officers and directors to, and each of Embraer, EAH and the Company shall instruct and cause their respective Representatives acting on their behalf, their respective Subsidiaries and their respective Representatives (acting on their behalf) to, (A) immediately cease and terminate all discussions and negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, an Alternative Proposal (other than with Zanite).

Section 5.5. Stock Transactions. During the Interim Period, except as otherwise contemplated by this Agreement, none of Embraer, EAH or the Company or any of their respective Subsidiaries, directly or indirectly, shall engage in any transactions involving the securities of Zanite without the prior written consent of Zanite.

Section 5.6. Use of Names. Embraer hereby agrees, on behalf of itself and its controlled Affiliates, that upon the Closing, (a) the Company and the Brazilian Subsidiary shall, as between the Parties and their respective controlled Affiliates, exclusively own and have the sole right to use as source identifiers the Trademarks “EVE,” “EVEX,” and all other Trademarks included in the UAM Business Owned IP, in each case, in word and logo form, and all other Trademarks included in the UAM Business Owned IP, including any and all variations, derivations, translations of the foregoing, any Trademarks to the extent containing or comprising the foregoing, and any Trademarks confusingly similar to any of the foregoing (collectively, the “Company Marks”) and (b) except as expressly set forth in any Ancillary Agreement or as otherwise contributed to the Company pursuant to the Contribution Agreement, Embraer shall (and shall cause each of its controlled Affiliates to) cease all use of the Company Marks as source identifiers as promptly as practicable following the Closing (but in any event, no later than thirty (30) days following the Closing Date). Without limiting the foregoing, Embraer shall affirmatively abandon (and cease use of) all trademark registrations set forth on Schedules B to the Contribution Agreement. Zanite hereby agrees, on behalf of itself and its controlled Affiliates, that Embraer and its Subsidiaries, as between the Parties and their respective Affiliates, exclusively own the Trademark “EMBRAER” and “EMBRAERX,” in each case, in word and logo form, and all other Trademarks of Embraer and its Subsidiaries that are not included in the UAM Business Owned IP, including any and all variations, derivations, translations of the foregoing, any Trademarks to the extent containing or comprising the foregoing (collectively, the “Embraer Marks”). Zanite shall (and shall cause each of its controlled Affiliates, including the Company and the Brazilian Subsidiary, to) cease all use of the Embraer Marks as source identifiers as promptly as practicable following the Closing (but in any event, no later than thirty (30) days following the Closing Date). If the Company wishes to use the Trademarks “EMBRAER” and “EMBRAERX” in connection with the marketing, promotion, or advertising of eVTOL or the UAM Business, then the Company shall send to Embraer the Company’s proposed use of such Trademarks for Embraer’s prior written approval (and the Company shall not make such use of such Trademarks without such prior written approval of Embraer). Notwithstanding the foregoing, the Parties acknowledge and agree that this Section 5.6 shall not prevent Embraer, the Company or their respective controlled Affiliates, from using or referencing the Company Marks or the Embraer Marks, as and to the extent required by applicable Law or applicable stock exchange regulation, including any documents required to be filed by any Party with the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários) or any applicable stock exchange, or to, in a customary and non-trademark manner, factually describe the Transactions and any relationships between the Parties or their respective Affiliates. For the purposes of this Section 5.6, Zanite, the Company and their respective Subsidiaries shall not be deemed Affiliates of Embraer from and after the Closing.

Section 5.7. Preferred Stock Sale. Embraer shall, prior to entering into the binding agreement relating to the Preferred Stock Sale, disclose to Zanite the identity of the Unaffiliated Investor and provide Zanite such further information regarding the Unaffiliated Investor as Zanite reasonably requests, subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise).

ARTICLE VI

COVENANTS OF ZANITE

Section 6.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Zanite shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Zanite (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to Zanite Stockholders pursuant to Zanite Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Zanite for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2. No Solicitation by Zanite. During the Interim Period, Zanite shall not, and shall cause its Subsidiaries not to, and Zanite shall instruct and use its reasonable best efforts to cause its Representatives acting on its and their behalf, not to, directly or indirectly: (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, engage in or continue any discussions, negotiations or transactions with any Person with respect to, or provide any non-public information or data concerning Zanite or its Subsidiaries to any Person relating to, or cooperate in any way that would otherwise reasonably be expected to lead to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of Zanite in connection with a Business Combination Proposal, (c) execute or enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (d) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (e) encourage, facilitate or respond to any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, (f) commence, continue or renew any due diligence investigation regarding a Business Combination Proposal, (g) approve, endorse or recommend, or propose to approve, endorse or recommend, a Business Combination Proposal, or (h) resolve, agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than to or with Embraer, EAH, the Company or any of their respective Representatives. From and after the date hereof, Zanite shall, and shall instruct its officers and directors to, and Zanite shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, (A) immediately cease and terminate all discussions and negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of clauses (A) and (B), any Persons with respect to, or that may reasonably be expected to give rise to or result in a Business Combination Proposal (other than with Embraer, EAH, the Company or any of their respective Subsidiaries).

Section 6.3. Zanite Conduct of Business.

(a) During the Interim Period, except (x) as otherwise expressly contemplated by this Agreement, Section 6.3 of the Zanite Disclosure Letter or as expressly contemplated by the Ancillary Agreements (including, for the avoidance of doubt, any actions that are expressly contemplated by the Subscription Agreements or any Additional Subscription Agreements), (y) as required by applicable Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or (z) as consented to by Embraer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) Zanite shall use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business and (ii) maintain in all material respects the existing business relations of Zanite with its key customers, suppliers, partners, contractors, consultants, distributors and creditors; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Zanite shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents or to meet such legal requirements and (B) and Zanite shall not:

(i) change, modify or amend, or seek any approval from Zanite Stockholders to change, modify or amend, the Trust Agreement or the Organizational Documents of Zanite, or form or cause to be formed any Subsidiary of Zanite;

(ii) make or declare any dividend or distribution to the stockholders of Zanite or make any other distributions in respect of any of Zanite’s capital stock, share capital or equity interests;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Zanite’s capital stock or equity interests;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Zanite, other than a redemption of shares of Zanite Class A Common Stock made as part of Zanite Share Redemptions;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Zanite (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) (A) make, revoke or change any material election in respect of material Taxes, except in the ordinary course of business, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, or (D) settle any claim or assessment in respect of material Taxes, except in the ordinary course of business;

(vii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(viii) incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, other than Working Capital Loans in an aggregate amount not to exceed $3,000,000 made by the Sponsor necessary to finance Zanite’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions;

(ix) (A) issue any Zanite Securities or securities exercisable for or convertible into Zanite Securities, (B) grant any options, warrants or other equity-based awards with respect to Zanite Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Zanite Warrant or the Zanite Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the business and operations of Zanite;

(xi) hire or engage any individual; adopt any Zanite Benefit Plan or enter into or adopt any Collective Bargaining Agreement (or enter into any other material commitment with any Labor Organization); or

(xii) enter into any agreement to do any action prohibited under this Section 6.3.

(b) During the Interim Period, Zanite shall comply with, and continue performing under, as applicable, Zanite’s Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Zanite is a party.

(c) Nothing contained in this Agreement shall be deemed to give Embraer, EAH or the Company, directly or indirectly, the right to control or direct Zanite or its operations prior to the Closing. Prior to the Closing, Zanite shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, control over its businesses and operations.

Section 6.4. Access to Information. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Zanite by third parties that may be in Zanite’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each of the foregoing cases, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Zanite shall afford to Embraer, the Company and their respective Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of Zanite, to, and shall furnish Embraer, the Company and their respective Representatives with, all financial and operating data, properties, books, Contracts, commitments, Tax Returns, records, appropriate officers and employees of Zanite and other information, in each case solely to the extent concerning Zanite as Embraer, the Company or such Representatives may reasonably request; provided, however, that such access shall not include (a) any information that is reasonably pertinent to any litigation if Zanite or any of its Affiliates, on the one hand, and Embraer or any of its Affiliates, on the other hand, are adverse parties in such litigation (unless otherwise required by applicable Law), (b) any information that, in Zanite’s reasonable determination, is competitively sensitive (provided that in such case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law), or (c) any information to the extent unrelated to Zanite. In exercising its rights hereunder, each of Embraer and the Company shall conduct itself so as not to unreasonably interfere in the conduct of Zanite’s business. Embraer and the Company acknowledges and agrees that any contact or communication by them and their Representatives with officers, employees or agents of Zanite hereunder shall be arranged and supervised by Representatives of Zanite granting access, unless Zanite otherwise expressly consents in writing with respect to any specific contact.

Section 6.5. Zanite Public Filings. During the Interim Period, Zanite will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with its reporting obligations under applicable Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As used in this Section 6.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by Embraer or Zanite (or any of their respective Affiliates) in compliance with this Agreement shall be subject to the prior review and approval of Embraer (which approval shall not to be unreasonably withheld, delayed or conditioned); provided that in the case of a current report required to be filed by Zanite or an Affiliate thereof on Form 8-K, Zanite shall, prior to the filing of any such current report on Form 8-K, consult with Embraer as to the timing and contents of such current report on Form 8-K, unless such consultation would not be reasonably feasible.

Section 6.6. Zanite Listing. During the Interim Period, Zanite shall use its reasonable best efforts to maintain the listing of the Zanite Units, the Zanite Common Stock and the Zanite Warrants on Nasdaq, and shall prepare and submit to the Approved Stock Exchange a listing application, if required under the Approved Stock Exchange rules, covering the shares of Zanite Common Stock issuable in the Equity Exchange, and shall use reasonable best efforts to obtain approval for the listing of such shares of Zanite Common Stock (subject to official notice of issuance) and Embraer shall reasonably cooperate with Zanite with respect to such listing.

Section 6.7. PIPE Subscription. (A) Unless otherwise approved in writing by the Company, EAH, and Embraer (which approval shall not be unreasonably withheld, conditioned or delayed) or (B) except for any actions that would not increase conditionality or impose any new obligation on Embraer, EAH, the Company or Zanite, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or Additional Subscription Agreement or reduce or impair the rights of Zanite under any Subscription Agreement or Additional Subscription Agreement, Zanite shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or Additional Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Additional Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Zanite Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and any Additional Subscription Agreements have been satisfied, Zanite shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and any Additional Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements and any Additional Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Zanite the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement or Additional Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Zanite shall give the Company, EAH, and Embraer written notice as promptly as practicable: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement or Additional Subscription Agreement, in each case, that is known to Zanite and (ii) of the receipt of any written notice by Zanite from any party to any Subscription Agreement or Additional Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or Additional Subscription Agreement or of any provisions of any Subscription Agreement or Additional Subscription Agreement.

Section 6.8. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Zanite, threatened in writing, against Zanite or the Zanite Board by any of Zanite Stockholders prior to the Closing, Zanite shall promptly notify Embraer of any such litigation and keep Embraer reasonably informed with respect to the status thereof. Zanite shall provide Embraer the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Embraer’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 6.8 of the Zanite Disclosure Letter in the aggregate without the prior written consent of Embraer, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

JOINT COVENANTS

Section 7.1. Regulatory Filings and Communications.

(a) In connection with the Transactions, each Party shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreement (the “Regulatory Filings”). Each Party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each Party agrees to use its reasonable best efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required), and (iv) promptly informing the other Parties of any communication with any Governmental Authority regarding the Transactions. Without limiting the generality of the foregoing, each Party shall (and, to the extent required, shall cause its Affiliates to) (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within fifteen (15) Business Days following the date of this Agreement), (y) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, and (z) request early termination of the applicable waiting period under the HSR Act and not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, Embraer and Zanite shall each bear fifty percent (50%) of the HSR Act filing fee.

(b) During the Interim Period, Zanite, on the one hand, and Embraer, EAH and the Company, on the other hand, shall give counsel for Embraer (in the case of Zanite) or Zanite (in the case of Embraer, EAH and the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to any Regulatory Filing. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with any Regulatory Filing unless it consults with, in the case of Zanite, Embraer, or, in the case of Embraer, EAH or the Company, Zanite in advance and, to the extent not prohibited by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting or discussion.

(c) During the Interim Period, Embraer and the Company shall promptly notify Zanite in writing of any material communications, applications, approvals, or rejections with the Aviation Administrations or any other national aviation authority regarding the Transferred Assets, the UAM Business and/or any related Licenses or governmental approvals; provided, however, that the Company may redact any information that, in Embraer’s reasonable determination (after consultation with outside legal counsel), is competitively sensitive.

Section 7.2. Preparation of Proxy Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, Zanite, Embraer, EAH and the Company shall use reasonable best efforts to prepare, and Zanite shall use reasonable best efforts to file, or cause to be filed, with the SEC, a proxy statement with the SEC and, once the SEC confirms it has no further comments on the filing, sent to the Zanite Stockholders for the matters to be acted upon at the Zanite Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each Party shall use its reasonable best efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to have the Proxy Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Proxy Statement effective as long as is necessary to consummate the Transactions. Zanite also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Embraer, EAH or the Company shall furnish all information concerning EAH and the Company and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each Party agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Zanite, Embraer, EAH, the Company or their respective Subsidiaries to any regulatory authority (including the Approved Stock Exchange) in connection with the Equity Exchange and the other Transactions contemplated hereby. Zanite will cause the Proxy Statement to be mailed to the Zanite Stockholders promptly (and in any event, within seven (7) Business Days) after the filing of the Proxy Statement with the SEC.

(ii) No filing of, or amendment or supplement to, the Proxy Statement will be made by Zanite without providing Embraer with a reasonable opportunity to review and comment thereon and Zanite shall give reasonable and good faith consideration to any comments made by Embraer and its counsel. Embraer will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Zanite or its counsel in any discussions or meetings with the SEC. Zanite shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, Zanite’s Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Zanite Stockholders’ Meeting and the Zanite Share Redemption.

(iii) Each of Zanite, Embraer, EAH and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Zanite Stockholders and at the time of the Zanite Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing Date, any information relating to Zanite, Embraer, EAH, the Company or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Zanite, Embraer, EAH or the Company, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Zanite Stockholders.

(v) Zanite shall provide Embraer with copies of any written comments, and shall inform Embraer of any oral comments, that Zanite receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments.

(vi) Without limiting the generality of the foregoing, each of Zanite, Embraer, EAH and the Company shall cooperate with each other in the preparation of each of the Proxy Statement, and each of Embraer, EAH and the Company shall furnish Zanite with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, including, without limitation, if the anticipated effective date of the Proxy Statement is after February 14, 2022, each of Zanite and the Company shall use their respective reasonable best efforts to deliver to each other, as soon as reasonably practicable following February 14, 2022, the audited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of Zanite and the Company and its Subsidiaries, respectively, as of and for the year ended December 31, 2021, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) Zanite Stockholder Approval.

(i) Zanite shall (x) as promptly as practicable (and in any event, within seven (7) Business Days) after the Proxy Statement is filed with the SEC, (A) cause the Proxy Statement to be disseminated to Zanite Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a special meeting (the “Zanite Stockholders’ Meeting”) in accordance with Zanite’s Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Proxy Statement is filed with the SEC, and (C) solicit proxies from the holders of Zanite Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect a Zanite Share Redemption.

(ii) Zanite shall, through the Zanite Board, recommend to its stockholders the (A) adoption and approval of this Agreement and the Transactions in accordance with applicable Law and exchange rules and regulations (the “BCA Proposal”), (B) approval of the change of Zanite’s name to “Eve Holding, Inc.”, (C) amendment and restatement of Zanite’s Organizational Documents, in the form of the Amended and Restated Zanite Organizational Documents, including any separate or unbundled proposals as are required to implement the foregoing (the “Organizational Documents Proposal”), (D) approval of the issuance of shares of Zanite Common Stock in connection with the Equity Exchange and the PIPE Investment (the “Share Issuance Proposal”), (E) approval of the adoption by Zanite of the Zanite Equity Plan and associated forms of award agreements described in Section 7.10(a), (F) the election of directors of Zanite effective as of the Closing as contemplated by Section 7.8 (the “Board Election Proposal”), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Parties to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Zanite Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement. The Zanite Board shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Zanite that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Zanite described in the Recitals hereto, a “Change in Recommendation”). Notwithstanding the foregoing, prior to, but not after, obtaining the Zanite Stockholder Approval, the Zanite Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, as a result thereof, a failure to make a Change in Recommendation would be a breach by the Zanite Board of its fiduciary obligations to the Zanite Stockholders under applicable Law; provided that the Zanite Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (x) Zanite delivers to Embraer a written notice (an “Intervening Event Notice”) advising Embraer that the Zanite Board proposes to take such action and containing the material facts underlying the Zanite Board’s determination that an Intervening Event has occurred and that a failure to make a Change in Recommendation would constitute a breach by the Zanite Board of its fiduciary obligations under applicable Law, and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Zanite delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Zanite delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Embraer shall have, prior to the expiration of the Intervening Event Notice Period, offered to Zanite, the Zanite Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, further, that, if requested by Embraer, during the Intervening Event Notice Period and prior to making a Change in Recommendation, Zanite will, and will cause its Representatives to, negotiate in good faith with Embraer and its Representatives during the Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in Section 1 of the Sponsor Support Agreement.

(iii) To the fullest extent permitted by applicable Law, (x) Zanite’s obligations to establish a record date for, duly call, give notice of, convene and hold the Zanite Stockholders’ Meeting shall not be affected by any Change in Recommendation, (y) Zanite agrees to establish a record date for, duly call, give notice of, convene and hold the Zanite Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Zanite agrees that if the Zanite Stockholder Approval shall not have been obtained at any such Zanite Stockholders’ Meeting, then Zanite shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Zanite Stockholders’ Meetings in order to obtain the Zanite Stockholder Approval. Zanite may only adjourn the Zanite Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Zanite Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Zanite has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Zanite Stockholders prior to the Zanite Stockholders’ Meeting; provided that the Zanite Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Zanite Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Zanite agrees that it shall provide the holders of shares of Zanite Class A Common Stock the opportunity to elect redemption of such shares of Zanite Class A Common Stock in connection with the Zanite Stockholders’ Meeting, as required by Zanite’s Organizational Documents.

Section 7.3. Pre-Closing Restructuring. Prior to the Closing, Embraer, EAH and the Company shall enter into the Contribution Agreement and pursuant thereto take the actions as expressly set forth in Section 7.3 of the Company Disclosure Letter, with such changes (a) that are determined by Embraer to be reasonably necessary to effect such transactions and (b) solely in the case of any such change that would reasonably be expected to either (A) adversely affect the Intended Tax Treatment or (B) be adverse to Zanite, the Company or any of its Subsidiaries, the Transferred Assets or the UAM Business, that are subject to Zanite’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (such actions as expressly set forth in the Contribution Agreement or Section 7.3 of the Company Disclosure Letter, collectively, the “Pre-Closing Restructuring”); provided that no such change shall limit in any manner or otherwise affect the representations and warranties of Embraer, EAH or the Company set forth in Article III. Zanite shall, and shall cause its Affiliates (as applicable) and its and their Representatives to, reasonably cooperate during normal business hours in a timely manner in connection with the Pre-Closing Restructuring upon Embraer’s or the Company’s reasonable request upon reasonable advance notice, including by providing such information relating to Zanite and assistance as Embraer or the Company may reasonably request upon reasonable advance notice.

Section 7.4. Support of Transaction. Without limiting any covenant contained in Article V, Article VI or Article VII, which covenants shall control to the extent of any conflict with the succeeding provisions of this Section 7.4, Zanite, Embraer, EAH and the Company shall each, and each shall cause its respective Subsidiaries to: (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Zanite, Embraer, EAH or the Company or any of their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) use its reasonable best efforts to take such other action as soon as practicable as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, in no event shall Embraer or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or will be a party following the Pre-Closing Restructuring or otherwise in connection with the consummation of the Transactions. Notwithstanding anything to the contrary contained herein, in no event shall Zanite be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Zanite, the Company or any of its Subsidiaries is a party or will be a party following the Pre-Closing Restructuring or otherwise in connection with the consummation of the Transactions.

Section 7.5. Tax Matters.

(a) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions, including the Pre-Closing Restructuring, shall constitute Company Transaction Expenses. The Parties shall cooperate with respect to the filing of any Tax Returns with respect to Transfer Taxes. If one party remits to the appropriate Governmental Authority payment for Transfer Taxes and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes. Notwithstanding any other provision in this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) On or prior to the Closing Date, EAH shall provide to the Company a properly completed IRS Form W-9.

(c) Certain Tax Matters. The Parties agree to the matters set forth on Section 7.5(c) of the Company Disclosure Letter.

Section 7.6. Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 10.14), until the earlier of the Closing Date and valid termination of this Agreement pursuant to Article IX, Zanite shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company, EAH, Embraer and their respective financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company, EAH, Embraer and their respective financial advisors with respect to such matters; provided that each of Zanite, the Company, EAH and Embraer acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by each of Embraer, EAH, the Company and Zanite in writing.

Section 7.7. Section 16 Matters. Prior to the Closing Date, each of the Company and Zanite shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of shares of Zanite Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Post-Closing Directors and Officers. In accordance with the Amended and Restated Zanite Organizational Documents and the Stockholders Agreement, the Parties shall take all such actions within their power as may be necessary or appropriate, including causing the directors of Zanite to resign, such that immediately following, and conditioned upon, the Closing:

(a) the Board of Directors of Zanite shall consist of seven (7) members, which shall initially include:

(i) Kenneth Charles Ricci as the director nominee of the Sponsor (the “Sponsor Nominee”);

(ii) five (5) director nominees to be designated by EAH pursuant to written notice to be delivered to Zanite prior to the Closing (the “Embraer Nominees”), at least three (3) of whom shall qualify as “independent” directors under the Approved Stock Exchange listing rules (the “Embraer Independent Nominee”); and

(iii) one (1) remaining director nominee to be mutually agreed by EAH and the Sponsor, which nominee shall qualify as an “independent” director under the Approved Stock Exchange listing rules (the “Joint Nominee”);

(b) the Board of Directors of Zanite shall have at least five (5) “independent” directors for the purposes of the Approved Stock Exchange, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Amended and Restated Zanite Organizational Documents following the Closing;

(c) the Board of Directors of Zanite will be a classified board with three classes of directors, with:

(i) a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Zanite held after the Closing (but any subsequent Class I Directors serving a three (3)-year term), with the Joint Nominee and one (1) Embraer Independent Nominee to serve as Class I Directors;

(ii) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of stockholders of Zanite held following the Closing (but any subsequent Class II Directors serving a three (3)-year term), with two (2) Embraer Independent Nominees to serve as Class II Directors; and

(iii) a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of stockholders of Zanite held following the Closing (and any subsequent Class III Directors serving a three (3)-year term), with the Sponsor Nominee and the two (2) remaining Embraer Nominees to serve as Class III Directors; and

(d) the initial officers of Zanite shall be as set forth on Section 2.5 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Amended and Restated Zanite Organizational Documents following the Closing.

Section 7.9. Indemnification and Insurance.

(a) Zanite shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing Date provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of each present and former director and officer of (x) the Company and each of its Subsidiaries and (y) Zanite and each of its Subsidiaries (the directors and officers referred to in clauses (x) and (y), collectively, the “D&O Indemnified Parties”) that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Zanite or their respective Subsidiaries, as applicable, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) For a period of six (6) years from the Closing Date, Zanite shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Zanite’s, the Company’s, or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its Representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Zanite be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the most recent aggregate annual premium paid by Zanite or by Embraer on behalf of the Company, as applicable, for such insurance policy for the twelve (12)-month period ended on the date of this Agreement; provided, however, that (i) Zanite may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing Date and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Equity Exchange indefinitely and shall be binding, jointly and severally, on Zanite and all successors and assigns of Zanite. In the event that Zanite or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Zanite shall ensure that proper provision shall be made so that the successors and assigns of Zanite shall succeed to the obligations set forth in this Section 7.9.

(d) As promptly as reasonably practicable following the Closing Date, Zanite shall enter into customary indemnification agreements in substantially the form attached hereto as Exhibit H with the post-Closing directors of Zanite, which indemnification agreements shall continue to be effective following the Closing.

Section 7.10. Incentive Equity Plan.

(a) Prior to the Closing Date, Zanite shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit G (with such changes as may be mutually agreed in writing by Embraer and Zanite (such agreement not to be unreasonably withheld, conditioned or delayed)) (the “Zanite Equity Plan”).

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.10 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Zanite or its Affiliates to amend, terminate or otherwise modify the Zanite Equity Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of Zanite, or any participant in the Zanite Equity Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.11. Notification of Certain Matters. During the Interim Period, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of such Party’s conditions set forth in Article VIII not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 7.11 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 7.12. EAH and Company Approval. Promptly following the execution of this Agreement but in any event no later than the end of the day following the date of this Agreement, (a) Embraer shall approve and adopt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as the sole member of the Company, and (b) Embraer shall approve and adopt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as the sole stockholder of EAH, and in each case, Embraer shall promptly deliver evidence of such adoption to Zanite.

Section 7.13. Insider Letters. Pursuant to the Insider Letters, entered into by and between Zanite and each of Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro and the Sponsor, such individuals and the Sponsor agreed to vote all of the shares of the capital stock of Zanite they hold to approve the Transaction Proposals and not to redeem any such shares in connection with the Transactions. Zanite hereby agrees to enforce the terms and conditions of the Insider Letters, including the agreement to vote all of the shares of the capital stock of Zanite they hold to approve the Transaction Proposals and the agreement not to redeem any such shares, in connection with the consummation of the Transactions.

Section 7.14. Non-Competition.

(a) During a period commencing on the Closing Date and ending on the date that is three (3) years thereafter, with respect to the European Union, or five (5) years thereafter, with respect to any other territories (the “Restricted Period”), Zanite hereby covenants and agrees that neither it nor its Subsidiaries (including the Company and the Brazilian Subsidiary) shall, whether on their own behalf or on behalf of or in conjunction with any Person (other than Embraer, its Subsidiaries (other than the Company and the Brazilian Subsidiary) or any of their respective Representatives), directly or indirectly:

(i) engage in or assist others in engaging in (A) the business of designing, developing, manufacturing, assembling, testing, certifying, marketing, selling and delivering commercial aviation, executive aviation, defense and security or crop dusting platforms and programs anywhere in the world, as well as all forms of maintaining, sustaining and supporting, and providing other aftermarket services for, such platforms and programs, including modifications, parts distribution and other logistics, maintenance, repair and overhaul services and training for such platforms and programs, or (B) UATM in Brazil, in the case of each of clauses (A) and (B), including the Out-Of-Scope Businesses, but excluding the Zanite Restricted Business (each, an “Embraer Restricted Business”);

(ii) have an ownership interest (whether equity, debt or other) in, or otherwise become actively involved with, any Person who engages in any Embraer Restricted Business in any capacity, including as a partner, shareholder, member, principal, lender or guarantor;

(iii) interfere with, or attempt to interfere with, the business relationships (whether formed prior to or after the date of this Agreement) between Embraer or any of its Affiliates and their respective customers, suppliers, manufacturers, licensors, vendors, lessors, or investors; or

(iv) knowingly provide any information, assistance, support, product, technology or Intellectual Property to any Person engaged in any Embraer Restricted Business.

(b) During the Restricted Period, Embraer hereby covenants and agrees that neither it nor its Subsidiaries (other than the Company or its Subsidiaries) shall, whether on their own behalf or on behalf of or in conjunction with any Person (other than the Company, the Brazilian Subsidiary or any of their respective Representatives), directly or indirectly:

(i) engage in or assist others in engaging in the business of (A) designing, developing, manufacturing, assembling, testing, certifying, marketing, selling and delivering urban air mobility platforms and programs with UAM anywhere in the world, as well as all forms of maintaining, sustaining and supporting, and providing other aftermarket services for, such platforms and programs, including modifications, parts distribution and other logistics, maintenance, repair and overhaul services and training for such platforms and programs, and other services that support the integrated operation of UAM vehicles in low level airspace, or (B) UATM worldwide other than in Brazil, in the case of each of clauses (A) and (B), including the UAM Business, but excluding the Embraer Restricted Business (each, a “Zanite Restricted Business” and, together with the Embraer Restricted Business, the “Restricted Businesses”);

(ii) have an ownership interest (whether equity, debt or other) in, or otherwise become actively involved with, any Person who engages in any Zanite Restricted Business in any capacity, including as a partner, shareholder, member, principal, lender or guarantor;

(iii) interfere with, or attempt to interfere with, the business relationships (whether formed prior to or after the date of this Agreement) between Zanite or any of its Affiliates and their respective customers, suppliers, manufacturers, licensors, vendors, lessors, or investors; or

(iv) knowingly provide any information, assistance, support, product, technology or Intellectual Property to any Person engaged in any Zanite Restricted Business.

(c) Notwithstanding anything to the contrary herein, nothing contained in this Section 7.14 shall be construed as prohibiting Embraer, Zanite or any of their respective Subsidiaries from, directly or indirectly:

(i) acquiring an interest or investing in (including by merger, acquisition, sale of assets or otherwise), or otherwise holding an interest in, any Person that engages in, owns, manages or operates any Restricted Business; provided that:

(1) (x) Embraer, Zanite or any of their respective Subsidiaries, as applicable, is a passive investor and does not directly or indirectly control the activities or management of such Person or business and (y) such ownership stake does not exceed five percent (5%) of such Person or business; or

(2) (x) the annual net revenues of the Restricted Business for the most recent fiscal year do not exceed the lesser of (A) $100,000,000 and (B) twenty percent (20)% of the overall annual net revenues of the combined businesses being acquired for such fiscal year or, if the Restricted Business is at a pre-revenue stage, the Restricted Business’ fair market value does not exceed $300,000,000 and (y) Zanite, Embraer or one of their respective Subsidiaries, as applicable, (I) within thirty (30) days after the closing of any such investment or acquisition, offers to sell to Embraer or the Company, as applicable, on substantially the same terms and conditions as contained in the relevant investment or acquisition agreement, the portion of such business engaged in Embraer Restricted Business or the Zanite Restricted Business, as applicable, (but at the applicable portion of the price paid for such portion), (II) enters into a definitive agreement for the divestment of the relevant part of such business with Embraer or the Company, as applicable, or its designee (or, if the other Party is not interested in acquiring such business at such price, with any other Person) and/or ceases the activities of the relevant part of such business or Person, in each case, within six (6) months from the date of such acquisition and (III) operates such acquired business in a manner and on a scale consistent in all material respects with such business’s historical practices prior to the acquisition of such business until such time as such business is divested or ceases activities; or

(ii) continuing to perform under any agreements with, as applicable, Embraer, Zanite or any of their respective Subsidiaries, including the Master Agreements.

(d) Each of Embraer and Zanite acknowledges and agrees that (i) it would be difficult to calculate damages to Embraer or Zanite, as applicable, from any breach of the obligations under this Section 7.14, (ii)

injury to Embraer or Zanite, as applicable, from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 7.14, including monetary damages, would therefore be an inadequate remedy and, accordingly, each of Embraer and Zanite shall have the right to specific performance and injunctive relief of its rights under this Section 7.14.

(e) Each of Embraer and Zanite acknowledges and agrees that the restrictions contained in this Section 7.14 are reasonable in scope and duration in the light of the nature, size and location of each Restricted Business. If any provision of this Section 7.14 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law.

(f) For the avoidance of doubt, references to Affiliates, Subsidiaries or Representatives of Embraer in this Section 7.14 shall not include Zanite, the Company or their respective Subsidiaries.

Section 7.15. Embraer Competitors. During the Restricted Period, the Company shall not, directly or indirectly, engage Embraer Competitors in the development, engineering, certification, manufacturing, services or support of products and services for the UAM Business without the prior written consent of Embraer (which consent shall not be unreasonably withheld, conditioned or delayed) in each instance.

Section 7.16. Non-Solicitation. For a period of three (3) years following the Closing Date, each of Embraer and Zanite agrees not to, and to cause their respective Subsidiaries not to, solicit for employment, hire or employ, or assist any other Person in soliciting for employment, hiring or employing any employee of Zanite or its Subsidiaries (in the case of Embraer) or Embraer and its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) (in the case of Zanite); provided that the foregoing shall not prohibit Embraer, Zanite or their respective Subsidiaries, as applicable, from (a) offering employment to, hiring or employing any individual who (i) ceases to be an employee of Embraer or its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) or of Zanite or its Subsidiaries, as applicable, more than six (6) months prior to such employment without any breach of this Section 7.16 or (ii) responds to a bona fide general solicitation or advertisement that is permitted pursuant to clause (b) of this Section 7.16, or (b) engaging in any general solicitations or advertisements that are not specifically targeted to the employees of Embraer or its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) or of Zanite or its Subsidiaries, as applicable. For the avoidance of doubt, references to Subsidiaries of Embraer in this Section 7.16 shall not include Zanite, the Company or their respective Subsidiaries.

Section 7.17. Insurance. Following the Closing Date and for as long as Embraer owns at least fifty percent (50%) of the voting power of the total outstanding equity securities of Zanite, upon Embraer’s prior written consent, Zanite and its Subsidiaries may make claims and receive proceeds under one or more insurance policies maintained by Embraer of which Embraer and its Subsidiaries are beneficiaries, in which case Embraer shall, or shall cause one of its Subsidiaries to, provide reasonable assistance, as may be reasonably requested by Zanite or its Subsidiaries from time to time, in submitting such claim and in collecting the insurance proceeds with respect to such claims under such policies on behalf of Zanite or its Subsidiaries, in each case, subject to the terms and conditions of each such policy and solely to the extent such coverage is available; provided that Zanite and its Subsidiaries shall be responsible for, and shall pay or reimburse Embraer for, all costs, premiums and other expenses associated with Zanite’s and its Subsidiaries’ reliance on such insurance policies, including all costs incurred in pursuing such claims and any amount of any claim that falls below applicable deductibles or self-insured retention.

Section 7.18. Confidential Information. Zanite, Embraer, EAH and the Company acknowledge that the information provided by each such Party or their respective Representatives in connection with this Agreement, the Ancillary Agreements and the consummation of the Transactions is subject to the Confidentiality Agreement, mutatis mutandis as if the Confidentiality Agreement was a mutual confidentiality agreement, the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 9.1, until the date that is two (2) years after such termination.

Section 7.19. Additional Equity Financing. For the avoidance of doubt, during the Interim Period and in accordance with Sections 5.1(a) and 6.3(a), Zanite, the Company and/or Embraer may execute Additional Subscription Agreements with equity investors with the prior written consent of the other Parties hereto.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Zanite, Embraer, EAH and the Company. The obligations of Zanite, Embraer, EAH and the Company to consummate, or cause to be consummated, the Equity Exchange is subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) The applicable waiting period or periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b) The Required Zanite Stockholder Approval shall have been obtained;

(c) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions or any Law that makes the consummation of the Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the Transactions; and

(d) The Pre-Closing Restructuring shall have been completed in all material respects prior to the Closing in accordance with the terms of this Agreement (including Section 7.3 of the Company Disclosure Letter) and the Contribution Agreement.

Section 8.2. Conditions to Obligations of Zanite. The obligations of Zanite to consummate, or cause to be consummated, the Equity Exchange are subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by Zanite:

(a) (i) The Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of Embraer, EAH and the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and UAM Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a UAM Material Adverse Effect;

(b) Each of the covenants of each of the Company, EAH or Embraer to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Since the date of this Agreement, there shall not have occurred a UAM Material Adverse Effect; and

(d) Embraer, EAH and/or the Company, as applicable, shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by each such Party hereunder pursuant to Section 2.3(a) (other than Section 2.3(a)(vii)), duly executed by, as applicable, Embraer, EAH, the Company and/or the other such parties as specified in Section 2.3(a).

Section 8.3. Conditions to the Obligations of Embraer, EAH and the Company. The obligation of Embraer, EAH and the Company to consummate, or cause to be consummated, the Equity Exchange is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by Embraer, EAH and the Company:

(a) (i) The Zanite Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of Zanite contained in this Agreement other than the Zanite Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Zanite Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Zanite Material Adverse Effect;

(b) Each of the covenants of Zanite to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) (i) The amount of cash available in the Trust Account following the Zanite Stockholders’ Meeting, after deducting the amount required to satisfy the Zanite Share Redemption Amount (but prior to payment or reimbursement, as applicable, of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or Zanite Transaction Expenses, as contemplated by Section 10.8), plus (ii) the PIPE Investment Amount actually received prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Zanite Cash”), shall be equal to or greater than $350,000,000;

(d) Since the date of this Agreement, there shall not have occurred a Zanite Material Adverse Effect;

(e) All of the directors of Zanite (other than those Persons identified as the initial directors of Zanite after the Closing in accordance with the provisions of Section 7.8) shall have resigned or otherwise been removed effective as of the Closing; and

(f) Zanite shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by Zanite hereunder pursuant to Section 2.3(b) duly executed by, as applicable, Zanite and/or the other such parties as specified in Section 2.3(b).

Section 8.4. Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by mutual written consent of Embraer and Zanite;

(b) by written notice of Embraer or Zanite if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited;

(c) by written notice of Embraer or Zanite if the Required Zanite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Zanite Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by Embraer if there has been a Change in Recommendation;

(e) by Embraer or Zanite, if the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”); provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any such Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach shall have proximately caused the failure of the Transactions to be consummated on or before the Agreement End Date;

(f) by written notice to Embraer from Zanite if there is any breach of any representation, warranty, covenant or agreement on the part of Embraer, EAH or the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Embraer Breach”), except that, if such Terminating Embraer Breach is curable by Embraer, EAH or the Company, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Embraer of notice from Zanite of such breach (the “Embraer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Embraer Breach is not cured within the Embraer Cure Period; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Zanite if Zanite is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing;

(g) by written notice to Zanite from Embraer if there is any breach of any representation, warranty, covenant or agreement on the part of Zanite set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Zanite Breach”), except that, if any such Terminating Zanite Breach is curable by Zanite through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Zanite of notice from Embraer of such breach (the “Zanite Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Zanite Breach is not cured within Zanite Cure Period; provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Embraer if Embraer, EAH or the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing; or

(h) by written notice to Embraer from Zanite if the written consents of Embraer, as the sole stockholder of EAH and the sole member of the Company, respectively, referred to in Section 7.12 shall not have been delivered to Zanite by the end of the day following the date of this Agreement.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of Zanite, Embraer, EAH or the Company, as the case may be, for Fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Article X and Section 7.18, and any other Section or Article of this Agreement referenced in this Section 9.2, Article X and Section 7.18, which are required to survive in order to give appropriate effect to this Section 9.2, Article X and Section 7.18, shall survive any termination of this Agreement and remain in full force and effect.

ARTICLE X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. Each of Embraer, EAH and the Company acknowledges that Zanite is a blank check company with the powers and privileges to effect a Business Combination. Each of Embraer, EAH and the Company further acknowledges that, as described in the prospectus dated November 16, 2020 (the “Zanite Prospectus”) available at www.sec.gov, substantially all of Zanite assets consist of the cash proceeds of Zanite’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Zanite, certain of its public stockholders and the underwriters of Zanite’s initial public offering (the “Trust Account”). Each of Embraer, EAH and the Company acknowledges that it has been advised by Zanite that, except with respect to interest earned on the funds held in the Trust Account that may be released to Zanite to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Zanite completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Zanite Prospectus; (ii) if Zanite fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Zanite in limited amounts to permit Zanite to pay the costs and expenses of its liquidation and dissolution, and then to Zanite’s public stockholders; and (iii) if Zanite holds a stockholder vote to amend Zanite’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Zanite Common Stocks if Zanite fails to complete a Business Combination within the allotted time period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, then for the redemption of any Zanite Common Stocks properly tendered in connection with such vote. For and in consideration of Zanite entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of Embraer, EAH and the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Zanite; provided that (x) nothing herein shall serve to limit or prohibit any of Embraer’s, EAH’s or the Company’s right to pursue a claim against Zanite for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Zanite to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to Zanite Share Redemptions) to Zanite in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Zanite’s ability to fulfill its obligation to effectuate Zanite Share Redemptions, or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that Embraer’s, EAH’s or the Company may have in the future against Zanite’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.2. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a) Solely with respect to Embraer, EAH, the Company and Zanite, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Embraer, EAH, the Company or Zanite as named parties hereto; and

(b) except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future Representative or Affiliate of Embraer, EAH, the Company or Zanite and (ii) no past, present or future Representative or Affiliate of any of the foregoing, shall have any liability

(whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Embraer, EAH, the Company or Zanite under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.3. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X, and (c) Section 7.5.

Section 10.4. Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 10.5. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Zanite, prior to the Closing, to:

Zanite Acquisition Corp. 25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention:	Steven H. Rosen, Co-CEO
Email:	srosen@resiliencecapital.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Joel Rubinstein Matthew Kautz
Email:	joel.rubinstein@whitecase.com mkautz@whitecase.com

(b)	If to Embraer, EAH or, prior to the Closing, the Company:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:	Fabiana Klajner Leschziner
Email:	fabiana.leschziner@embraer.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Paul T. Schnell Thomas W. Greenberg
Email:	Paul.Schnell@skadden.com Thomas.Greenberg@skadden.com

(c)	If, following the Closing, to the Company:

EVE Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.6. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void; provided, however, that either of Embraer and EAH may assign all or any portion of its rights and obligations hereunder to another Affiliate of Embraer, so long as such assignment shall only occur upon the prior or concurrent written adhesion of the respective assignee to the terms and conditions of this Agreement; provided, further, that no such assignment shall relieve Embraer or EAH, as applicable, of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.7. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.9, and (b) the D&O Indemnified Parties and the past, present and future Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.2.

Section 10.8. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that, if this Agreement is terminated in accordance with Article IX, Embraer shall pay, or cause to be paid, all Company Transaction Expenses, and Zanite shall pay, or cause to be paid, all Zanite Transaction Expenses, in each case, except as set forth in Annex E; provided, further, that if the Closing shall occur, Zanite shall (x) pay or reimburse, or cause to be paid or reimbursed, all Company Transaction Expenses, and (y) pay or cause to be paid, all Zanite Transaction Expenses, in each of case (x) and (y), including the expenses set forth in Annex E and in accordance with Section 2.3(c)(ii).

Section 10.9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.10. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.11. Company and Zanite Disclosure Letters. The Company Disclosure Letter and Zanite Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or Zanite Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute (i) an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, (ii) an admission of any breach or violation of any Contract or applicable Law, or (iii) an admission of any liability or obligation to any third party, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Zanite Disclosure Letter, where a representation or warranty of the Company or Zanite, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by UAM Material Adverse Effect or Zanite Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a UAM Material Adverse Effect or a Zanite Material Adverse Effect, as applicable. Neither the Company nor Zanite shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or Zanite Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 10.12. Entire Agreement. This Agreement (together with the Company Disclosure Letter and Zanite Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.14. Publicity. Except as otherwise expressly provided herein, during the Interim Period, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements with respect to this Agreement, the Ancillary Agreements or the Transactions; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing, in each case in accordance with the terms and conditions of Section 7.1, shall be deemed not to violate this Section 10.14.

Section 10.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.16. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.16.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.18. Conflicts and Privilege.

(a) Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the

Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Zanite or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company and the Brazilian Subsidiary) (collectively, the “Zanite Group”), on the one hand, and (y) Zanite, the Company and/or any member of the Embraer Group, on the other hand, any legal counsel, including, White & Case (“White & Case”) that represented Zanite and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Zanite Group, in such dispute even though the interests of such Persons may be directly adverse to Zanite and/or the Company, and even though such counsel may have represented Zanite in a matter substantially related to such dispute, or may be handling ongoing matters for Zanite, the Company and/or the Sponsor. Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among Zanite, the Sponsor and/or any member of the Zanite Group, on the one hand, and White & Case, on the other hand (the “White & Case Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Zanite Group after the Closing, and shall not pass to or be claimed or controlled by Zanite or the Company or any member of the Embraer Group. Zanite and Embraer, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the White & Case Privileged Communications, whether located in the records or email server of Zanite, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Zanite, Embraer and EAH agree not to assert that any privilege has been waived as to the White & Case Privileged Communications, by virtue of the Transactions.

(b) Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) Embraer, EAH, the stockholders or holders of other equity interests of Embraer or EAH or the stockholders or holders of other equity interests of the Company prior to the Equity Exchange and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company, the Brazilian Subsidiary, Zanite and, for the avoidance of doubt, the Zanite Group) (collectively, the “Embraer Group”), on the one hand, and (y) Zanite, the Company and/or any member of the Zanite Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) that represented Embraer, EAH and/or the Company prior to the Closing may represent any member of the Embraer Group in such dispute even though the interests of such Persons may be directly adverse to Zanite and/or the Company, and even though such counsel may have represented Zanite and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Zanite and/or the Company. Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Company and/or any member of the Embraer Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Embraer Group after the Closing, and shall not pass to or be claimed or controlled by Zanite or the Company or any member of the Zanite Group. Zanite and Embraer, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of Zanite, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Zanite, Embraer and EAH agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Transactions.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ZANITE ACQUISITION CORP.

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Co-Chief Executive Officer

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: President

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: Officer

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Page to Business Combination Agreement]

Exhibit A-1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZANITE ACQUISITION CORP.

Zanite Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The Corporation was originally incorporated under the name “Zanite Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on August 7, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation of the Corporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 16, 2020 (the “Existing Certificate”)

3. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [                    ].

ZANITE ACQUISITION CORP.

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Co-Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVE HOLDING, INC.

ARTICLE I

The name of the corporation is “Eve Holding, Inc.” (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building, Suite 104, Wilmington, County of New Castle, 19810, and the name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of

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Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no other vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in its discretion from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends or other distributions.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. The Board of Directors is expressly authorized, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each series, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on

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issuance set forth in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or in such resolution or resolutions.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no other vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.

B. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. Subject to the terms and conditions of the Stockholders Agreement, dated as of [●], by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), the Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Amended and Restated Certificate of Incorporation. Any decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and subject to the terms and conditions of the Stockholders Agreement, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and subject to the terms and conditions of the Stockholders Agreement, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if

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less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any director appointed in accordance with this paragraph D of Article VI shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and the Bylaws. Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

H. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII

A. Subject to the rights of the holders of any series of Preferred Stock, at any time when Embraer Aircraft Holding Inc., a Delaware corporation, and its affiliates (collectively, the “Embraer Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL; provided that, from and after the first date that the Embraer Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the

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outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, any Chief Executive Officer or a President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other applicable law as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL or other applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law as so amended.

ARTICLE IX

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

A. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X

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are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Subsection C of this Article X. Subject to Subsection C of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Subsection B of this Article X shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

E. For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

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ARTICLE XI

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, to the fullest extent permitted by applicable law, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Covered Person in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Covered Person, to repay all amounts so advanced if it shall ultimately be determined that the Covered Person is not entitled to be indemnified under this Article XI or otherwise. The rights to indemnification and advancement of expenses conferred by this Article XI shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article XI, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of any Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Amended and Restated Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

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ARTICLE XII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of Paragraph A of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, in addition to any vote required by applicable law or the Stockholders Agreement, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.

B. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent

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permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Exhibit A-2

AMENDED AND RESTATED BYLAWS

OF

EVE HOLDING, INC.

(A DELAWARE CORPORATION)

AMENDED AND RESTATED BYLAWS

OF

EVE HOLDING, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be 3411 Silverside Road, Tatnall Building, Suite 104, in the City of Wilmington, County of New Castle, State of Delaware, 19810.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by (i) the Chairperson of the Board of Directors, (ii) any Chief Executive Officer or (iii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting, in the form of a writing or electronic transmission, shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting.

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Section 5. Nature of Business at Meetings of Stockholders.

(a) Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 6 of this Article II) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 5 of this Article II.

(b) In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment), and the reasons for conducting such business at the Annual Meeting, and (b) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) the Corporation or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the

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proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(d) A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 5 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.

(e) No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 5 of this Article II; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 5 of this Article II shall be deemed to preclude discussion by any stockholder of any such business. If the chairperson of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(f) Nothing contained in this Section 5 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 6. Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 6 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting and (ii) who complies with the notice procedures set forth in this Section 6 of this Article II.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the

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persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(d) A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.

(e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6 of this Article II. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded

Section 7. Adjournments and Postponements. Any meeting of the stockholders may be adjourned or postponed from time to time by the Chairperson of such meeting or by the Board of Directors, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced. At the adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than thirty (30) days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 11 hereof, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting.

Section 8. Quorum. Unless otherwise required by the DGCL or other applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 9. Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, or permitted by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder.

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Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the Chairperson of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 10. Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be executed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by this Section 10 within sixty (60) days of the first date on which a written consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written and signed for the purposes of this Section 10, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission.

(b) A consent given by electronic transmission shall be deemed delivered to the Corporation upon the earliest of: (i) when the consent enters an information processing system, if any, designated by the Corporation for receiving consents, so long as the electronic transmission is in a form capable of being processed by that system and the Corporation is able to retrieve that electronic transmission; (ii) when a paper reproduction of the consent is delivered to the Corporation’s principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded; (iii) when a paper reproduction of the consent is delivered to the Corporation’s registered office by hand or by certified or registered mail, return receipt requested; or (iv) when delivered in such other manner, if any, provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 10.

Section 11. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another

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person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a document authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished in the manner permitted by the DGCL by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Section 12. List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of

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Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this Section 11.

Section 14. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by Section 10 of this Article II or the books and records of the Corporation, or to vote in person or by proxy at any meeting of stockholders. As used herein, the stock ledger of the Corporation shall refer to one (1) or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfer of stock of the Corporation are recorded in accordance with Section 224 of the DGCL.

Section 15. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if there shall be one, or in his or her absence, or there shall not be a Chairperson of the Board of Directors or in his or her absence, any Chief Executive Officer. The Board of Directors shall have the authority to appoint a temporary Chairperson to serve at any meeting of the stockholders if the Chairperson of the Board of Directors or each Chief Executive Officer is unable to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the Chairperson of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairperson of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by stockholders.

Section 16. Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairperson of the Board of Directors or any Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The Board shall consist of not less than one nor more than fifteen members, each of whom be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this

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Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors and shall be subject to the terms and conditions of the Stockholders Agreement, dated as of [                    ] by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”). The initial Class I directors shall serve for a term expiring at the first Annual Meeting of Stockholders following the filing and effectiveness of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second Annual Meeting of Stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third Annual Meeting of Stockholders following the Effective Time. At each Annual Meeting of Stockholders beginning with the first Annual Meeting of Stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Directors need not be stockholders.

Section 2. Vacancies. Subject to the terms and conditions of the Stockholders Agreement, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation, these Bylaws or required by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

Section 4. Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if there be one, any Chief Executive Officer, or by resolution adopted by a majority of the entire Board of Directors. Special meetings of any committee of the Board of Directors may be called by the Chairperson of such committee, if there be one, any Chief Executive Officer, or a majority of the directors serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) not less than twenty-four (24) hours before the date of the meeting, by telephone, or in the form of a writing or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5. Organization. At each meeting of the Board of Directors or any committee thereof, the Chairperson of the Board of Directors or the Chairperson of such committee, as the case may be, or, in his or her

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absence or if there be none, a director chosen by a majority of the directors present, shall act as Chairperson of such meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairperson of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 6. Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairperson of the Board of Directors, if there be one, any Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the Chairperson of such committee, if there be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time, determined upon the happening of an event or events, in which case, such resignation takes effect upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding and subject to the terms and conditions of the Stockholders Agreement, any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 7. Quorum. Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the vote of a majority of the directors or committee members, as applicable, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 9. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or

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other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10. Committees. Subject to the terms and conditions of the Stockholders Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (i) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend, or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 11. Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating a committee, such committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 10 of this Article III, every reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

Section 12. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 13. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even

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though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes such contract or transaction.

ARTICLE IV

OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall include one or more Chief Executive Officers, a Secretary and a Treasurer. The Board of Directors, in its discretion but subject to the terms and conditions of the Stockholders Agreement, also may choose a Chairperson of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairperson of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders, shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by any Chief Executive Officer or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4. Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Subject to the terms and conditions of the Stockholders Agreement, the Chairperson of the Board of Directors shall be appointed by the Board, and, except where by law the signature of a Chief Executive Officer is required, the Chairperson of the Board of Directors shall possess the same power as a Chief Executive Officer or President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer (or, if there is more than one Chief Executive Officer, the absence or disability of both Co-Chief Executive Officers), the Chairperson of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairperson of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

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Section 5. Chief Executive Officer. Subject to such supervisory powers, if any, as the Board may give to the Chairperson of the Board, the Board may elect one or more persons to serve as Chief Executive Officer or Co-Chief Executive Officers and each such individual shall be deemed to be a Chief Executive Officer, and each Chief Executive Officer, if any, shall, subject to the control of the Board, have general supervision, direction, and control of the business and affairs of the corporation and shall report directly to the Board. Any Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. Any Chief Executive Officer may serve as chairperson of and preside at all meetings of the stockholders. In the event the Corporation has Co-Chief Executive Officers, any matters upon which the Co-Chief Executive Officers are unable to agree shall be referred to the Board of Directors. In the absence of a Chairperson of the Board, any Chief Executive Officer may preside at all meetings of the Board. Any reference to the Chief Executive Officer in these Bylaws shall be deemed to mean, if there are Co-Chief Executive Officers, either Co-Chief Executive Officer, each of whom may exercise the full powers and authorities of the office unless otherwise determined by the Board.

Section 6. Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairperson of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairperson of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors or any Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or any Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8. Treasurer. The Treasurer shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or any Chief Executive Officer taking proper vouchers for such disbursements, and shall render to any Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers,

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money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, any Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, any Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1. Form of Certificates. The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. The Corporation shall not have power to issue a certificate in bearer form.

Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

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Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation (or by delivery of duly executed instructions with respect to uncertificated shares) only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’ electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile

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telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Section 2. Waivers of Notice. Whenever any notice is required, by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.

Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

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ARTICLE VIII

INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or these Bylaws shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify, under the provisions of the DGCL, or otherwise.

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Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII or the DGCL.

Section 9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1. Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of a meeting of the

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stockholders or Board of Directors, as the case may be, called for the purpose of acting upon any proposed alteration, amendment, repeal or adoption of new Bylaws. All such alterations, amendments, repeals or adoptions of new Bylaws must be approved by either the holders of two-thirds of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office. Any amendment to these Bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Section 2. Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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Exhibit B

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Eve Holding, Inc. (formerly known as Zanite Acquisition Corp.), a Delaware corporation (the “Company”), Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer S.A. (“EAH”), the executive officers and directors of the Company as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and the other members of the Sponsor identified on the signature pages hereto (such executive officers, directors and members, collectively, the “Zanite Insiders” and, collectively with the Sponsor, EAH and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor, certain of the Zanite Insiders and certain other signatories thereto are party to that certain Registration Rights Agreement, dated as of November 16, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 21, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EAH and EVE UAM, LLC (“Eve”), a Delaware limited liability company, pursuant to which, through a series of transactions, EAH transferred to the Company all of the issued and outstanding limited liability company interests of Eve in exchange for 220,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on the date hereof, certain Holders and other investors have purchased an aggregate of 30,500,000 shares of Common Stock in a transaction exempt from registration under the Securities Act pursuant to the respective subscription agreements, each dated as of December 21, 2021, entered into by and between the Company and each of the Holders and other investors party thereto (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor, certain of the Zanite Insiders and certain other signatories hereto are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor, the applicable Zanite Insiders and certain other signatories hereto desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

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“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Additional Subscription Agreements” shall have the meaning given in the Business Combination Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, such other principal executive officer, the Chief Financial Officer, or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EAH” shall have the meaning given in the Preamble hereto.

“Embraer” shall have the meaning given in the Recitals hereto.

“Eve” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

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“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of November 16, 2020, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall mean any shares of Common Stock issued pursuant to the Subscription Agreements and any Additional Subscription Agreements.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean the Sponsor, EAH, the Zanite Insiders and each of their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock and Private Placement Warrants held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market), (ii) EAH and its Permitted Transferees, the shares of Common Stock held by EAH immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (iii) the Zanite Insiders and their respective Permitted Transferees, the shares of Common Stock and Private Placement Warrants held by the Zanite Insiders immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to EAH and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter and (ii) after the

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expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between the Holder and/or its Permitted Transferees and the Company and any transferee thereafter; (c) with respect to the Zanite Insiders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (d) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, amalgamation, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders not to exceed $50,000 in the aggregate for each Registration without prior approval of the Company.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“SEC Guidance” shall mean any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly,

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or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Zanite Insiders” shall have the meaning given in the Preamble hereto.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially

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reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, EAH or a Zanite Insider holding, in each case, at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, EAH and the Zanite Insiders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, a Zanite Insider or EAH (any of the Sponsor, a Zanite Insider or EAH being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, net of underwriting discounts and commissions, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Zanite Insiders and EAH may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the

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“Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, a Zanite Insider or EAH may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Zanite Insiders, EAH or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, a Zanite Insider or EAH elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Zanite Insider or EAH, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by

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the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered

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offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $100 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $10 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are

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sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations

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promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with SEC Guidance or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Company’s initial public offering, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such

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purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company on more than two (2) occasions or for more than sixty (60) consecutive days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information

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and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission),

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or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members, equity holders or affiliates of such Lock-up Party, any employees of such affiliates, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party described in clauses (a) through (f) above shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

5.3 Termination of Existing Lock-Up. The Company, the Sponsor and the Zanite Insiders party to the Insider Letter hereby agree that the lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

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ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Eve Holding, Inc., 276 SW 34th Street, Fort Lauderdale, FL 33315 Attention: Flávia Pavie or by email:fpavie@eveairmobility.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to EAH, the Zanite Insiders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) EAH shall be permitted to transfer its rights hereunder as EAH to one or more affiliates or any direct or indirect partners, members or equity holders of EAH (it being understood that no such transfer shall reduce or multiply any rights of EAH or such transferees) and (ii) each of the Sponsor and the Zanite Insiders shall be permitted to transfer its rights hereunder as the Sponsor and the Zanite Insiders to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the Zanite Insiders (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the Zanite Insiders or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Zanite Insider so long as such Zanite Insider and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of EAH so long as EAH and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than (i) as provided in the Subscription Agreements and the Additional Subscription Agreements, (ii) as provided in those certain Warrant Agreements, dated as of December 21, 2021, between the Company and certain strategic investors, and (iii) as provided in the Warrant Agreement, dated as of November 16, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, (ii) each Zanite Insider, for so long as such Zanite Insider and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company and (ii) EAH, for so long as EAH and its affiliates hold, in the aggregate, at least

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five percent (5%) of the outstanding shares of Common Stock of the Company or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Zanite Insider and EAH (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Eve Holding, Inc. a Delaware corporation

By:
Name:
Title:

HOLDERS:

Embraer Aircraft Holding, Inc. a Delaware corporation

By:
Name:
Title:

Zanite Sponsor LLC a Delaware limited liability company

By:
Name:
Title:

SHR Holdings LLC

By:
Name:
Title:

Directional Capital LLC

By:
Name:
Title:

Canon Portfolio Trust, LLC

By:
Name:
Title:

SHR Zanite LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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Steven H. Rosen

Kenneth C. Ricci

Michael A. Rossi

Larry R. Flynn

John B. Veihmeyer

Gerard J. De Muro

Ronald D. Sugar

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit C

FORM OF STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of [●], 2022 (the “Effective Date”), by and among Eve Holding, Inc., a Delaware corporation (the “Company”), Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), and, solely for purposes of Sections 2.1, 2.5(b), 2.10 and 4.4, Article VI and Article VIII, Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor” and, together with Company and EAH, the “Parties”, and each a “Party”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among EAH, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EVE UAM, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Eve”), and Zanite Acquisition Corp., a Delaware corporation (the “BCA”);

WHEREAS, as of the date hereof and immediately following the closing of the transactions contemplated by the BCA, EAH holds [●] percent ([●]%) of the issued and outstanding Shares (as defined below); and

WHEREAS, pursuant to the BCA, the Company and EAH are entering into this Agreement to provide for, among other things, certain governance matters and other rights and obligations associated with the ownership of Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereto.

“Annual Financial Statements” has the meaning specified in Section 4.1(e).

“BCA” shall have the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Cleveland, Ohio or São Paulo, Brazil are authorized or required by Law to close.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Commission” means the United States Securities and Exchange Commission.

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“Company” shall have the meaning set forth in the preamble hereto.

“Company Public Documents” has the meaning specified in Section 4.1(f).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of NYSE.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Director” has the meaning specified in Section 2.1(a).

“EAH” shall have the meaning specified in the preamble hereto.

“Effective Date” shall have the meaning specified in the preamble hereto.

“Embraer” shall have the meaning specified in the preamble hereto.

“Embraer Directors” has the meaning specified in Section 2.1(a).

“Embraer Group” means EAH and its Affiliates; provided that for purposes of this definition, Embraer Group shall not include the Company or any of its Subsidiaries.

“Embraer Group Requisite Ownership” has the meaning specified in Section 2.2(a).

“Embraer Independent Directors” has the meaning specified in Section 2.1(a).

“Embraer Public Filings” has the meaning specified in Section 4.1(j).

“Embraer Transferee” shall have the meaning specified in Section 8.4.

“Eve” shall have the meaning specified in the preamble hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Government Official” shall mean (i) any elected or appointed governmental official (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive)

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“IFRS” means the International Financial Reporting Standards and related interpretations as issued by the International Accounting Standards Board (IASB).

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“Indemnified Liabilities” has the meaning set forth in Section 6.1(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Organizational Documents; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result.

“Master Services Agreement” has the meaning set forth in Section 3.2.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to the Company and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Party” shall have the meaning set forth in the preamble hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Quarterly Financial Statements” has the meaning specified in Section 4.1(d).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Shares” means shares of Common Stock of the Company, par value of $0.001 each.

“Sponsor” has the meaning specified in the preamble hereto.

“Sponsor Director(s)” has the meaning specified in Section 2.1(a).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Transfer” means, with respect to any securities, to sell, assign, transfer, pledge or otherwise dispose of such securities.

“Unaffiliated Director” has the meaning specified in Section 2.1(a).

ARTICLE II

BOARD MATTERS; APPROVAL RIGHTS

Section 2.1 Initial Board Composition.

(a) As of the Effective Date, the initial number of directors of the Board (each, a “Director”) shall be seven (7), of which (i) EAH shall have the right to designate for nomination by the Board five (5) of the Directors (the

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“Embraer Directors”), three (3) of whom shall satisfy the independence requirements of the NYSE (the “Embraer Independent Directors”), (ii) Sponsor, pursuant to the terms of the BCA, shall have the right to designate for nomination by the Board one (1) Director (the “Sponsor Director”), and (iii) one shall be mutually agreed upon between EAH and the Sponsor, and who shall satisfy the independence requirements of the NYSE (the “Unaffiliated Director”).

(b) In accordance with the Company’s Organizational Documents, as of the Effective Date, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board. The Class I Directors shall serve for a one (1)-year term of office, the Class II Directors shall serve for a two (2)-year term of office, and the Class III Directors shall serve for a three (3)-year term of office. At each succeeding annual general meeting of the Company, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office.

(c) The Company shall take all Necessary Action to cause, as of the Effective Date, the Embraer Directors, the Sponsor Director and the Unaffiliated Directors to be divided into Class I, Class II and Class III, as follows:

(i) the Class I Directors shall include the Unaffiliated Director and one (1) Embraer Independent Director;

(ii) the Class II Directors shall include two (2) Embraer Independent Directors; and

(iii) the Class III Directors shall include the Sponsor Director and the two (2) remaining Embraer Directors.

(d) The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected.

Section 2.2 EAH Representation.

(a) For so long as the Embraer Group collectively holds a number of Shares representing less than a majority of the Shares then issued and outstanding but at least ten percent (10%) of the Shares then issued and outstanding (the “Embraer Group Requisite Ownership”), at the request of EAH, the Company and EAH shall take all Necessary Action to (i) include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected such number of individuals nominated by EAH so that if elected, there will be a number of Embraer Directors at least proportional to the number of Shares then owned by Embraer Group and not less than one (1) Director; (ii) to include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of Directors at each applicable annual or special meeting of stockholders held for the election of Directors; and (iii) cause the election of each such designee to the Board, including nominating such designees to be elected as directors and by soliciting proxies in favor of the election of such persons.

(b) If at any time the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership such that the rights set forth in Section 2.2(a) no longer apply, then any Director previously nominated by Embraer and then serving on the Board shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

Section 2.3 Chairperson. For so long as the Embraer Group collectively holds a number of Shares representing at least than twenty percent (20%) of the Shares then issued and outstanding, the Embraer Directors shall have the right to designate the Chairperson of the Board. The Chairperson may, but is not required to, be an Embraer Director.

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Section 2.4 Committee Representation. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Embraer Directors shall have the right to appoint a number of Embraer Directors to serve on each Committee of the Board that is proportional to the number of Shares Embraer then owns, so long as such appointment complies with the applicable rules of NYSE and the Commission.

Section 2.5 Vacancies and Removal.

(a) EAH shall have the exclusive right to request the removal of any Embraer Director from the Board, and the Company shall take all Necessary Action to cause the removal of any Embraer Director at the request of EAH. EAH shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill vacancies created by reason of death, removal or resignation of any then-serving Embraer Director or the Chairperson of the Board, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement Directors nominated by EAH as promptly as reasonably practicable.

(b) During the initial term of the Sponsor Director, the Sponsor shall have the exclusive right to request the removal of the Sponsor Director from the Board, and the Company shall take all Necessary Action to cause the removal of the Sponsor Director at the request of the Sponsor. The Sponsor shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill a vacancy created by reason of death, removal or resignation of the then-serving Sponsor Director for the remaining initial term of the Sponsor Director, and the Company shall take all Necessary Action to cause such vacancy to be filled by the replacement Director nominated by the Sponsor as promptly as reasonably practicable. For the avoidance of doubt, other than the right to appoint the Sponsor Director for the initial term pursuant to Section 2.1 and the right replace the Sponsor Director for the remainder of the Sponsor Director’s initial term pursuant to this Section 2.5(b), the Sponsor will not have any right under this Agreement to appoint or replace any Directors.

Section 2.6 Board Meeting Expenses. The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to this Agreement in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

Section 2.7 Director Indemnification. As promptly as reasonably practicable following the Effective Date, the Company shall enter into an indemnification agreement with each Embraer Director and the Sponsor Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. The Company shall not amend, alter or repeal any right to indemnification or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable law, contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto). Such indemnification agreements shall reflect that (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Directors are primary, and any obligation of the Directors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Director are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between the Company and the Directors or the certificate of incorporation or bylaws of the Company and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Directors from any and all claims against any of the Directors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 2.8 D&O Insurance. The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated

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pursuant to this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.9 Controlled Company Exception. At all times at which the Company is Controlled Company Eligible and for so long as requested by EAH, the Company shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of NYSE or any other exchange on which the Shares are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions; provided that the Board shall initially include at least four (4) Directors who satisfy the independence requirements of NYSE.

Section 2.10 Sharing of Information. Each of the Company, EAH and the Sponsor agrees and acknowledges that the Embraer Directors and the Sponsor Director may share confidential, non-public information about the Company and its Subsidiaries with members of the Embraer Group, the Sponsor, and their Representatives, respectively.

Section 2.11 Certain Approvals. For so long as the Embraer Group collectively holds a number of Shares representing at least thirty-five percent (35%) of the Shares then issued and outstanding, the Company will not undertake, or agree to undertake, whether directly or indirectly, any of the following actions without the prior written consent of EAH; provided that to the extent such action requires stockholders consent or approval as a matter of Law, consent or approval given by EAH for such purpose shall constitute consent for the purpose of this Section 2.11: (a) any transaction or series of related transactions that results in a direct or indirect sale (including by way of merger, consolidation, recapitalization, reorganization, transfer, sale or other business combination or similar transaction) of greater than thirty percent (30%) of the property or assets, or greater than thirty percent (30%) of the voting securities of, the Company (other than (i) pursuant to any offer to purchase securities made directly to the stockholders of the Company that is not subject to approval by the Board, (ii) any merger or issuance of voting securities that does not result in a Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becoming the holder of greater than thirty percent (30%) of the voting securities of the Company, or (iii) any reorganization or recapitalization that does not violate clauses (b) or (c) of this Section 2.11); (b) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company, except for a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) in connection with an involuntary case within the meaning of any bankruptcy or similar Law relating to insolvency; (c) any amendment to or modification of the Organizational Documents of the Company that materially and adversely affects EAH in its capacity as stockholder of the Company; (d) relocation of the domicile of the Company; (e) any change to the Company’s corporate name; (f) any change to the size of the Board; or (g) any corporate action that would have the effect of eliminating, or materially adversely affecting, any approval right to which EAH is then entitled pursuant to clauses (a) through (e) of this Section 2.11.

ARTICLE III

CERTAIN COVENANTS

Section 3.1 Corporate Opportunities.

(a) From and after the Effective Date and for so long as the Embraer Group collectively holds a number of Shares representing at least the Embraer Group Requisite Ownership or has any directors, officers or employees who serve on the Board, (A) the Board will (i) in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce to the fullest extent permitted by Law any interest or expectancy of the Company in, or in being communicated about, presented with or offered an opportunity to participate in, any

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corporate opportunities of the Company or its Subsidiaries that are presented to any member of the Embraer Group or any of its directors, officers or employees; and (ii) elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware; and (B) in the event that any Embraer Director acquires knowledge of a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Director shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (including, without limitation, any member of the Embraer Group) or does not present such opportunity to the Company or any of its Affiliates or stockholders.

(b) For the purposes of this Section 3.1, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company and its Subsidiaries is financially able to undertake, which are, from their nature, in the line of the Company’s and its Subsidiaries’ businesses, are of practical advantage to it and are ones in which the Company and its Subsidiaries would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Embraer Group or its directors, officers or employees, the self-interest of the Embraer Group or any of its directors, officers or employees will or could be brought into conflict with that of the Company and its Subsidiaries.

Section 3.2 Amendments to Master Services Agreements; Related Party Transactions. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall not, and shall cause its Subsidiaries not to, (i) materially amend, waive any material rights under or terminate (other than as a result of expiration, non-renewal or material breach) that certain Master Services Agreement, dated as of December 14, 2021, by and between Eve and Embraer, or that Master Services Agreement, dated as of December 14, 2021, by and between Eve and Atech –Negócios e Tecnologias S.A. (the “Master Services Agreement”), or (ii) effectuate any transactions subject to the Company’s policies or procedures relating to transactions with related persons, without the prior approval of a majority of the Directors that satisfy the independence requirements of NYSE.

Section 3.3 No Share Transfer Restrictions. The Company will not, without the prior written consent of EAH, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of EAH to freely Transfer its Shares or would restrict or limit the rights of any transferee of EAH as a holder of Shares. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of EAH, (a) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (i) an increase in the ownership of Shares by EAH causing the rights thereunder to detach or become exercisable and/or (ii) EAH and its transferees not being entitled to the same rights thereunder as other holders of Shares or (b) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, EAH as a the Company stockholder either (i) solely as a result of the amount of Shares owned by EAH or (ii) in a manner not applicable to the Company stockholders generally.

Section 3.4 Certain Tax Payments. For any period or portion thereof during which the Company is treated as a member of any consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes, and an EAH or an affiliate thereof is the common parent of such group for U.S. federal or applicable state income tax purposes, the Company and such common parent shall enter into the tax sharing agreement in the form attached hereto as Exhibit A on the date the Company becomes a member of such consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes.

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Section 3.5 Company Policies and Procedures.

(a) For the duration of the Master Agreements:

(i) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, not take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;

(ii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Embraer’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

ARTICLE IV

FINANCIAL STATEMENTS; ACCESS TO INFORMATION

Section 4.1 Financial Statements; Disclosure and Financial Controls. For so long as the Embraer Group collectively holds a number of Shares representing at least twenty percent (20%) of the Shares then issued and outstanding:

(a) The Company shall, and shall cause its Subsidiaries (if any) to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Embraer’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Embraer’s monthly accounting periods commence and end.

(b) The Company shall deliver to EAH, as soon as available, but in any event in accordance with the financial closing deliverables timeline established by EAH, after the end of each monthly accounting period in each fiscal year, (i) a subsidiary reporting package prepared in accordance with IFRS (and GAAP, if requested by EAH), consistently applied, and the accounting policies of Embraer and (ii) such other information as reasonably requested from time to time by EAH.

(c) The Company shall deliver to EAH, as soon as practicable, but in any event within twenty-five (25) days after the end of each quarterly accounting period of the Company in each fiscal year (i) the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) (in the forms to be publicly filed by the Company pursuant to applicable Law, if applicable), for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and, if applicable, comparisons to budgeted amounts, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, consistently applied and (ii) discussion and analysis by management of the Company’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at a specified, earlier time upon EAH’s written request with at least twenty (20) days’ advance notice. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than seven (7) Business Days prior to the date the

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Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to EAH the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that EAH’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Embraer’s financial statements or related disclosures.

(d) The Company shall deliver to EAH, as soon as available (i) but in any event (A) within forty-five (45) days after the end of each fiscal year of the Company, internally prepared draft annual financial statements, and (B) within sixty (60) days after the end of each fiscal year of the Company, the annual financial statements of the Company (prepared in accordance with GAAP and in the forms required to be publicly filed by it pursuant to applicable Law, if applicable), and (ii) but in any event no later than twenty (20) Business Days prior to the date on which EAH has notified the Company that Embraer intends to file its annual report on Form 20-F or reference form (formulário de referência) or other document containing annual financial statements with the Commission or the CVM, any financial and other information and data with respect to the Company and its Subsidiaries (if any) and their business, properties, financial position, results of operations and prospects as is reasonably requested by EAH in connection with the preparation of Embraer’s financial statements and annual report on Form 20-F. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to EAH (x) drafts of the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (y) a discussion and analysis by management of the Company and its Subsidiaries financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (x) and (y) above is referred to in this Agreement as the “Annual Financial Statements.” the Company will deliver to EAH all revisions to such drafts as soon as any such revisions are prepared or made. No later than seven (7) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to EAH the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that Embraer’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, the Company will consult with EAH regarding EAH’s comments on the Annual Financial Statements and related disclosures and shall accept all of EAH’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

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(e) The Company shall deliver to EAH (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by the Company or its Subsidiaries to its or their respective security holders and (B) all registration statements and prospectuses to be filed by the Company or its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A) and (B) are referred to in this Agreement as “Company Public Documents”), and (ii) as soon as practicable, but in no event later than five (5) Business Days prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that the legal and financial representatives of EAH and the Company will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon EAH’s financial statements or related disclosures. Without limiting the foregoing, the Company shall consult with EAH regarding EAH’s comments on the Company Public Documents and shall accept all of EAH’s comments on such Company Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Company Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

(f) The Company shall as promptly as practicable deliver to EAH copies of all annual budgets and financial projections (consistent in terms of format and detail with Embraer’s historical practices, except as mutually agreed upon by the Parties) relating to the Company on a consolidated basis and will provide EAH an opportunity to meet with management of the Company to discuss such budgets and projections. In addition, to the extent requested by EAH, the Company will participate in Embraer’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as EAH may reasonably request.

(g) With reasonable promptness, the Company shall deliver to EAH such other information and financial data concerning the Company and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by EAH.

(h) The Company will consult with EAH as to the timing of its annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company will give EAH the opportunity to review the information therein relating to the Company and its Subsidiaries (if any) and to comment thereon. The Company shall coordinate with EAH the timing of (i) the Company’s earnings release conference calls and (ii) the Company’s public earnings release issuance and filings with the Commission, in each case as directed by EAH. No later than one (1) Business Day prior to the time and date that the Company intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, the Company will deliver to EAH copies of substantially final drafts of all related press releases and other statements to be made available by the Company to employees of such Party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company or its Subsidiaries. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the Company will consult with EAH regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company will deliver to EAH copies of final drafts of all press releases and other public statements. The Company shall obtain the written consent of EAH prior to issuing any press releases or otherwise making public statements with respect to any of the transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

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(i) The Company will cooperate fully, and cause its auditors to cooperate fully, with EAH to the extent requested by EAH in the preparation of Embraer’s public earnings or other press releases, quarterly reports on Form 6-K, annual reports to stockholders, annual reports on Form 20-F, any current reports on Form 6-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Embraer with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Embraer Public Filings”). The Company agrees to provide to EAH all information that EAH requests in connection with any Embraer Public Filings or that, in the judgment of Embraer’s counsel, is required to be disclosed or incorporated by reference therein under any Law. The Company will provide such information in a timely manner on the dates requested by EAH (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Embraer to prepare, print and release all Embraer Public Filings on such dates as Embraer may determine but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause its auditors to consent to any reference to them as experts in any Embraer Public Filings required under any Law. If and to the extent requested by EAH, the Company will diligently and promptly review all drafts of such Embraer Public Filings and prepare in a diligent and timely fashion any portion of such Embraer Public Filing pertaining to the Company. Prior to any printing or public release of any Embraer Public Filing, an appropriate executive officer of the Company will, if requested by EAH, certify that the information relating to the Company or its Subsidiaries in such Embraer Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company will not publicly release any financial or other information which conflicts with the information with respect to the Company or its Subsidiaries that is included in any Embraer Public Filing without EAH’s prior written consent.

Section 4.2 Access to Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership:

(a) The Company shall permit, unless prohibited by applicable Law, representatives designated by the members of the Embraer Group, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

(b) The Company shall, and shall cause its Subsidiaries to, provide the members of the Embraer Group, in addition to other information that might be reasonably requested by written inquiry by the members of the Embraer Group from time to time (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (ii) access to the chief executive officer, chief financial officer or other executive officer of the Company from time to time at reasonable times and upon reasonable notice to discuss the Company’s annual business plan and operating budget, and (iii) updates with respect to, and access to other information regarding, progress on the Company’s projects and related technology development roadmap.

(c) The Company will report in reasonable detail to EAH the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of the Company or any member of the Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (iv) any other material violation of Law (including any violation of law that an attorney representing the Company or its Subsidiaries has formally reported to any officers or directors of the Company pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

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(d) The Company will give EAH as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with EAH and, if requested by EAH, the Company will consult with Embraer’s independent auditors with respect thereto. The Company will not make any such determination or changes without EAH’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Embraer’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(e) Each of EAH and the Company, upon the reasonable request of the other Party, shall make available to the requesting Party all information, records and documents in its possession that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries, or any member of the Embraer Group, as the case may be.

Section 4.3 Other Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Company shall promptly provide the members of the Embraer Group with such information as reasonably required or requested by the Embraer Group in connection with any debt or equity financing or refinancing transactions to be effected by them or for purposes of their compliance with applicable Laws or stock exchange regulations.

Section 4.4 Confidentiality.

(a) Subject to Section 2.10, EAH and the Sponsor shall not, and shall cause each member of the Embraer Group and the Sponsor not to, disclose any confidential non-public information provided to EAH and the Sponsor or any other member of the Embraer Group and the Sponsor, or to any Embraer Director and the Sponsor Director, respectively, in each case, pursuant to the terms of this Agreement, to any Person outside of the Embraer Group and the Sponsor.

(b) Notwithstanding the foregoing, any member of the Embraer Group and the Sponsor shall be permitted to disclose such information to its directors, officers or employees, and any member of the Embraer Group and the Sponsor or any Embraer Director and Sponsor Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise any member of the Embraer Group and the Sponsor, and are bound by an obligation to maintain confidentiality with respect to such information.

(c) Any member of the Embraer Group and the Sponsor shall be permitted to disclose any confidential non-public information to any Person outside of the Embraer Group and the Sponsor, respectively, (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any member of the Embraer Group and the Sponsor, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition by any member of the Embraer Group and the Sponsor of Shares.

ARTICLE V

INDEPENDENT AUDITORS; COOPERATION

Section 5.1 Independent Auditors. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall take all Necessary Action to ensure that the Company appoints and retains as its independent auditors the same independent registered public accounting firm appointed as the independent auditors of Embraer and its Subsidiaries.

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Section 5.2 Cooperation. The Company acknowledges that Embraer and/or EAH may in the future determine to effect a reorganization that may include a transaction or series of transactions that would result in stockholders of Embraer receiving direct ownership of Shares, whether by distribution, dividend, exchange offer or other means. The Company hereby agrees that upon the request of EAH, the Company shall cooperate with Embraer and EAH in implementing any such reorganization event, including by taking any Necessary Action, to effect any such reorganization event.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Sponsor Indemnity.

(a) For a period of six (6) years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the BCA which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of the Company or its control or ability to influence the Company; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

ARTICLE VII

TERMINATION

Section 7.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the mutual consent of all of the parties hereto; or

(b) if the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership.

Section 7.2 Survival. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 7.2, Section 4.4 (which shall survive for one (1) year after the termination of this Agreement), Section 8.8 and Section 8.9; (ii) the rights with respect to the breach of any provision hereof by the Company; and (iii) the provisions set forth in Section 3.4, which shall survive until the expiration of the applicable statute of limitations with respect to any tax which may be imposed on the Affiliate of EAH referenced in Section 3.4.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. This Agreement may be amended by the Company and EAH at any time by execution of an instrument in writing signed on behalf of each of the Company and EAH. In addition,

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any proposed amendment to Sections 2.1, 2.5(b), 2.10 or 4.4 or this Article VIII shall also require the written consent of the Sponsor until the earlier of (a) the day on which the Sponsor no longer has any rights under any of such Sections and (b) the day on which the Sponsor no longer holds at least 50% of the Shares held by the Sponsor on the date hereof.

Section 8.2 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 8.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

Section 8.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that EAH may assign any and all of its rights under this Agreement, together with Transferring its Shares, to (i) any of its Affiliates (for the avoidance of doubt, without requiring the approval of the Company) or (ii) any other Person approved by a majority of the Directors that satisfy the independence requirements of NYSE in their sole discretion (each, an “Embraer Transferee”). EAH shall give written notice to the Company of its transfer of rights under this Section 8.4 no later than five (5) Business Days after EAH enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Embraer Transferee and identify the amount of Shares transferred and the scope of rights being transferred under this Section 8.4. In connection with any such transfer, the terms “EAH” and “Embraer” as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Embraer Transferee, be deemed to refer to such Embraer Transferee. EAH and any Embraer Transferee may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above.

Section 8.5 Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than EAH), pursuant to a transaction or series of related transactions in which any member of the Embraer Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Shares held by any member of the Embraer Group, all of the rights of EAH and the Sponsor set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by EAH and the Sponsor pursuant to such transaction or series of related transactions. The Company agrees that, without the consent of EAH, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 8.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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Section 8.7 Remedies. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and EAH shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third-party beneficiary or otherwise.

Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Company, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:         Flávia Pavie

Email:              fpavie@eveairmobility.com

(b) if to EAH, to:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:         Fabiana Klajner Leschziner

Email:              fabiana.leschziner@embraer.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Paul T. Schnell

                          Thomas W. Greenberg

Email:              Paul.Schnell@skadden.com

                          Thomas.Greenberg@skadden.com

(c) if to Sponsor, to:

Zanite Sponsor LLC

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention:         Steven H. Rosen, Co-CEO

Email:              srosen@resiliencecapital.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:         Joel Rubinstein

                          Matthew Kautz

Email:              joel.rubinstein@whitecase.com

                          mkautz@whitecase.com

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or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 8.8 is used, the earliest notice date established as set forth in this Section 8.8 shall control.

Section 8.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.10 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 8.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 8.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 8.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

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(g) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h) references to “day” or “days” are to calendar days;

(i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j) references to a Person are also to its successors and permitted assigns; and

(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Stockholders Agreement on the day and year first above written.

EVE HOLDING, INC.

By:
Name:
Title:

EMBRAER AIRCRAFT HOLDING INC.

By:
Name:
Title:

By:
Name:
Title:

ZANITE SPONSOR LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

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Exhibit D-1

(Master Services Agreement between Eve and Embraer)

EXECUTION VERSION

Master Services Agreement

This Master Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between Embraer S.A, a joint-stock corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, Brazil (“Embraer”), and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Embraer, the “Parties”, and each a “Party”).

WHEREAS, Embraer is a global aerospace conglomerate, with headquarters in Brazil, that produces commercial, military, executive and agricultural aircraft and provides aeronautical services, and maintains industrial units, offices, service and parts distribution centers, among other activities, worldwide;

WHEREAS, prior to the date hereof, Embraer or its Affiliates was conducting the UAM Business;

WHEREAS, Eve is an indirect wholly-owned subsidiary of Embraer;

WHEREAS, Eve, Embraer, and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer (“EAH”), expect to enter into a Business Combination Agreement (the “BCA”), with Zanite Acquisition Corp., a Delaware corporation, which, among other things, provides that, prior to the closing of the transactions contemplated by the BCA, Embraer shall transfer, or cause the transfer of, the UAM Business to Eve or its Subsidiaries on terms and conditions as set forth in the Contribution Agreement, dated as of December 10, 2021, between Eve, Embraer and EAH (the “Contribution Agreement”),

WHEREAS, the transactions under the Contribution Agreement were consummated on December 10, 2021, and Eve has since been conducting the UAM Business;

WHEREAS, in connection with Eve’s conduct of the UAM Business, the BCA provides that on or prior to the closing of the transactions contemplated by the BCA, Eve and Embraer shall enter into a master services agreement pursuant to which Embraer and/or certain of its Affiliates (which, for the avoidance of doubt, shall not include Eve or its Subsidiaries) shall provide certain products and services to Eve and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, Eve desires to retain Embraer to provide certain products and services, and Embraer is willing to supply such products and perform such services, relating to the development, certification, manufacturing and support of aircraft for urban air mobility, in each case under and pursuant to the terms and conditions set forth herein; and

WHEREAS, Eve and Atech – Negócios e Tecnologia S.A. (“Atech”), an affiliate of Embraer, have entered into a Master Services Agreement, dated as of the Effective Date (the “Atech Master Agreement”), which Atech Master Agreement is intended to govern the products and services to be provided under this Agreement.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Embraer and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used, but not defined, in this Agreement shall have the meanings set forth in the BCA. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) Embraer and its Affiliates (which for the avoidance of doubt, shall not include Eve and its Subsidiaries), on the one hand, and Eve and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other, and (ii) Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the one hand, and Atech and its Subsidiaries, on the other, shall be deemed not to be Affiliates of each other.

(b) “Agnostic IP” means any Intellectual Property (other than Trademarks) that is developed to support business processes and activities that are generalized within the aeronautics industry so that such Intellectual Property is generally suitable, applicable, compatible and interoperable across various products, services, solutions, platforms, processes or practices within the aeronautics industry (i.e., can be used or practiced both within and outside the UAM, the UATM Business, or the UATM, as applicable).

(c) “Airworthiness Authority” means the ANAC—Agência Nacional de Aviação Civil (Brazil), EASA—European Aviation Safety Agency (Europe), FAA—Federal Aviation Administration (United States of America), CAA—Civil Aviation Authority (United Kingdom), and any successors thereto, or such other airworthiness authority that the Parties may agree, under which the Product will be certified.

(d) “AOG” means aircraft on ground.

(e) “Autonomous Systems” mean systems that incorporate artificial intelligence (AI) into the management and control of complex systems. Autonomous systems are operated independently of other management and control systems, though may include human operators (i.e., crew) as part of the operation.

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Business Plan” means the document to be developed by Eve setting forth its bona fide business plan to conduct the UAM Business, which plan shall contain, among other things, the Program development milestones timeline, cost assumptions, financial projections and goals, ecosystem and market share assessments, and the target markets.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

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(i) “Common Customers” mean all existing and prospective commercial and executive customers of Embraer and its Affiliates, including commercial and non-commercial aircraft and aircraft operations (other than UAM).

(j) “Control” or “Controlled” mean, with respect to Intellectual Property, the right to grant the license(s) as provided for herein without: (i) violating the terms of any agreement or other arrangement with any third Person; (ii) requiring any consent, approvals or waivers from any third Person; or (iii) requiring the payment or granting of consideration to any third Person.

(k) “Control Systems” mean the collection of elements (hardware or software) of a vehicle that are organized and integrated in a particular way to provide to the pilot (or an Autonomous System) means to effectively control the vehicle velocity, attitude, and resulting flight path as intended.

(l) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(m) “Deliverable” means any deliverable, work product, or other result of the Services that are delivered or required to be delivered by Embraer to Eve pursuant to any SOW.

(n) “Distributed Propulsion Systems” mean the distribution of the propulsive thrust stream such that overall vehicle benefits in terms of aerodynamic, propulsive, structural, and other efficiencies are mutually maximized to enhance the vehicle mission.

(o) “EIS” means the aircraft “entry into service”.

(p) “Electrification Systems” mean systems that enable the use of propulsors (propellers or fans) driven by electric motors to propel aircraft.

(q) “Embraer’s Competitors” mean the Persons set forth in Exhibit 2 hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Embraer Competitor for such purpose.

(r) “Embraer’s Standard of Care” means the applicable Embraer Party’s (i) performance of the applicable Services and/or (ii) manufacture, development and/or provision of the applicable Product, in each case, in compliance with applicable Laws and in a timely, efficient, and professional manner, and if applicable, at a level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) with which (x) such Services were performed and/or (y) Products were provided, developed or manufactured, in each case, by such Embraer Party in the ordinary course of business within the twelve (12) month period prior to the Effective Date, but in any case at the level of service, skill, and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) that is at least customary for such Service and/or provision, development or manufacture of such Products and is no less than the level with which the applicable Embraer Party performs similar services for its own business and/or provides, develops or manufactures its own products, and in any event, with the same priority as such service or product provided by such Embraer Party to its own business and those of its Affiliates (provided that if there is ever a resource constraint conflict, Embraer Party will prioritize the performance and provision of the Services and Products. For clarity, and subject to Section 10.1, if there is a resource constraint conflict, Embraer Party shall prioritize the allocation of resources to Eve, and the Parties shall agree on a reasonable timeframe to address Eve’s resources demands), and in any event (regardless of whether such similar services and/or products are provided by such Embraer Party or not), such level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) equal to the standard of care of other global suppliers of similar products, services and solutions of similar volumes.

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(s) “Embraer Party” means Embraer or an Affiliate of Embraer.

(t) “Eve Party” means Eve or an Affiliate of Eve.

(u) “eVTOL” means: a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(v) “Flight Dynamics” means the study/knowledge of the acting forces, performance, stability and control of the flight of a vehicle in relation to flight environments and to Control Systems inputs.

(w) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(x) “Governmental Authorization” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, certificates, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

(y) “GSE” or “Ground Support Equipment” means tools, equipment, or software required on the ground to support the operation and maintenance of the eVTOL and all its airborne equipment, or the Integrated Product Development.

(z) “Integrated Product Development” or “IPD” means the development of a set of integrated processes and coordinated activities that transform an idea or market opportunity, into a complete, certified and mature product for industrialization and entry into service through the use of multidisciplinary teams, including product engineering, testing engineering and product integrity (airworthiness / regulation and operational standards), manufacturing engineering, quality, tooling, supply chain management, and service and support.

(aa) “Intellectual Property” means any and all right, title, and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, inventions, invention disclosures, and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names, and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship, and copyrightable subject matter and moral or equivalent rights, (iv) Type Design Data; (v) rights in Software; (vi) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, processes, formulae, models, and methodologies (collectively, “Trade Secrets”); (vii) rights of publicity and privacy and in social media usernames, identifiers, and accounts; (viii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (ix) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (x) all rights to prosecute, sue, enforce, or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (xi) all other rights, privileges, and protections of any kind whatsoever accruing under any of the foregoing provided by any applicable Law, treaty, or other international convention

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throughout the world, including all right to all royalties, fees, income, damages, payments, and other proceeds now or hereafter due or payable with respect thereto.

(bb) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(cc) “MRO” means maintenance, repair, and overhaul.

(dd) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses.

(ee) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(ff) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person (including, with respect to Embraer or its Affiliates, Subcontractors of Embraer or its Affiliates).

(gg) “POC” or “Proof of Concept” means a simplified version of the eVTOL with enough features to allow validation of specific concepts through testing in early stages of product development.

(hh) “Product” means any and all versions of eVTOLs until the first TC approval of the eVTOL as reflected in the SOW01, and all pieces, parts, Spare Parts or components thereof, as well as any and all tooling, manufacturing instructions and procedures, GSE, software and training devices in connection therewith and any accompanying Technical Publications, and UAM Business Services products and services, related or unrelated to such eVTOL.

(ii) “Program” means all activities related to the UAM Business of the Eve Parties.

(jj) “Program Requirements” means the eVTOL requirements that define its high-level specifications such as product economic life, performance aspects (passenger capacity, payload, range, total weight, etc.), end users’ experiences expected with the product, product operational aspects (costs, noise levels, typical missions, intended operations, etc.), which high-level requirements are to be designed with respect to the eVTOL to enable the Program to achieve its strategic Business Plan targets.

(kk) “Purchase Order” means a purchase order issued by an Eve Party to an Embraer Party in writing pursuant to a SOW for supply of Products or Services.

(ll) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(mm) “Services” means the services (other than manufacture and supply of finished commercial Products) set forth in a SOW.

(nn) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Products or Services. For the sake of clarity, the definition of Services Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Liquido—CSLL).

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(oo) “SOW” means a Statement of Work as set forth and agreed to in writing from time to time during the Term by the Parties or their respective Affiliates, which Statements of Work shall, among other things, set forth (i) the Eve Party and Embraer Party thereto, (ii) the specific products to be supplied and/or developed or detailed scope of Services to be performed, (iii) technical requirements, (iv) service levels, ordering process, delivery schedule, warranty (if applicable) and lead times, (v) prices and fees, and (vi) other requirements, responsibilities, terms and obligations related to the applicable Products and Services under the SOW, as applicable. The accepted SOWs as of the Effective Date are attached hereto as Exhibit 1, and additional SOWs (and amended SOWs) shall be deemed issued and accepted only if and when signed by the Embraer Contract Manager and the Eve Contract Manager or other authorized officer or employee of an Eve Party and Embraer Party, respectively.

(pp) “Spare Parts” means any parts, components, furnishings or equipment for or to the extent related to eVTOL or Test Vehicles or, as required, for the UAM Business Services.

(qq) “Subcontractor” means any service provider, manufacturer or supplier, excluding Embraer or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services or Products, pursuant to the instructions or contract of Embraer or its Affiliates.

(rr) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For purposes of this Agreement, (i) Embraer and Eve shall be deemed not to be Subsidiaries of each other, and (ii) Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the one hand, and Atech and its Subsidiaries, on the other, shall be deemed not to be Subsidiaries of each other.

(ss) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(tt) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(uu) “Technical Publications” means all documents used to support or execute the operation and maintenance activities of the eVTOL.

(vv) “Test Vehicles” means any benches, test setup, operational vehicles, rigs, structural test specimen, POC or prototypes used for testing in order to collect data required for eVTOL development and certification.

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(ww) “Third Party” means any Person, other than an Embraer Party or an Eve Party.

(xx) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(yy) “Type Certificate” or “TC” means the document that grants the airworthiness approval for an aircraft confirming that the aircraft design complies with the airworthiness requirements established by the applicable Airworthiness Authority. “TC” includes the approval of the type design but does not include the issuance of a production certificate by the applicable Airworthiness Authority.

(zz) “Type Design Data” means all drawings, models, methods, specifications and data that evidences compliance with the certification basis of the original aircraft and all the data necessary to evidence that subsequent aircraft conform to the approved type design.

(aaa) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(bbb) “UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, Eve or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service, and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

(ccc) “UAM Business Services” means all UAM services and goods offered by Eve or its Affiliates to its customers and are typically offered in connection with the eVTOL operation, and any other UAM Business unrelated to the eVTOL. It may include Spare Parts, technical support, operational and technical publications, service bulletins, MRO and training, to ensure the safe and efficient operation of the eVTOL, or other services such as interior/exterior refurbishment, enhancements and modernizations. These services can be included either as part of the aircraft acquisition agreement, other independent agreements, or in the course of the schedule/unscheduled maintenance typically contracted directly from the MROs.

(ddd) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for avoidance of doubt does not include general air traffic management systems.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits

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and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

NATURE AND SCOPE OF PRODUCTS AND SERVICES

Section 2.1 General Purpose. This Agreement is a master agreement governing the relationship between Embraer and Eve with respect to Products and Services to be provided by Embraer Parties to Eve Parties in connection with the UAM Business. Subject and pursuant to this Agreement, Eve (on behalf of itself and the other Eve Parties) hereby engages the Embraer Parties pursuant to SOWs hereunder for, and Embraer (on behalf of itself and the other Embraer Parties) hereby agrees to perform and provide to the Eve Parties: (1) the Integrated Product Development of the eVTOL, up to the TC approval and subsequent support for obtention of the airworthiness certificates of the initial eVTOL aircraft for delivery under ANAC, FAA, and EASA, as reflected in the SOW01 attached (including all other SOWs related to the SOW01); (2) the integrated UAM Business Services development, including services development, parts planning, technical support, AOG support, MRO planning, training, special programs, technical publications development, technical publications management and distribution, and operation services; and (3) eVTOL manufacturing services (subject to the provisions of Section 2.4(b)); Subject and pursuant to this Agreement, Embraer shall, and shall cause the other Embraer Parties to, perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead times, high quality standards and in cost, in comparison with global suppliers of similar products, services and solutions at similar volumes. In addition to the foregoing, Embraer shall ensure that prior to the TC approval as reflected in the SOW01, Embraer shall perform and provide the Products and Services with the same priority as such products and services are provided to its own business. For clarity, and subject to Section 10.1, if there is a resource constraint conflict, Embraer Party shall prioritize the allocation of resources to Eve, for the provision of the Products and the performance of the Services, and the Parties shall agree on a reasonable timeframe to address Eve’s resources demands.

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Section 2.2 SOWs.

(a) Entry into SOWs. Subject and pursuant to this Agreement, Embraer shall provide or cause to be provided to the Eve Parties the Products and Services set out in the SOWs. Eve will be the responsible for the UAM Business and UAM Business Services, and other Services, and will direct and engage Embraer for the performance of, and deliver working packages that will be detailed in the specific SOWs. All Products and Services to be provided under this Agreement shall be set forth in a SOW. If the Services provided in a SOW have a term that is different from the Term of this Agreement, the term in the SOW shall prevail. In the event that the Parties wish to modify, upgrade, or otherwise change a SOW (including any Products or Services, or the quantity or amount of a particular Product or Service, set forth in a SOW), the Parties shall enter into and execute a new SOW or an amendment to the applicable SOW or in any other form that the Parties may reasonably agree in writing.

(b) Cost Estimates for SOWs. At the request of Eve prior to entering into a new or amended SOW, Embraer shall provide Eve with a non-binding estimate of the fees, costs and expenses for the provision of a requested Product or Service under a SOW (including a non-binding estimate of hours, cost and duration).

Section 2.3 Acceptance of Products and Services. In the event that a Product or Service is not provided in accordance with Embraer’s Standard of Care, Eve shall give Embraer prompt written notice thereof, with a reasonably detailed description of the failure or deficiency. Upon receipt of such notice, the applicable Embraer Party shall have a reasonable period of time, but in no event more than sixty (60) days (or such other period of time agreed to by Eve and Embraer in writing), to cure such failure or deficiency. If, after the expiration of such period, Embraer has failed to cure such failed or deficient Product or Service, Eve may, in its sole discretion (i) require (and upon Eve’s request, Embraer shall cause the applicable Embraer Party to provide) prompt re-performance (or performance, as the case may be) by the applicable Embraer Party of such failed or deficient Product or Service at Embraer’s sole cost and expense, or (ii) at Eve’s cost and expense, contract with any Third Party service provider, supplier or manufacturer, other than any Embraer Competitor and subject to the Third-Party Access Requirements, to repair, provide, or replace such Product or perform such Service as reasonably necessary to cure such failure or deficiency.

Section 2.4 Provision of Products and Services.

(a) The Eve Parties hereby engage the Embraer Parties for, and Embraer hereby agrees to perform and provide, or hereby agrees to cause to be performed or provided, to Eve Parties, the (1) Integrated Product Development of the eVTOL, up to the TC approval and subsequent support for obtention of the airworthiness certificates of the initial eVTOL aircraft for delivery under ANAC, FAA, and EASA, as reflected in the SOW01 attached (including all other SOWs related to the SOW01); and (2) integrated UAM Business Services development, including services development, parts planning, technical support, AOG support, MRO planning, training, special programs, technical publications development, as contemplated in the SOW02 attached (including all other SOWs related to the SOW02). Subject and pursuant to this Agreement, Embraer shall, and shall cause the other Embraer Parties to perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead times, high quality standards and in cost, in comparison with global suppliers of similar products and services at similar volumes. The Parties agree that in the course of the provision of the Services, provided that if mutually beneficial for the Parties, certain low complexity services, such as certain experimental shop services (e.g., mockup construction, POCs construction, tooling, and other low complexity simple services) can be procured and contracted by Eve directly from Third Party suppliers.

(b) At the Eve Parties’ discretion, the Eve Parties may also request (and Embraer may in its discretion agree to be engaged for) the (1) provision of post TC engineering services; (2) implementation and execution of the integrated UAM Business Services, including parts distribution, technical support, AOG support, MRO

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management, training provision, special programs management, technical publications management and distribution, and operation services; and (3) eVTOL manufacturing services. Embraer shall, and shall cause the other Embraer Parties to, perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead time, high quality standards, and cost in comparison with global suppliers of similar services and solutions at similar volumes.

(c) Without limiting Section 2.3, if Embraer is in material breach of a SOW, including for not providing the Products or Services under Section 2.4(a) or 2.4(b) in accordance with Embraer’s Standard of Care, and does not cure or reasonably mitigate such breach within sixty (60) days’ written notice from Eve, Eve may engage another supplier or service provider for the Products or Services subject to such SOW to which such material breach relates, for a commercially reasonable time period and at least so long as Embraer does not cure or reasonably mitigate such breach.

(d) Notwithstanding the foregoing, for the Services contemplated under Sections 2.4(a) and 2.4(b), in no event shall the Eve Parties procure, directly or indirectly, a Product or Service from an Embraer Competitor without Embraer’s prior written consent; provided that this clause shall not apply to this Agreement or an applicable SOW if a termination of this Agreement or an applicable SOW, as applicable, has occurred under Article VII.

(e) During the term of this Agreement, Eve hereby agrees that, other than as expressly set forth herein (including, without limitation, Section 2.4(d) hereof), the Eve Parties shall not enter into any arrangement with any Third Party for any of the Services or Products other than an Embraer Party.

Section 2.5 Customer Relationships and Marketing. Eve will be the “face to the customer” in the UAM Business, subject to the “Common Customers” provisions below in Section 2.8, and upon the Eve Parties’ request and Embraer’s agreement, Embraer may support Eve with additional services not contemplated in this Agreement, including marketing and branding, and sales engineering.

Section 2.6 Subcontracting. Embraer may subcontract one or more of its activities or obligations hereunder in Embraer’s reasonable discretion and in a manner consistent with the Embraer Parties’ general practices, as applicable; provided, that Embraer shall (a) use the same degree of care in selecting any Subcontractors as it would if such Subcontractor was being retained to provide similar services or products to the Embraer Parties and (b) the Embraer Parties shall in all cases use reasonable best efforts to ensure that obligations with respect to the provision of services or products applicable to Embraer as set forth in this Agreement (including standards of care and services) are satisfied with respect to any activities provided by a Subcontractor (and, notwithstanding any other provision of this Agreement, Embraer shall not be deemed in breach of this Agreement with respect to Subcontractors if Embraer has used its reasonable best efforts to cause such Subcontractors to so comply). Upon Eve’s reasonable request, Embraer shall permit Eve to: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, and (ii) reasonably audit a Subcontractor’s compliance herewith. Subject and pursuant to this Agreement, Embraer is responsible and liable for the management, supervision and acts and omissions of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve any Embraer Party from its obligations under this Agreement so long as, with respect to Subcontractors, Embraer is using its reasonable best efforts to ensure such Subcontractors are in compliance with this Agreement.

Section 2.7 Eve’s Facilitation of Services.

(a) Eve Provision of Information/Assistance. Eve shall (i) subject to the terms and conditions of Section 5.2, provide any information and documentation to Embraer in the possession or under the control of Eve Parties that is necessary for Embraer to perform or supply, or cause to be performed or supplied, the Products and Services; (ii) make available, as reasonably requested by Embraer, sufficient resources, timely decisions,

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approvals and acceptances, in each case of Eve that are required by Embraer so that Embraer can accomplish its obligations hereunder in a timely manner; and (iii) provide reasonable access to Embraer (or its Personnel who need to have such access) to premises, employees, contractors, systems and equipment of Eve Parties to the extent required to enable Embraer to provide the Products or Services; provided, that such Embraer or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Eve Responsible for Approvals/Authorizations. As between the Parties and their respective Affiliates, the Eve Parties shall be responsible for the obtaining of all, and the Services shall not include the obtaining of any, permits, licenses, certifications and other Governmental Authorizations necessary or appropriate for operation by the Eve Parties of the UAM Business. Embraer (i) will obtain and maintain valid all Governmental Authorizations necessary or appropriate for Embraer to perform or supply the Products and Services in accordance with this Agreement and the SOWs; and (ii) will support Eve in making the necessary filings and agreements with the Airworthiness Authority in order to obtain any required authorization for Embraer’s representatives to act on Eve’s behalf for the TC application and product development, if requested by Eve (for the maintenance of the eVTOL TC until the expiration of such TC, upon reasonable commercial conditions to be agreed by the Parties, Embraer may undertake such activities to support Eve and to provide the requested information related to Embraer Parties to the Airworthiness Authorities).

Section 2.8 Common Customers. The Parties recognize and agree that, in the context of the UAM Business, Eve and Embraer may have the opportunity to introduce their respective products and services to Common Customers. The Parties further understand and agree that the successful sale of products and services to Common Customers is of the best interest of the Parties, and that the collaboration between the Eve Parties and Embraer Parties may be substantially more powerful and key to this success. Although Eve and Embraer are not restricted to independently offer products and services to Common Customers, the Parties agree to use commercially reasonable efforts to the extent permitted by applicable Law to maintain a regular communication alignment, and strategic cooperation, in good faith, when approaching Common Customers.

ARTICLE III

RELATIONSHIP MANAGERS

Section 3.1 Relationship Managers. For each SOW, the applicable Embraer Party and applicable Eve Party shall each appoint an individual to serve as that party’s primary representative under such SOW (each, a “Relationship Manager”). Each Relationship Manager shall (a) be authorized to act for and on behalf of such party under the applicable SOW with respect to the day-to-day operation and performance under such SOW, and (b) be responsible for attempting to resolve Disputes concerning such SOW in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Relationship Managers shall be identified in each SOW and may be replaced by notice in writing from the appointing party to the other party from time to time.

Section 3.2 Global Relationship Managers. Embraer and Eve shall also each appoint an individual to serve as their primary representative for this entire Agreement (each, a “Global Relationship Manager”). Each Global Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her, (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the Products and Services, and (c) be responsible for attempting to resolve Disputes concerning this Agreement and the provision of Products and Services hereunder in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Global Relationship Managers are identified in Exhibit 3 hereto and may be replaced by notice in writing from the appointing Party to the other Party from time to time.

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Section 3.3 Relationship Manager Meetings. During the Term, the Relationship Managers and the Global Relationship Managers shall, unless otherwise set forth in an applicable SOW, meet on a schedule to be mutually established by the Parties, or as reasonably requested by a Party upon sufficient advance written notice, to discuss the Products and Services and other matters arising under this Agreement. If an Embraer Party or Eve Party is a Defaulting Party as a result of a material breach of this Agreement, Embraer’s Relationship Manager and Global Relationship Manager, or Eve’s Relationship Manager and Global Relationship Manager, as applicable, shall promptly provide to the other Party’s Relationship Manager and Global Relationship Manager (x) a written report of how such Party intends to cure such default (if capable of cure) and (y) weekly status updates until such default has been cured.

ARTICLE IV

FEES AND PAYMENT

Section 4.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees set out in the applicable SOW (the “Fees”) and shall reimburse Embraer for all reasonable and documented out-of-pocket costs and expenses incurred by Embraer and its Representatives in connection with a SOW (“Expenses”). Unless otherwise provided in an applicable SOW, Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Embraer together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Embraer in freely available US dollars in the bank or other account designated by Embraer. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 12.3.

(b) Calculation of Fees. Unless otherwise specified in an applicable SOW, all Fees shall be determined in accordance with applicable transfer pricing regulations. Embraer and its Representatives shall be responsible for, and shall not be entitled to reimbursement for, any costs attributable to an Embraer Party’s third-party advisors, including legal, tax and accounting, except if and to the extent reasonably necessary to provide Services and Products.

(c) Calculation of Hourly/Daily Fees. Where Services are to be provided, and Fees therefor paid, on a daily or hourly basis, supply thereof shall: (i) be deemed to have commenced (a) on the first day that Services are provided, if Services are to be provided at the site that such Personnel regularly is employed (“Embraer Site”); (b) on the first day of such Personnel’s trip, if Services are to be provided at any place other than the Embraer Site; and (ii) be deemed completed (a) on the last day of Services, for Services provided at the Embraer Site, (b) upon the arrival of such Personnel at such individual’s place of residence or another destination not connected to the Services, or (c) if previously agreed, after the delivery of the documentation required as an output of the trip. Rates calculated on a per-day basis shall always apply in full, regardless of the period of the day in which the Services are commenced or completed. The invoicing of unfinished services that may be still being performed at the time of the monthly payment reconciliations shall be calculated based upon the actual hours and days accumulated within the thirty (30) days following the previous invoicing cut off time/day.

Section 4.2 Cost Efficiencies. Embraer shall use, where applicable and practicable, existing assets of the Embraer Parties to reduce product development costs and development cycles. Eve and Embraer shall agree to develop or adopt new manufacturing technologies designed to optimize cost of Products and Services to meet market demand. Eve, in consultation with Embraer, shall determine the locations for Services to be provided, and shall seek a no-cost or low-cost structure by maximizing incentives from Governmental Authorities, or a minimum-cost alternative utilizing the existing sites of the Parties and their respective Affiliates, taking into account economic and financial local opportunities and Eve’s business strategy.

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Section 4.3 Taxes. Eve shall be responsible for all sales, use excise taxes, and Services Taxes and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder (“Specified Taxes”); provided that, in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Embraer’s or its Affiliates’ net income, net worth, gross revenue, personnel, or real or personal property or other assets (other than Services Taxes). The Parties shall use commercially reasonable efforts to cooperate with each other to reduce or eliminate Specified Taxes or Services Taxes in accordance with applicable Laws. Embraer shall include the Services Taxes on the invoices issued to Eve where reasonably possible in case such Taxes are collected in Brazil.

Section 4.4 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two percent (2%), and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Embraer for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 4.5 Suspension. In addition to all other remedies available under this Agreement or at law, the Embraer Parties shall be entitled to suspend the provision of any Products or Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Embraer Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 4.6 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

ARTICLE V

INTELLECTUAL PROPERTY; CONFIDENTIALITY; PUBLICITY

Section 5.1 Intellectual Property.

(a) Assigned Foreground IP.

(i) Embraer shall and shall cause the applicable Embraer Parties to, and hereby does (on behalf of itself and each other Embraer Party), irrevocably assign, transfer, and convey (and without limiting the foregoing, agrees in the future to assign, transfer, convey, and deliver) to Eve, free and clear of all Liens (other than Permitted Liens), all of Embraer’s entire worldwide right, title, and interest in and to any and all Intellectual Property created, conceived, invented, authored, discovered, or otherwise developed by any of the Embraer Parties (whether solely or jointly with any other Person) in the course of performing the Services or providing the Products to Eve during the Term, in each case to the extent owned by the Embraer Parties, (collectively “Foreground IP”) that is either (A) expressly and specifically described or identified as Assigned Foreground IP or a Deliverable in a SOW or (B) is primarily used (or primarily held for use) in or primarily relates to the UAM Business (including, for clarity, primarily related to the eVTOL), UATM Business (including, for the avoidance of doubt, any Products primarily related to the UATM Business), or UATM, in each case, excluding, for clarity, any Intellectual Property expressly excluded under an SOW and any Agnostic IP (“Assigned Foreground IP”). For the avoidance of doubt, the Assigned Foreground IP shall include all Intellectual Property necessary to obtain or maintain the eVTOL Type Certificate (other than Agnostic IP).

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(ii) Subject to the terms and conditions of this Agreement, Eve hereby grants to Embraer an exclusive (solely outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products outside the UAM Business), or the UATM), perpetual, worldwide, irrevocable, sublicensable (through multiple tiers), fully paid-up, royalty-free right and license to use or practice (including, for clarity, to distribute, copy, make derivative works of, perform, display, or otherwise exploit) the Assigned Owned IP (as defined in the Contribution Agreement) and Assigned Foreground IP (in each case, other than Trademarks) throughout the world for any and all purposes outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products outside the UAM Business), or the UATM (the “Retained Foreground IP License”).

(iii) In furtherance of the foregoing, at the reasonable request by and at the expense of Eve with respect to any third-party preparation, administrative or filing fees from time to time, Embraer shall and shall cause its Affiliates and their Personnel to execute and deliver any and all assignments or other documents in a standard and appropriate form recordable in an applicable Governmental Authority for purposes of effecting, perfecting, enforcing, recording, or otherwise evidencing the foregoing assignment and transfer of any Assigned Foreground IP from Embraer Parties to Eve or its designee.

(b) License of Existing IP to Eve. Subject to the terms and conditions of this Agreement, Embraer, on behalf of itself and the Embraer Parties, hereby grants to Eve a perpetual, worldwide, irrevocable, non-exclusive, transferable (subject to Section 12.10), sublicensable (through multiple tiers in support of the UAM, the UAM Business, or the UATM of the Eve Parties (including for pilot training in the UAM Business) but not for independent use by Third Parties), fully paid-up, royalty-free right and license to and under any and all Intellectual Property (other than Trademarks or UAM Business Owned IP), including Agnostic IP, owned or Controlled as of the Effective Date by Embraer or any of its Affiliates that is either disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “Existing Licensed UAM IP”), in each case, to use or practice the Existing Licensed UAM IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM, the UAM Business, or the UATM or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Existing Licensed UAM IP in the UAM, the UAM Business (including, for clarity, any Products in the UAM Business) or the UATM).

(c) License of New IP to Eve. Subject to the terms and conditions of this Agreement, Embraer, on behalf of itself and the Embraer Parties, hereby grants to Eve a perpetual, worldwide, irrevocable, transferable (subject to Section 12.10), sublicensable (through multiple tiers in support of the UAM, the UAM Business, or the UATM of the Eve Parties (including for pilot training) but not for independent use by Third Parties), fully paid-up, royalty-free:

(i) non-exclusive right and license to and under any and all Intellectual Property (other than Trademarks or, for clarity, UAM Business Owned IP), including Agnostic IP, that is not owned as of the Effective Date but is otherwise created independently of this MSA or any SOW after the Effective Date by Embraer or any of its Affiliates (in each case to the extent owned or Controlled by the Embraer Parties) that is disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or that is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “New Licensed UAM IP”), in each case, to use or practice the New Licensed UAM IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM, the UAM Business, or the UATM or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Existing Licensed UAM IP in the UAM, the UAM Business (including, for clarity, any Products in the UAM Business) or the UATM); and

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(ii) exclusive (with respect to the UAM, the UAM Business (including, for clarity, any Products in the UAM Business), and the UATM) right and license to and under any and all Foreground IP (other than Trademarks, Assigned Foreground IP and New Licensed UAM IP, but including Agnostic IP) that is either disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “Licensed Parent Foreground IP” and together with the Existing Licensed UAM IP, and the New Licensed UAM IP, the “Licensed Parent IP”) to use or practice the Licensed Parent Foreground IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM Business (including, for clarity, any Products and UAM Business Services or any Deliverable) in the UAM Business; or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Licensed Parent IP (or any Deliverable) solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products), or the UATM).

(d) No Use by Eve Outside UAM. For the avoidance of doubt, (i) Eve acknowledges and agrees that it and its Affiliates must not use or license the Licensed Parent IP outside of the UAM Business; and (ii) Embraer acknowledges and agrees that it and its Affiliates must not (except as provided for herein in connection with providing Products or Services to Eve Parties) use or license any Foreground IP in the UAM, the UAM Business, or the UATM.

(e) Embraer Data.

(i) To the extent required for the execution of specific activities set out in a SOW or to the extent required by an Airworthiness Authority, including, but not limited to, the FAA’s AC 20-179 “Certification Data Retention Agreements and Government Records Document Information”, (A) a Subsidiary of Eve as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Embraer for such purpose (“Embraer Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Embraer); provided, further, that, for clarity, to the extent permitted by the applicable Airworthiness Authority, Embraer may submit such Embraer Data to the relevant Airworthiness Authority directly and (B) a Subsidiary of Embraer as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Eve for such purpose (“Eve Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Eve).

(ii) Without limiting the rights and licenses granted in Sections 5.1(a) or (b), (A) Eve acknowledges and agrees that (1) as between the Parties, all Embraer Data is proprietary to the Embraer Parties and (2) access to Embraer Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Eve Parties or any other Person; and (B) Embraer acknowledges and agrees that (1) as between the Parties, all Eve Data is proprietary to the Eve Parties and (2) access to Eve Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Embraer Parties or any other Person.

(f) Reservation of Rights. Except as expressly provided for herein, each of the Eve Parties and the Embraer Parties retain all rights, title, and interest in and to their respective Intellectual Property, and no such rights are assigned, licensed or otherwise granted, whether express or by implication, to the other Party or any Third Party.

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(g) Third Parties. In the event that, during the provision of the Services, Eve engages a Third Party to provide any services or products as permitted hereunder, and such Third Party is required to have access to Embraer’s Data, Eve shall request prior written authorization from Embraer, which authorization shall not be unreasonably withheld, conditioned or delayed, and any such access shall be subject to Embraer’s standard confidentiality and access requirements for data of a similar nature (the “Third-Party Access Requirements”).

(h) Technology Transfer. For the avoidance of doubt, at the reasonable request and at the reasonable expense of Eve for the reasonable costs and expenses incurred by the Embraer Parties in connection with segregating such information and materials from information and materials related to Embraer or its Affiliates’ other businesses, during the Term and prior to the expiration or termination of this Agreement, Embraer shall (a) deliver (or cause to be delivered) to Eve, solely via a method of distribution reasonably designated by Embraer in writing and agreed by Eve (for the avoidance of doubt, no other method shall be considered a valid instrument for such technology transfer), copies (and if applicable, tangible embodiments) of all Licensed Parent IP that are reasonably requested by Eve that are used or practiced (or held for use or practice) in or otherwise relating to the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business and UAM Business Services), and the UATM and (b) provide Eve with support and training (unless such support and training is more appropriate to be covered under an SOW entered into by the Parties), in each case, to the extent reasonably necessary for Eve to conduct the UAM Business (including to operate and support the Products in the UAM Business) and to exercise its rights under the licenses granted to Eve hereunder.

Section 5.2 Confidentiality.

(a) From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that (i) Confidential Information does not include any information that: (A) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 5.2; (B) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party); provided, that such Third Party is not and was not prohibited from disclosing such Confidential Information; (C) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (D) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information, and (ii) notwithstanding the foregoing (C) and (D), (x) the Confidential Information of Eve (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the UAM Business Owned IP or the Assigned Foreground IP, and (y) the Confidential Information of Embraer (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the Licensed Parent IP (in each case, regardless of whether such information was in the possession of the other Party or its Affiliates prior to disclosure).

(b) The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement (including in connection with a Eve Party or Embraer Party obtaining any permits or governmental authorizations for the purposes of the UAM Business). Without limiting the foregoing, and except in connection with the performance by the Embraer Parties hereunder, from and after the Effective Date, Embraer shall not (and shall cause its Affiliates not to) use, for any purpose in, or in direct competition with, the

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UAM Business, any Trade Secrets included in the Assigned Owned IP, Assigned Foreground IP or Licensed Parent Foreground IP without the prior written consent of Eve, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

Section 5.3 Publicity. Except as otherwise expressly provided herein, during the Term, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements expressly and specifically with respect to this Agreement; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by applicable Law or applicable stock exchange regulation.

Section 5.4 U.S. Federal Tax Characterization. The Parties agree:

(a) To treat any Assigned Foreground IP as property, for U.S. federal income tax purposes, owned from creation by Eve;

(b) To treat the Retained Foreground IP License as property, for U.S. federal income tax purposes, owned from creation by Embraer;

(c) To treat the licenses of any Existing Licensed UAM IP pursuant to Section 5.1(b), for U.S. federal income tax purposes, as property, transferred from Embraer to Eve on the date hereof; and

(d) To treat the licenses of any New Licensed UAM IP pursuant to Section 5.1(c)(i) and any licenses of any Licensed Parent Foreground IP pursuant to Section 5.1(c)(ii) as property, for U.S. federal income tax purposes, owned from creation by Eve.

ARTICLE VI

COMPLIANCE WITH LAW

Section 6.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation.” “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (d) the UK Bribery Act 2010; (e) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director,

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officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Embraer and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 6.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Initial Term”). This Agreement shall be automatically renewed for an additional successive one-year period upon the end of the Initial Term and shall automatically renew for additional successive one-year periods

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thereafter (the Initial Term and each such renewal term, collectively, the “Term”); provided, however, that during any such renewal term, either Party may terminate this Agreement by providing six (6) months’ written notice to the other Party, subject to the Transition Period set forth in Section 7.1(d) hereof.

(b) Termination of Agreement. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination of a SOW. Either Party may terminate a SOW, effective upon written notice to the other Party (also, the “Defaulting Party”) if the Defaulting Party materially breaches a SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach.

(d) Effect of Termination. Upon any termination or expiration of this Agreement or a SOW, this Agreement or such SOW shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider or to complete SOWs that are in progress (the “Transition Period”). During the Transition Period, Embraer shall continue to provide any ongoing Products or Services that have not been transitioned from Embraer pursuant to, and on the same terms and conditions set forth in, this Agreement and the applicable SOW; provided that Eve is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, (a) Eve shall be under no obligation to extend the term of any SOW into the Transition Period; (b) Eve shall be permitted to transition from Embraer all Services under a terminated SOW at any time during the Transition Period, and (c) this Agreement or the applicable terminated SOW shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the SOWs hereunder.

(e) Survival. Upon any termination or expiration of this Agreement or a SOW, the following rights and obligations shall survive such expiration or termination: (a) the rights and obligations of each Party under this Section 7.1(e), Article V, IX, XI and XII, and (b) each Party’s right to receive payment in accordance with Article IV hereof for those Services rendered or Product delivered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

ARTICLE VIII

FORCE MAJEURE

Section 8.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Embraer Parties hereunder), when and to the extent such failure or delay is caused by or results

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from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 8.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party is an Embraer Party, then, during the period of any such Force Majeure event, to the extent the Embraer Parties have suspended the provision of any Products or Services hereunder, the Eve Parties shall be free to acquire such Products or Services from an alternate source (other than any Embraer Competitor and subject to the Third-Party Access Requirements), at the Eve Parties’ sole cost and expense, for such period and during the continuation of any term of the agreement entered into with such alternate source (provided that Eve shall use commercially reasonable efforts to keep such term to a minimum). For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Embraer Parties for such Products or Services during such period when the Embraer Parties are not themselves providing or procuring such Products or Services.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1 Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 9.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT EXCEPT FOR THOSE PROVIDED IN SECTION 9.1 OR FOR CLARITY, UNDER AND SUBJECT TO THE BCA AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.1, EACH EMBRAER PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS AND ESTIMATES AND ANY OTHER DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED TO AN EVE PARTY.

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ARTICLE X

OPERATIONAL COVENANTS

Section 10.1 Covenants. During the Term and subject to the terms and conditions of this Agreement, Embraer shall, and shall cause each other Embraer Party to, (a) perform all necessary actions and maintain the appropriate level of resources designed to ensure that it can meet and operate at the Embraer’s Standard of Care throughout the term of this Agreement; and (b) use its commercially reasonable efforts to meet the milestones set forth in Exhibit 1 of SOW01; provided, however, that, notwithstanding anything herein to the contrary, none of Embraer or any Embraer Party shall be required to (x) expend any money or incur any additional obligations with respect to using its commercially reasonable efforts to meet such milestones, or (y) commence or participate in any lawsuits, actions, suits, claims, proceedings or any other proceedings at law or in equity, or offer or grant any accommodation (financial or otherwise) to another Party, the applicable counterparty or any Third Party in connection with using its commercially reasonable efforts to meet such milestones.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Embraer and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third-Party Claim”) to the extent relating to or in connection with (i) the provision of Products or Services hereunder (including the presence of Representatives of Embraer on the property or premises of the Eve Parties or their Representatives in connection with the provision of Products or Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except in each case to the extent that such Losses were caused by the common law fraud, gross negligence or willful misconduct of an Embraer Party.

(b) Embraer Indemnification Obligations. From and after the date of this Agreement, Embraer shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third-Party Claims to the extent caused by (i) the common law fraud, gross negligence or willful misconduct of an Embraer Party in connection with the provision of Services or Products hereunder or (ii) any failure of an Embraer Party to perform any Service or provide any Product, in each case, in accordance with the Embraer’s Standard of Care after the relevant cure period for such Service or Product as set forth in Section 2.3 hereof.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 11.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 11.1 is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third-Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

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(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably) but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim, it may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 11.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING EVE’S (I) PAYMENT OBLIGATIONS FOR FEES AND EXPENSES HEREUNDER AND (II) INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1(a)), WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EMBRAER PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 11.3 Insurance. During the term of this Agreement and for a period of three (3) years thereafter, Eve shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum reasonably expected to cover the Eve Parties’ activities pursuant to this Agreement and the SOWs. Upon Embraer’s request, Eve shall provide Embraer with a certificate of insurance from Eve’s insurer evidencing the insurance coverage. The certificate of insurance shall name the Embraer Parties as an additional insured. Eve shall provide Embraer with at least thirty (30) days’ advance written notice in the event of a cancellation or material change in Eve’s insurance policy. Except where prohibited by Law, Eve shall require its insurer to waive all rights of subrogation against the insurers of the Embraer Parties and the Embraer Parties.

Section 11.4 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article XI, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

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ARTICLE XII

MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement, including and together with any SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any SOW or Purchase Order, the terms and conditions of this Agreement shall supersede and control, except to the extent that any particular provision of a SOW or Purchase Order expressly states that it is intended to supersede any terms and conditions of this Agreement, in which case such provision of such SOW or Purchase Order, as applicable, shall control.

Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 12.2). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 7.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.2.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Embraer:	Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil Attention: Fabiana Klajner Leschziner Email: fabiana.leschziner@embraer.com.br

Section 12.3 Escalation of Disputes.

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 12.3 and Section 12.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 12.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted to the applicable jurisdiction in accordance with Section 12.5.

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(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any proceeding or Action being commenced under Section 12.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding or Action involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 12.4 Choice of Law. This Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 12.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6 Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.7 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future

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applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.8 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 12.9 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Embraer may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate or in connection with the sale or other disposition of any applicable business or assets of the Embraer Parties, and (b) in the event that Eve undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Embraer Competitor, Embraer shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve.

Section 12.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 12.12 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 12.13 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 12.14 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement (and, with respect to an applicable SOW, the Embraer Parties and Eve Parties that are party to such SOW), and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: President

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Page to Master Services Agreement]

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Exhibit D-2

(Master Services Agreement between Eve and Atech)

EXECUTION VERSION

Master Services Agreement

This Master Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between Atech Negócios em Tecnologias S.A., a company existing under the laws of Brazil and having its principal place of business at Rua do Rocio, 313, 5th floor, Vila Olimpia, in the city of São Paulo—São Paulo, Brazil (“Atech”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Atech, the “Parties”, and each a “Party”).

WHEREAS, Atech has expertise and experience in the fields of systems engineering, design, software development, installation, maintenance, training and other services related to Air Traffic Management and defense systems, simulation systems, engineering and consulting services.

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility;

WHEREAS, Eve desires to retain Atech to provide certain products and services, and Atech is willing to supply such products and perform such services, relating to ATM with respect to urban air mobility, in each case under and pursuant to the terms and conditions set forth herein;

WHEREAS, Eve agrees to engage Atech in and for the UATM and UTM Solutions in Brazil; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atech and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Acceptance Criteria” means the criteria by which the Products or Services deliverables will be evaluated for purposes of determining acceptance by Eve. The deliverables and the acceptance criteria will be discussed and agreed between the Parties before the Phases 1 and 2 begin, as described in the SOW01, and (ii) may include verification of conformance against: (x) MIL international standards, methodologies, processes, procedures, tools, tests, and design employed; and/or (y) functional, technical, design and performance characteristics and other requirements, as applicable, specifically set forth or incorporated by express reference in the applicable SOW.

(b) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement,

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(i) Atech and its Subsidiaries and Eve and its Subsidiaries shall be deemed not to be Affiliates of each other, and (ii) Atech and its Subsidiaries, on the one hand, and Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the other, shall be deemed not to be Affiliates of each other.

(c) “Air Traffic Management” or “ATM” means the aggregation of the airborne and ground-based functions (air traffic services, airspace management and air traffic flow management) required to ensure the safe and efficient movement of aircraft during all phases of operations.

(d) “Atech Competitors” mean the Persons set forth in Exhibit 3 hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Atech Competitor for such purpose.

(e) “Atech Party” means Atech or an Affiliate of Atech.

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(i) “Defect” means a defect or nonconformity in a Product or Service that prevents the Product or Service from complying in all material respects with the applicable Acceptance Criteria.

(j) “Embraer” means Embraer S.A., a Brazilian corporation (sociedade anônima), which controls Atech.

(k) “Eve Party” means Eve or an Affiliate of Eve.

(l) “eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(m) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(n) “Governmental Authorization” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, certificates, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

(o) “Intellectual Property” means all intellectual property rights of any kind and nature throughout the world, including U.S. and foreign rights in the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the

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foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; and (iv) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

(p) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(q) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses). For the avoidance of doubt, certain Governmental Authorities in the military segment, when acting as contractors of UATM Solutions for application in the civilian market, shall not be considered “Out-Of-Scope Business” (e.g., the Brazilian Air Force is currently the contractor of UATM Solutions in Brazil for the air traffic control management of commercial air traffic).

(r) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(s) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(t) “Products” means products with respect to UATM Solutions.

(u) “Purchase Order” means a purchase order issued by an Eve Party to an Atech Party in writing pursuant to a SOW for supply of Products or Services.

(v) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(w) “Services” means the services with respect to UATM Solutions set forth in a SOW.

(x) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Products or Services. For the sake of clarity, the definition of Services Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(y) “SOW” means a Statement of Work as set forth and agreed to in writing from time to time during the Term by the Parties or their respective Affiliates, which Statements of Work shall, among other things, set forth (i) the Eve Party and Atech Party thereto, (ii) the specific products to be supplied and/or developed or detailed scope of Services to be performed, (iii) technical requirements, (iv) service levels, ordering process, delivery schedule, warranty (if applicable) and lead times, (v) prices and fees, and (vi) other requirements, responsibilities, terms and obligations related to the applicable Products and Services under the SOW, as applicable. The accepted SOWs as of the Effective Date are attached hereto as Exhibit 1, and additional SOWs (and amended SOWs) shall be deemed issued and accepted only if and when signed by the Atech Contract Manager and the Eve Contract Manager or other authorized officer or employee of an Eve Party and Atech Party, respectively.

(z) “Subcontractor” means any service provider, manufacturer or supplier, excluding Atech or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services or Products, pursuant to the instructions or contract of Atech or its Affiliates.

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(aa) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For purposes of this Agreement, (i) Atech and Eve shall be deemed not to be Subsidiaries of each other, and (ii) Atech and its Subsidiaries, on the one hand, and Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the other, shall be deemed not to be Subsidiaries of each other.

(bb) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(cc) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(dd) “Third Party” means any Person, other than an Atech Party or an Eve Party.

(ee) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(ff) “UAIM” means urban aeronautical information management.

(gg) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(hh) “UAS” means Unmanned Aircraft System

(ii) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace as defined by the International Civil Aviation Organization – ICAO (Annex 2 to the Convention on International Civil Aviation), which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel. For avoidance of doubt, “UATM” does not include general air traffic management systems.

(jj) “UATM Business” means all activities related to the design, development, certification, manufacturing, assembling, sales and after-sales support of the UATM Solutions for the UAM market, excluding the Out-Of-Scope Business.

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(kk) “UATM Solutions” mean the UATM as well as a suite of technologies, products, software and services that are designed to assist in the control and support of UAM operations in collaboration with the ecosystem stakeholders, such as, but not limited to air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers, city managers.

(ll) “UATM Solutions Phase 1” means the conception and system design stages for the elaboration of the UATM Solutions.

(mm) “UATM Solutions Phase 2” means the development and deployment of the UATM Solution, using the outcomes of the UATM Solution Phase 1, including, if applicable, qualification/industrialization and production.

(nn) “UTM Solutions” mean the UAS traffic management as well as a suite of technologies, product, software, and services that are designed to assist in the control and support of drone operations in very low-level altitude in collaboration with the ecosystem stakeholders, such as, but not limited to, air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers and city managers

(oo) “VIM” means vertiport information management.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II

NATURE AND SCOPE OF PRODUCTS AND SERVICES

Section 2.1 General Purpose. This Agreement is a master agreement governing the relationship between Atech and Eve with respect to Products and Services to be provided by Atech Parties to Eve Parties in connection with the UATM Business. Subject and pursuant to this Agreement, Eve will engage Atech for Products and Services pursuant to SOWs. Atech shall use commercially reasonable efforts to remain competitive with respect to industry standard lead times, high quality standards and in cost in comparison with other global suppliers of similar products, services and solutions at similar volumes, in each case under and pursuant to the provisions of this Agreement.

Section 2.2 SOWs for Products and Services.

(a) Entry into SOWs. Subject and pursuant to this Agreement, Atech shall provide or cause to be provided to Eve the Products and Services set out in the SOWs. All Products and Services to be provided under this Agreement shall be set forth in a SOW. In the event that the Parties wish to modify, upgrade, or otherwise change a SOW (including any Products or Services, or the quantity or amount of a particular Product or Service, set forth in a SOW), the Parties shall enter into and execute a new SOW or an amendment to the applicable SOW or in any other form that the Parties may reasonably agree in writing.

(b) Cost Estimates for SOWs. Atech will provide to Eve the fees, costs and expenses for the provision of the Product or Service under the specific SOW.

Section 2.3 Acceptance of Products and Services. After a Product or Service has been furnished to Eve, Eve (or its Representative) will be entitled to verify the conformance of each deliverable against the Acceptance Criteria agreed upon by the Parties in a SOW. Unless otherwise specified in the applicable SOW, Eve will have thirty (30) days from the date the Product or Service is first received by an Eve Party to conduct acceptance testing and may use its own internal test procedures. If Eve reasonably determines that a Product or Service does not operate in accordance with, or otherwise conform to, the applicable Acceptance Criteria, then Eve will provide Atech with a notice describing the Defect within such thirty (30) day period. Atech will have thirty (30) days from the date it receives Eve’s notice of Defect, or such longer time as is reasonably acceptable to Eve under the circumstances if Atech is using commercially reasonable efforts, to correct or otherwise reasonably remediate (at no additional cost to Eve) the Defect. If Atech delivers a corrected version of, or otherwise reasonably remediates, the Product or Service within such period, then the Product or Service shall be deemed accepted.

Section 2.4 Provision of Products and Services.

(a) The Eve Parties hereby engage Atech for all the design and development services and solutions for the UATM Solutions for the UATM Business to be defined by EAGLE, consisting of the UATM Solution Phase 1 and Phase 2, which goes up to the final system acceptance by Eve, as reflected in the SOW 01 attached (including all other SOWs related to such SOW).

(b) The Eve Parties may also engage Atech Parties for development of products and services for the Eve Parties’ UATM Business, in connection with customizations, set ups, implementation, deployment, upgrades, improvements, maintenance, management, training, and sustaining, of such products and services resulting from the performance of the Services by Atech under Section 2.4(a), subject to written agreement between the Eve Parties and Atech Parties with respect thereto. These other products and/or services are not contemplated in the scope of this Agreement.

(c) Without limiting Section 2.3, if Atech is in material breach of an SOW, including for not providing the Products or Services under Section 2.4(a) or Section 2.4(b) in accordance with the conditions agreed by the

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Parties, and does not cure or reasonably mitigate such breach within ninety (90) days’ written notice from Eve, Eve may engage another supplier or service provider for the Products or Services subject to such SOW to which such material breach relates, for a commercially reasonable time period and at least for so long as Atech does not cure or reasonably mitigate such breach.

(d) Notwithstanding the foregoing, for the Products and the Services contemplated under Section 2.4(a), in no event shall the Eve Parties procure, directly or indirectly, a Product or Service from an Atech Competitor without Atech’s prior written consent.

Section 2.5 Subcontracting. Atech may subcontract one or more of its activities or obligations hereunder provided that Eve shall approve the Third-Party and that Eve may: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, (ii) reasonably audit a Subcontractor’s compliance herewith, and (iii) have the right to reject such Third-Party hiring, if Eve is acting reasonably and in good faith. Atech shall (a) use the same degree of care in selecting any Subcontractors as it would if such Subcontractor was being retained to provide similar services or products to Atech and (b) Atech shall in all cases remain responsible for ensuring that obligations with respect to the provision or services or products set forth in this Agreement are satisfied with respect to any activities provided by a Subcontractor. Atech is responsible and liable for the management, supervision and acts and omissions of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve Atech from its obligations under this Agreement.

Section 2.6 Eve’s Facilitation of Services.

(a) Eve Provision of Information/Assistance. Eve shall (i) subject to the terms and conditions of Section 6.2, provide any information and documentation to Atech in the possession or under the control of the Eve Parties that is necessary for Atech to perform or supply, or cause to be performed or supplied, the Products and Services; (ii) make available, as reasonably requested by Atech, sufficient resources, timely decisions, approvals and acceptances, in each case of Eve that are required by Atech so that Atech can accomplish its obligations hereunder in a timely manner; and (iii) provide reasonable access to Atech (or its Personnel who need to have such access) to premises, employees, contractors, systems and equipment of Eve to the extent required to enable Atech to provide the Products or Services, provided that such Atech or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Eve Responsible for Approvals/Authorizations. Eve shall be responsible for the obtaining of all permits, licenses, certifications, and other Governmental Authorizations necessary or appropriate for operation by the Eve Parties of the UATM Business, including in Brazil. If reasonably requested by Eve and agreed to by Atech, Eve may pursuant to a SOW contract with Atech to support such efforts as representatives of Eve.

ARTICLE III

RESPONSIBILITY FOR COMMERCIALIZATION OF THE UATM SOLUTIONS

IN BRAZIL AND IN INTERNATIONAL MARKETS

Section 3.1 Sales, Marketing and Customer Support of UATM Solutions Outside Brazil Market. Eve shall be responsible for the commercialization, implementation and customer support services (e.g., installation, training) of the UATM Solutions to customers outside Brazil. In some circumstances, Eve may elect to subcontract Third Parties to sell, market, implement and provide customer support services of UATM Solutions outside Brazil. In such case, Eve shall give preference to contracting Atech for the provision of such services where Atech has reasonably demonstrated a local capability to support customers in such market in a competitive manner, with respect to industry standard lead times, high quality standards and in cost in comparison with other global suppliers of similar products, services and solutions, at similar volumes, in each case under and pursuant to the provisions of this Agreement.

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Section 3.2 Sales, Marketing and Customer Support in Brazil. Atech shall be the prime contractor and “face to the customer” in the provision of all UATM Solutions to customers in Brazil. The UATM Solutions in the context of this Section 3.2 include any UATM Solutions from Eve’s portfolio. The Parties agree to enter into a written agreement further detailing the commercialization by Atech Parties of the UATM Solutions in Brazil, consistent with the conditions provided in this Section 3.2.

ARTICLE IV

RELATIONSHIP MANAGERS

Section 4.1 Relationship Managers. For each SOW, the applicable Atech Party and applicable Eve Party shall each appoint an individual to serve as that party’s primary representative under such SOW (each, a “Relationship Manager”). Each Relationship Manager shall (a) be authorized to act for and on behalf of such party under the applicable SOW with respect to the day to day operation and performance under such SOW, and (b) be responsible for attempting to resolve Disputes concerning such SOW in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Relationship Managers shall be identified in each SOW, and may be replaced by notice in writing from the appointing party to the other party from time to time.

Section 4.2 Global Relationship Managers. Atech and Eve shall also each appoint an individual to serve as their primary representative for this entire Agreement (each, a “Global Relationship Manager”). Each Global Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her, (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the Products and Services, and (c) be responsible for attempting to resolve Disputes concerning this Agreement and the provision of Products and Services hereunder in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Global Relationship Managers are identified in Exhibit 2 hereto, and may be replaced by notice in writing from the appointing Party to the other Party from time to time.

Section 4.3 Relationship Manager Meetings. During the Term, the Relationship Managers and the Global Relationship Managers shall, unless otherwise set forth in an applicable SOW, meet on a schedule to be mutually established by the Parties, or as reasonably requested by a Party upon sufficient advance written notice, to discuss the Products and Services and other matters arising under this Agreement. If an Atech Party is a Defaulting Party as a result of a material breach of this Agreement, Atech’s Relationship Manager and Global Relationship Manager shall promptly provide Eve’s Relationship Manager and Global Relationship Manager (x) a written report of how such Atech Party intends to cure such default (if capable of cure) and (y) weekly status updates until such default has been cured.

ARTICLE V

FEES, TAXES AND PAYMENT

Section 5.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees set out in the applicable SOW (the “Fees”) and shall reimburse Atech for all reasonable and documented out-of-pocket costs and expenses incurred by Atech and its Representatives in connection with a SOW (“Expenses”). Unless otherwise provided in an applicable SOW, Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Atech together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Atech in freely available US dollars in the bank or other account designated by Atech. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 12.3.

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Section 5.2 Calculation of Fees. The price and payment conditions for the Product and Service related to UATM Business provided by Atech shall be defined in the applicable SOW (as amended from time to time).

Section 5.3 Taxes. Eve shall bear any and all Service Taxes relating to sums payable to Atech or its Affiliates in connection with this Agreement. Atech shall include the Services Taxes on the invoices issued to Eve, where reasonably possible. Eve shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided that in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Atech’s or its Affiliates’ net income, personnel, or real or personal property or other assets. If the Eve Parties are required by law to make any deduction or withholding from any payment made or due to the Atech Parties, the amount due from the Eve Parties in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Atech Parties receive a net amount equal to the amount the Atech Parties would have received had no such deduction or withholding been required to be made.

Section 5.4 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two percent (2%), and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Atech for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 5.5 Suspension. In addition to all other remedies available under this Agreement or at law, the Atech Parties shall be entitled to suspend the provision of any Products or Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Atech Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 5.6 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY; CONFIDENTIALITY; PUBLICITY

Section 6.1 Intellectual Property.

(a) Assignment of IP to Eve.

(i) Atech shall and shall cause the applicable Atech Parties to, and hereby does, irrevocably assign, transfer and convey (and without limiting the foregoing, agrees in the future to assign, transfer, convey, and deliver) to Eve, free and clear of all liens, all worldwide right, title, and interest in and to any and all Intellectual Property developed by the Atech Parties during the Term that is exclusively related to the UATM Solutions, to the extent fully-funded by Eve and used by the Eve Parties in the UAM Business during the Term, in each case developed or otherwise arising from activities carried out by the Atech Parties, with or without participation by Eve Parties, or by the Eve Parties with participation by Atech Parties, under a SOW (“Assigned SOW UATM IP”).

(ii) In furtherance of the foregoing, at the reasonable request by and at the expense of Eve from time to time, the Parties shall execute assignments in a standard and appropriate form recordable in an

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applicable Governmental Authority for purposes of recording the transfer of registrations and applications for Assigned SOW UATM IP from Atech Parties to Eve Parties.

(b) License of IP to Atech. Upon Atech’s request, Eve will, on behalf of itself and the applicable Eve Parties, grant to Atech a perpetual, worldwide, irrevocable, exclusive (in Brazil, and non-exclusive outside Brazil), sublicensable (in support of the UATM Business of the Atech Parties but not for the independent use by Third Parties), subject to reasonable royalty-bearing license to all Assigned SOW UATM IP] (the “Licensed SOW UATM IP”), in each case solely to reproduce any documentation and software in or related to the Licensed SOW UATM IP (the “Licensed UATM Software”), in object code form only (except for Open Source Components which will also be provided in source code form, which may be copied in source code form as and to the extent permitted by the open source license agreements governing such Open Source Components), for purposes of developing, producing, marketing and selling the Atech Parties’ own products, services and solutions that incorporate or are bundled with any Licensed UATM Software and with respect to derivative works thereof. “Open Source Components” mean software, or computer programs, in which the source code is available for use or modification by the general public from its original design (which use of Open Source Components by the Parties is subject to and governed solely by the terms and conditions of the applicable open source license agreements).

(c) Reservation of Rights. Except as expressly provided for herein, the Eve Parties and Atech Parties retain all rights, title, and interest in and to their respective Intellectual Property, and no such rights are assigned, licensed or otherwise granted, whether express or by implication, to the other Party or any Third Party.

Section 6.2 Confidentiality.

(a) From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 6.2; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information; or (e) is required in connection with the filing of a patent. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement (including in connection with a Eve Party obtaining any permits or governmental authorizations for the purposes of the UAM Business). If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

Section 6.3 Publicity. Except as otherwise expressly provided herein, during the Term, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or

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public statements expressly and specifically with respect to this Agreement; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by applicable Law or applicable stock exchange regulation.

Section 6.4 U.S. Federal Tax Characterization. The Parties agree to treat any Assigned SOW UATM IP as property, for U.S. federal income tax purposes, owned from creation by Eve.

ARTICLE VII

COMPLIANCE WITH LAW

Section 7.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation.” “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (d) the UK Bribery Act 2010; (e) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Atech and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 7.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under

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or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement. Either Party may terminate this Agreement, subject to the provisions of Sections 12.3 and 12.5, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination of a SOW. Either Party may terminate a SOW, effective upon written notice to the other Party (also, the “Defaulting Party”) if the Defaulting Party materially breaches a SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach.

(d) Effect of Termination. Upon any termination or expiration of this Agreement or a SOW, this Agreement or such SOW shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider or to complete SOWs that are in progress (the “Transition Period”). During the Transition Period, Atech shall continue to

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provide any ongoing Products or Services that have not been transitioned from Atech pursuant to, and on the same terms and conditions set forth in, this Agreement and the applicable SOW; provided, that Eve is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, (a) Eve shall be under no obligation to extend the term of any SOW into the Transition Period; (b) Eve shall be permitted to transition from Atech all Services under a terminated SOW at any time during the Transition Period, and (c) this Agreement or the applicable terminated SOW shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the SOWs hereunder.

(e) Survival. Upon any termination or expiration of this Agreement or a SOW, the following rights and obligations shall survive such expiration or termination: (a) the rights and obligations of each Party under Section 8.1(d), this Section 8.1(e), ARTICLES VI, X, XI and XII and (b) each Party’s right to receive payment in accordance with ARTICLE V hereof for those Services rendered or Product delivered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

ARTICLE IX

FORCE MAJEURE

Section 9.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Atech Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 9.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party is an Atech Party, then, during the period of any such Force Majeure event, to the extent the Atech Parties have suspended the provision of any Products or Services hereunder, the Eve Parties shall be free to acquire such Products or Services from an alternate source (other than any Atech Competitor), at the Eve Parties’ sole cost and expense, for such period and during the continuation of any term of the agreement entered into with such alternate source (provided that Eve shall use commercially reasonable efforts to keep such term to a minimum). For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Atech Parties for such Products or Services during such period when the Atech Parties are not themselves providing or procuring such Products or Services.

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ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

(a) No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 10.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED. EACH ATECH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS AND ESTIMATES AND ANY OTHER DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED TO AN EVE PARTY.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Atech and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the provision of Products or Services hereunder (including use thereof), (ii) the conduct of the UAM Business (including, for clarity, the UATM Business) by or on behalf of the EVE Parties (including any claims relating to injury, death or destruction of property), or (iii) the presence of Representatives of Atech on the property or premises of the Eve Parties or their Representatives in connection with the provision of Products or Services, except in each case to the extent that such Losses were caused by the common law fraud, gross negligence or willful misconduct of an Atech Party.

(b) Atech Indemnification Obligations. From and after the date of this Agreement, Atech shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third Party Claims to the extent caused by the common law fraud, gross negligence or willful misconduct of an Atech Party or any of its Representatives.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 11.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 11.1 is referred to as the

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“Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 11.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING EVE’S (I) PAYMENT OBLIGATIONS FOR FEES AND EXPENSES HEREUNDER AND (II) INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1(a)), WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO ATECH PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 11.3 Insurance.

(a) During the term of this Agreement and for a period of three (3) years thereafter, Eve shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect

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that includes, but is not limited to, commercial general liability in a sum reasonably expected to cover the Eve Parties’ activities pursuant to this Agreement and the SOWs. Upon Atech’s request, Eve shall provide Atech with a certificate of insurance from Eve’s insurer evidencing the insurance coverage. The certificate of insurance shall name the Atech Parties as an additional insured. Eve shall provide Atech with at least thirty (30) days’ advance written notice in the event of a cancellation or material change in Eve’s insurance policy. Except where prohibited by Law, Eve shall require its insurer to waive all rights of subrogation against the insurers of the Atech Parties and the Atech Parties.

Section 11.4 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this ARTICLE XI regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

ARTICLE XII

MISCELLANEOUS.

Section 12.1 Entire Agreement. This Agreement, including and together with any SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any SOW or Purchase Order, the terms and conditions of this Agreement shall supersede and control, except to the extent that any particular provision of a SOW or Purchase Order expressly states that it is intended to supersede any terms and conditions of this Agreement, in which case such provision of such SOW or Purchase Order, as applicable, shall control.

Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 12.2). All Notices may be delivered by email or similar, comparable electronic communications) , except that Notices to a Defaulting Party under Section 8.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.2.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com
Notice to Atech:	Rua do Rocio, 313, 5th floor, Vila Olimpia, São Paulo, SP, 04552-904, Brazil Attention: Matheus Augusto de Lima Ribeiro Email: maribeiro@atech.com.br

Section 12.3 Escalation of Disputes .

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 12.3 and Section 12.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the

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appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 12.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted to the applicable in accordance with Section 12.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any proceeding or Action being commenced under Section 12.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding or Action involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 12.4 Choice of Law. This Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 12.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 12.6 Enforcement(a) . The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.7 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.8 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 12.9 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Atech may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate or in connection with the sale or other disposition of any applicable business or assets of the Atech Parties, and (b) in the event that Eve undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Atech Competitor, Atech shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve.

Section 12.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 12.12 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 12.13 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 12.14 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement (and, with respect to an applicable SOW, the Atech Parties and Eve Parties that are party to such SOW), and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any

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other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	President

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Officer

ATECH—NEGÓCIOS EM TECNOLOGIA S.A.

By:	/s/ Edson Carlos Mallaco
Name:	Edson Carlos Mallaco
Title:	Diretor Presidente

By:	/s/ Giacomo Feres Staniscia
Name:	Giacomo Feres Staniscia
Title:	Diretor Operacional

[Signature Page to Master Services Agreement]

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Exhibit D-3

EXECUTION VERSION

Services Agreement

This Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between EVE Soluções de Mobilidade Aérea Urbana Ltda., a company existing under the laws of Brazil and having its principal place of business at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004 (“Eve Brazil”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Eve Brazil, the “Parties”, and each a “Party”).

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility; and

WHEREAS, Eve desires to retain Eve Brazil to provide certain services, and Eve Brazil is willing to perform such services, in each case under and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eve Brazil and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

(b) “Administrative Services” means accounting, information technology, compliance, tax, purchase of direct and indirect material as well as fixed assets to support product development, purchase of services regarding indirect supply chain, financial, human resources people management (including hiring, payroll, dismissal) and other relevant administrative and backoffice services.

(c) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Eve and its Subsidiaries (other than Eve Brazil and its Subsidiaries), on the one hand, and Eve Brazil and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other.

(d) “Airworthiness Authority” means the ANAC—Agência Nacional de Aviação Civil (Brazil), EASA—European Aviation Safety Agency (Europe), FAA—Federal Aviation Administration (United States of America), CAA—Civil Aviation Authority (United Kingdom), and any successors thereto, or such other airworthiness authority that the Parties may agree, under which the Product will be certified.

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(e) “Atech” means Atech—Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima).

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Business Plan” or “BP” means the document to be developed by Eve setting forth its bona fide business plan to conduct the UAM Business, which plan shall contain, among other things, the Program development milestones timeline, cost assumptions, financial projections and goals, ecosystem and market share assessments, and the target markets.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Closing” shall mean the consummation of the transactions contemplated by that certain Business Combination Agreement to be entered into by and among Eve, Embraer, Embraer Aircraft Holding, Inc., a Delaware corporation, and Zanite Acquisition Corp., a Delaware corporation.

(j) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(k) “Defect” means a defect, failure, malfunction, or nonconformity in a Service that prevents the Service from complying in all material respects with the applicable Acceptance Criteria.

(l) “EIS” means the aircraft “entry into service”.

(m) “Eve Brazil Party” means Eve Brazil or an Affiliate of Eve Brazil.

(n) “Eve Party” means Eve or an Affiliate of Eve.

(o) “Embraer” means Embraer S.A., a Brazilian corporation (sociedade anônima).

(p) “eVTOL” means: a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(q) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(r) “Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

(s) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(t) “Master Agreements” means, collectively, (i) the Master Services Agreement, dated as of the date hereof, by and between Embraer and Eve, (ii) the Master Services Agreement, dated as of the date hereof, by and between Atech and Eve, and (iii) the Shared Services Agreement, dated as of the date hereof, by and among Embraer, EAH, Eve and Eve Brazil.

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(u) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses.

(v) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(w) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(x) “Program” means all activities related to the UAM Business of the Eve Parties.

(y) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(z) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Services. For the sake of clarity, the definition of Service Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(aa) “Subcontractor” means any service provider, manufacturer or supplier, excluding Eve Brazil or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services, pursuant to the instructions or contract of Eve Brazil or its Affiliates.

(bb) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(cc) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(dd) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(ee) “Third Party” means any Person, other than an Eve Brazil Party or an Eve Party.

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(ff) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(gg) “Type Certificate” or “TC” means the document that grants the airworthiness approval for an aircraft confirming that the aircraft design complies with the airworthiness requirements established by the applicable Airworthiness Authority.

(hh) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(ii) “UAM Business” means all activities by or on behalf of Eve or Eve Brazil related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service, and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, (i) as conducted as of the date hereof or as of the Closing and (ii) excluding the Out-Of-Scope Businesses.

(jj) “UAM Business Services” means all UAM services and goods offered by Eve or its Affiliates to its customers and are typically offered in connection with the eVTOL operation, and any other UAM Business unrelated to the eVTOL. It may include Spare Parts, technical support, operational and technical publications, service bulletins, MRO and training, to ensure the safe and efficient operation of the eVTOL, or other services such as interior/exterior refurbishment, enhancements and modernizations. These services can be included either as part of the aircraft acquisition agreement, other independent agreements, or in the course of the schedule/unscheduled maintenance typically contracted directly from the MROs.

(kk) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for avoidance of doubt does not include general air traffic management systems.

(ll) “UATM Business” means all activities related to the design, development, certification, manufacturing, assembling, sales and after-sales support of the UATM Solutions for the UAM market, excluding the Out-Of-Scope Business.

(mm) “UATM Solutions” mean the UATM as well as a suite of technologies, products, software and services that are designed to assist in the control and support of UAM operations in collaboration with the ecosystem stakeholders, such as, but not limited to air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers, city managers.

(nn) “Value proposition” means a promise of value to be delivered, communicated and recognized. It is also a customer’s belief in how the value will be delivered, experienced and acquired.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or

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regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

NATURE AND SCOPE OF SERVICES

Section 2.1 Services. Subject and pursuant to this Agreement, Eve Brazil will provide the following services to Eve (the “Services”):

I.	Program management and development of products:

(a) Preparation, integration and presentation of the Business Plan to address the UAM Business to Eve’s board of directors approval. The document shall contain: (a) all strategies related to the eVTOL, UATM Solutions and UAM Business Services; (b) ecosystem and market share assessments, (c) Program’s Value Proposition; (d) Program’s development milestones timeline, (e) financial projections and goals; (f) target markets; (g) risks and opportunities; and (h) the management plan.

(b) Business Plan execution and management including:

i.	Value Proposition deployment definition , execution, and monitoring;

ii.	Decision making processes conducted within Eve Parties;

iii.	Program’s governance definition and implementation, including planning, controls, tools, management scripts and progress monitoring;

iv.	Program’s budget, resources, and investments management across the projects;

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v.	Negotiation, coordination and management of Eve’s rights and obligations under the Master Agreements;

vi.	Inspection and acceptance of the Master Agreements’ deliverables;

vii.	Suppliers procurement and management;

viii.	Risk management;

ix.	Project management;

x.	Stakeholders management; and

xi.	Daily program management throughout the program life cycle;

(c) eVTOL Integrated product development to obtain the TC from the Airworthiness Authority, preparation for EIS and serial production execution, if applicable; technical publications development, technical data provision and e-VTOL EIS support.

(d) eVTOL EIS strategic analysis development, including (i) design, planning and development of services and goods solutions related to the e-VTOL EIS; and (2) design, develop and provide services & goods solutions to support Eve’s demand, related to the e-VTOL operation and/or other UAM Business’ customers unrelated to the e-VTOL (agnostic services & goods solutions).

(e) UATM Solution development coordination for the UATM Business.

(f) Contracts management of partnerships;

(g) Contracts management between Eve and Brazilian entities;

(h) Market and user research activities, identifying potential exponential technologies, diagnosing market trends, consumer insights and forces that impact the marketplace and its players, development market opportunities (prospection phase), and creating products roadmap and strategies in order to reinforce Eve’s brand, product and service.

(i) Cohesive User experience vision creation and implementation;

(j) Exploration of opportunities, partnerships and innovation projects to generate product and service ideas associated with Eve’s business; and

(k) Development of promotional marketing strategy which may include messaging/external communications, marketing and technical presentations/analysis, event planning/coordination and other promotional activities related to the UAM market as required.

Section 2.2 SubcontractingSection 2.3 . Eve Brazil may subcontract one or more of its activities or obligations hereunder in Eve Brazil’s reasonable discretion and in a manner consistent with the Eve Brazil Parties’ general practices, as applicable. Upon Eve’s reasonable request, Eve Brazil shall permit Eve to: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, and (ii) reasonably audit a Subcontractor’s compliance herewith. Eve Brazil is responsible for the management of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve Eve Brazil from its obligations under this Agreement.

Section 2.4 Eve’s Facilitation of Services. Eve shall (i) provide any information and documentation necessary for Eve Brazil to perform or supply, or cause to be performed or supplied, the Services, (ii) make available, as reasonably requested by Eve Brazil, sufficient resources, timely decisions, approvals and

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acceptances, in each case of Eve that are required by Eve Brazil so that Eve Brazil may accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to Eve Brazil or its Personnel to premises, employees, contractors, systems and equipment as required to enable Eve Brazil to provide the Services, provided that such Eve Brazil or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

ARTICLE III

FEES AND PAYMENT

Section 3.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees as calculated in Section 3.1(b) (the “Fees”), and shall reimburse Eve Brazil for all reasonable and documented out-of-pocket costs and expenses incurred by Eve Brazil and its Representatives in connection with the Services (“Expenses”). Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Eve Brazil together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Eve Brazil in freely available US dollars in the bank or other account designated by Eve Brazil. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 10.3.

(b) Calculation of Fees. Unless otherwise agreed in writing by the Parties, all Fees shall be determined in accordance with applicable Brazilian transfer pricing regulations.

(c) Calculation of Hourly/Daily Fees. Where Services are to be provided, and Fees therefor paid, on a daily or hourly basis, supply thereof shall: (i) be deemed to have commenced (a) on the first day that Services are provided, if Services are to be provided at the site that such Personnel regularly is employed (“Eve Brazil Site”); (b) on the first day of such Personnel’s trip, if Services are to be provided at any place other than the Eve Brazil Site; and (ii) be deemed completed (a) on the last day of Services, for Services provided at the Eve Brazil Site, (b) upon the arrival of such Personnel at such individual’s place of residence or another destination not connected to the Services, (c) or if previously agreed, after the delivery of the documentation required as an output of the trip. Rates calculated on a per-day basis shall always apply in full, regardless of the period of the day in which the Services are commenced or completed. The invoicing of unfinished services that may be still being performed at the time of the monthly payment reconciliations shall be calculated based upon the actual hours and days accumulated within the thirty (30) days following the previous invoicing cut off time/day.

Section 3.2 Taxes. Eve shall bear any and all Service Taxes relating to sums payable to Eve Brazil or its Affiliates in connection with this Agreement. Eve Brazil shall include the Services Taxes on the invoices issued to Eve, where reasonably possible. Eve shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided, that, in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Eve Brazil’s or its Affiliates’ net income, personnel, or real or personal property or other assets. If the Eve Parties are required by law make any deduction or withholding from any payment made or due to the Eve Brazil Parties, the amount due from the Eve Parties in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Eve Brazil Parties receive a net amount equal to the amount the Eve Brazil Parties would have received had no such deduction or withholding been required to be made.

Section 3.3 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall

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Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two (2%) percent, and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Eve Brazil for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 3.4 Suspension. In addition to all other remedies available under this Agreement or at law, the Eve Brazil Parties shall be entitled to suspend the provision of any Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Eve Brazil Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 3.5 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

Section 3.6 Shared Services. Subject to the terms and conditions provided herein, during the Term, if previously agreed between the Parties and subject to an amendment to this Agreement being entered into between the Parties addressing same (the “Amendment”), Eve Brazil may share and allow Eve to use the Administrative Services (“Shared Services”). In this case, the Parties shall agree in the Amendment, among other things, to (i) the detailed scope of services to be shared, (ii) technical requirements, (iii) service levels, ordering process, delivery schedule and lead times, (iv) reimbursement rules, and (v) other requirements, responsibilities, terms and obligations related to such Shared Service.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 Confidentiality. From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 4.1; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

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ARTICLE V

COMPLIANCE WITH LAW

Section 5.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation”. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010; (d) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Eve Brazil and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 5.2 Data Privacy Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized

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access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, being automatically renewed on an annual basis, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination for Eve’s convenience, before expiration of the Term. Eve may terminate this Agreement by providing at least thirty (30) days’ written notice to Eve Brazil, without any penalties to Eve. Upon termination, Eve shall remain obligated to make any outstanding payment to Embraer under this Agreement.

(d) Effect of Termination. Upon any termination or expiration of this Agreement, this Agreement shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider that are in progress (the “Transition Period”). During the Transition Period, Eve Brazil shall continue to provide any ongoing Services that have not been transitioned from Eve Brazil pursuant to, and on the same terms and conditions set forth in, this Agreement; provided that Eve is in compliance with this Agreement with respect thereto. For the avoidance of doubt, this Agreement shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the Services hereunder.

(e) Survival. Upon any termination or expiration of this Agreement, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under ARTICLES VIII, IX and X and (b) each Party’s right to receive payment in accordance with ARTICLE III hereof for those Services rendered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

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ARTICLE VII

FORCE MAJEURE

Section 7.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Eve Brazil Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 7.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Eve Brazil Parties for such Services during such period when the Eve Brazil Parties are not themselves providing or procuring such Services.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES.

Section 8.1 Representations and Warranties(a) . Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 8.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 8.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

Section 8.3 Eve Assumes Risk of UATM Business. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE EVE PARTIES ASSUME ALL RISK AND LIABILITY FOR THE RESULTS OF THEIR BUSINESS AND THEIR CUSTOMER RELATIONSHIPS, INCLUDING THE USE OF ANY PRODUCTS OR

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SERVICES, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE EVE BRAZIL PARTIES OR THEIR REPRESENTATIVES, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

Section 9.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Eve Brazil and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the Services (including the presence of Representatives of Eve Brazil on the property or premises of the Eve Parties or their Representatives in connection with the provision of Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except to the extent that such Losses were caused by common law fraud, gross negligence or willful misconduct of, an Eve Brazil Party.

(b) Eve Brazil Indemnification Obligations. From and after the date of this Agreement, Eve Brazil shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third Party Claims to the extent caused by common law fraud, gross negligence or willful misconduct of an Eve Brazil Party.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 9.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete

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release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 9.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM AN EVE BRAZIL PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL THE EVE BRAZIL PARTIES’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EVE BRAZIL PURSUANT TO THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 9.3 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article IX, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

ARTICLE X

MISCELLANEOUS.

Section 10.1 Entire Agreement. This Agreement, including and together with any exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 6.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Eve Brazil:	Rodovia Presidente Dutra, km 134, 12247-004 —Eugênio de Melo, São José dos Campos, SP Attention: Flávia Pavie Email: fpavie@eveairmobility.com

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Section 10.3 Escalation of Disputes .

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 10.3 and Section 10.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 10.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted for arbitration in accordance with Section 10.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under Section 10.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 10.4 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 10.5 Jurisdiction; Waiver of Jury Trial

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE

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COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability or under any present or future applicable Law shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.7 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 10.8 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.9 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 10.10 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 10.11 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 10.12 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement, and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.13 Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	President

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	Director

By:	/s/ Luiz Felipe Ribeiro Valentini
Name:	Luiz Felipe Ribeiro Valentini
Title:	Director

[Signature Page to Services Agreement]

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Exhibit E

EXECUTION VERSION

Shared Services Agreement

This Shared Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and among Embraer S.A, a joint-stock corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, Brazil (“Embraer”), Embraer Aircraft Holding, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“EAH”), EVE Soluções de Mobilidade Aérea Urbana Ltda., a company existing under the laws of Brazil, which address and principal place of business is at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004 (“Eve Brazil”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Embraer, EAH and Eve Brazil the “Parties”, and each a “Party”).

WHEREAS, Embraer is a global aerospace conglomerate, with headquarters in Brazil, that produces commercial, military, executive and agricultural aircraft and provides aeronautical services, and maintains industrial units, offices, service and parts distribution centers, among other activities, worldwide;

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility;

WHEREAS, EAH is a direct wholly-owned subsidiary of Embraer;

WHEREAS, Eve Brazil is a direct wholly-owned subsidiary of Eve and, as of the date of this Agreement, Eve is a direct wholly-owned subsidiary of EAH;

WHEREAS, pursuant to the terms and subject to the conditions of that certain Business Combination Agreement expected to be signed by and among Embraer, EAH, Eve and Zanite Acquisition Corp., a Delaware corporation (“Zanite”), it is contemplated that, through a series of transactions provided therein, Eve will become a wholly-owned subsidiary of Zanite;

WHEREAS, Eve and Embraer have entered into a Master Services Agreement, dated as of the Effective Date (the “Embraer Master Agreement”); and

WHEREAS, Eve and Eve Brazil desire that Embraer or EAH, as applicable, provide certain shared administrative services to Eve and Eve Brazil in each case under and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

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(b) “Administrative Services” means accounting, information technology, compliance, tax, purchase of direct and indirect material as well as fixed assets to support product development, purchase of services regarding indirect supply chain, financial, human resources people management (including hiring, payroll, dismissal) and other relevant administrative and backoffice services.

(c) “Additional Services” mean any additional services not covered by the terms of this Agreement that the Parties may mutually agree will be provided by Embraer or EAH to support the growth and development of Eve or Eve Brazil, as applicable.

(d) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Embraer and its Affiliates (which for the avoidance of doubt, shall not include Eve and its Subsidiaries), on the one hand, and Eve and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other.

(e) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(h) “Embraer Party” means Embraer or an Affiliate of Embraer.

(i) “Embraer’s Standard of Care” means the applicable Embraer Party’s (i) performance of the applicable Shared Services, in each case, in compliance with applicable Laws and in a timely, efficient, and professional manner, and if applicable, at a level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) with which such Shared Services were performed in the ordinary course of business within the twelve (12) month period prior to the Effective Date, but in any case at the level of service, skill, and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) that is at least customary for such Shared Service and no less than the level applied to the applicable Embraer Party for similar services for its own business, and in any event, with the same priority applied to such Embraer Party’s own business and its Affiliates, and in any event, such level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) shall equal the standard of care of other global suppliers of similar products, services and solutions of similar volumes.

(j) “Eve Party” means Eve or an Affiliate of Eve.

(k) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(l) “Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

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(m) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(n) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(o) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person (including, with respect to Embraer or its Affiliates, Subcontractors of Embraer or its Affiliates).

(p) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(q) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Shared Services. For the sake of clarity, the definition of Service Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(r) “Shared Services” means the Administrative Services set forth in Exhibit 1 hereof, together with any Additional Services that may be agreed upon from time to time.

(s) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(t) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(u) “Third Party” means any Person, other than an Embraer Party or an Eve Party.

(v) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

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Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

NATURE AND SCOPE OF SERVICES

Section 2.1 Shared Services. Subject and pursuant to this Agreement, Embraer or EAH will provide, or cause to be provided, to Eve or Eve Brazil, as applicable, the Shared Services, and each of Embraer and EAH will, and will cause any Affiliate of Embraer providing Shared Services to Eve or Eve Brazil to, perform and provide such Shared Services in accordance with Embraer’s Standard of Care.

Section 2.2 Facilitation of Shared Services.

(a) Obligations of Eve and Eve Brazil. Each of Eve and Eve Brazil shall (i) subject to the terms and conditions of Section 4.1, provide any information and documentation to the applicable Embraer Party in the possession or under the control of the Eve Parties that is necessary for the applicable Embraer Party to perform or supply, or cause to be performed or supplied, the Shared Services (which shall include, but not be limited to, information related to budgeting, workforce planning (including information with respect to employee recruitment), human resources data-management systems and meal reimbursements) (ii) make available, as reasonably requested by the applicable Embraer Party, sufficient resources, timely decisions, approvals and acceptances that are required by the applicable Embraer Party so that the applicable Embraer Party can accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to the applicable

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Embraer Party (or the Personnel who need to have such access) to premises, employees, contractors, systems and equipment of the applicable Eve Parties to the extent required to enable the applicable Embraer Party to provide the Shared Services, provided that the applicable Embraer Party, and each of its applicable Personnel, shall strictly follow all of the applicable Eve Party’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Additional Obligations of Eve Brazil. If the use of a software/ system is required by Eve Brazil or by Embraer so that Embraer can accomplish its obligations hereunder in a timely manner, (i) Eve Brazil shall directly negotiate the purchase of new software/ systems licenses with vendors from time to time, provided that that such vendors and licenses meet Embraer’s criteria for its own vendors and licenses, or (ii) in the event that Embraer purchases such licenses directly, Embraer shall be reimbursed by Eve Brazil for the purchase price for such licenses.

FEES AND PAYMENT

Section 3.1 Payment of Incurred Costs & Expenses Reimbursement. Each of Eve and Eve Brazil shall pay the incurred costs and shall reimburse the applicable Embraer Party for all reasonable expenses incurred by the applicable Embraer Party and its Representatives in connection with the provision of Shared Services to Eve or Eve Brazil, as set forth in Exhibit 2 (the “Costs and Expenses”). Costs and Expenses will be payable within forty-five (45) days of receipt by Eve or Eve Brazil of an invoice from the applicable Embraer Party. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to the applicable Embraer Party, in freely available US dollars in the bank or other account designated by the applicable Embraer Party.

Section 3.2 Taxes. The Eve Parties (individually and not jointly with respect to any Shared Services provided to such Eve Party) shall (i) bear any and all Service Taxes relating to sums payable to the Embraer Parties in connection with this Agreement and (ii) be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided, that, in no event shall any Eve Party pay or be responsible for any Taxes imposed on, or regarding, any Embraer Party’s income, personnel, or real or personal property or other assets. If any Eve Party is required by law to make any deduction or withholding from any payment made or due to any Embraer Party, the amount due from such Eve Party in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the applicable Embraer Party receives a net amount equal to the amount such Embraer Party would have received had no such deduction or withholding been required to be made. The Embraer Parties shall include the Services Taxes on the invoices issued to the applicable Eve Party, where reasonably possible.

Section 3.3 Late Payments. Except for invoiced payments that Eve or Eve Brazil has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus three (3%) percent, and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Each of Eve and Eve Brazil shall also reimburse the applicable Embraer Party for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 3.4 Suspension. In addition to all other remedies available under this Agreement or at law, Embraer and EAH shall be entitled to suspend the provision of any Shared Services if Eve or Eve Brazil, as applicable, fails to pay any amounts when due hereunder and such failure continues for ninety (90) days following written notice thereof.

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Section 3.5 No Offset. Neither of the Parties nor their Affiliates’ payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the relevant Party shall promptly resume providing any such suspended Shared Services upon receipt of such payment.

CONFIDENTIALITY

Section 4.1 Confidentiality. From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 4.1; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith)..

COMPLIANCE WITH LAW

Section 5.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation”. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010; (d) any applicable anti-money laundering laws and regulations with respect to a Party; and (e) any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested or received the payment of money or anything of value to or from any director,

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officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Embraer and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 5.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

TERM AND TERMINATION

Section 6.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement.

(i) This Agreement shall automatically terminate in the event that the Embraer Master Agreement terminates.

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(ii) Any Party may terminate this Agreement, effective upon written notice to a Party to which it provides or receives Shared Services (the “Defaulting Party”) if the Defaulting Party:

(1) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(2) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination for Eve’s Convenience, before Expiration of the Term. Eve may terminate this Agreement on behalf of the Eve Parties by providing at least thirty (30) days’ written notice to the applicable Embraer Parties, without any penalties to the Eve Parties. Upon termination, the Eve Parties, as applicable, shall remain obligated to make any outstanding payments owed to the Embraer Parties, as applicable, under this Agreement.

(d) Effect of Termination. Upon any termination or expiration of this Agreement, this Agreement shall, upon any Eve Party’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow such Eve Party to transition the Shared Services then provided to a Third Party (the “Transition Period”). During the Transition Period, the applicable Embraer Party shall continue to provide any ongoing Shared Services that have not been transitioned from such Embraer Party pursuant to, and on the same terms and conditions set forth in, this Agreement; provided, that such Eve Party is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, this Agreement shall terminate fully upon the applicable Eve Party’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at the applicable Eve Party’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by such Eve Party from the Shared Services hereunder.

(e) Survival. Upon any termination or expiration of this Agreement, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under ARTICLES VIII and IX, X and (b) each Party’s right to receive payment in accordance with ARTICLE III hereof for those Shared Services rendered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

FORCE MAJEURE.

Section 7.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Embraer Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

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Section 7.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to any Party that it either provides Shared Services to or receives Shared Services from stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Embraer Parties for such Shared Services during such period when the Embraer Parties are not themselves providing or procuring such Shared Services.

REPRESENTATIONS AND WARRANTIES.

Section 8.1 Representations and Warranties. The Parties hereto each, individually and not jointly, represent and warrant to any such other Party that it either provides Shared Services to or receives Shared Services from that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 8.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 8.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

Section 8.3 Assumption of Risk. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE EVE PARTIES ASSUME ALL RISK AND LIABILITY FOR THE RESULTS OF THEIR BUSINESS AND CUSTOMER RELATIONSHIPS, INCLUDING THE USE OF ANY PRODUCTS OR SERVICES, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE EMBRAER PARTIES OR THEIR REPRESENTATIVES, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS OR SERVICES.

INDEMNIFICATION.

Section 9.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, each of Eve and Eve Brazil shall indemnify, defend and hold harmless the Embraer Parties and their respective Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the Shared Services hereunder (including the presence of Representatives of the Embraer Parties on the property or premises of the Eve Parties or their Representatives in connection with the provision of Shared Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except to the extent that such Losses were caused by common law fraud, gross negligence or willful misconduct of the Embraer Parties.

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(b) Embraer Indemnification Obligations. From and after the date of this Agreement, each of Embraer and EAH shall indemnify, defend and hold harmless the Eve Parties and their respective Representatives, and Embraer shall indemnify, defend and hold harmless Eve Brazil and its Representatives, from and against any and all Losses arising from any Third Party Claims to the extent caused by common law fraud, gross negligence or willful misconduct of Embraer or EAH.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 9.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 9.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM AN EMBRAER PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL THE EMBRAER PARTIES’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE

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AGGREGATE AMOUNTS PAID OR PAYABLE TO THE EMBRAER PARTIES PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 9.3 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article XI, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement, including and together with any exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the receiving Party at its address set forth below (or to such other address that any Party may designate from time to time in accordance with this Section). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 6.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the Party to which such Notice is addressed and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Embraer or EAH:	Embraer S.A. Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil Attention: Fabiana Klajner Leschziner Email: fabiana.leschziner@embraer.com.br

Notice to Eve:	EVE Holding, Inc. 276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Eve Brazil:	EVE Soluções de Mobilidade Aérea Urbana Ltda. Rodovia Presidente Dutra, km 134, 12247-004 – Eugênio de Melo, São José dos Campos, SP Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Section 10.3 Escalation of Disputes.

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 10.3 and Section 10.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such

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Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 10.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted for arbitration in accordance with Section 10.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under Section 10.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 10.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 10.4 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of or relating to this Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 10.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future

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applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.7 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 10.8 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.9 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) each of Embraer and EAH may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate thereof or in connection with the sale or other disposition of any applicable business or assets of the Embraer Parties, and (b) in the event that Eve or Eve Brazil undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Embraer Competitor, each of Embraer and EAH shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve or Eve Brazil, as applicable.

Section 10.10 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 10.11 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 10.12 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 10.13 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement, and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.14 Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC		EMBRAER S.A.

By:	/s/ André Duarte Stein	By:	/s/ Antonio Carlos Garcia
Name:	André Duarte Stein	Name:	Antonio Carlos Garcia
Title:	President	Title:	Executive Vice President & CFO

By:	/s/ Eduardo Siffert Couto	By:	/s/ Fabiana Klajner Leschziner
Name:	Eduardo Siffert Couto	Name:	Fabiana Klajner Leschziner
Title:	Officer	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.		EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ André Duarte Stein	By:	/s/ Gary Kretz
Name:	André Duarte Stein	Name:	Gary Kretz
Title:	Director	Title:	Officer

By:	/s/ Luiz Felipe Ribeiro Valentini	By:	/s/ Michael Klevens
Name:	Luiz Felipe Ribeiro Valentini	Name:	Michael Klevens
Title:	Director	Title:	Officer

[Signature Page to Shared Services Agreement]

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Exhibit F

EXECUTION VERSION

DATABASE LIMITED ACCESS AGREEMENT

This Database Limited Access Agreement dated as of December 14, 2021 (“Effective Date”), is entered into by EMBRAER S.A. (“Embraer”), a Brazilian Corporation with registered office at Av. Brigadeiro Faria Lima 2170, São José dos Campos, Brazil, EVE UAM, LLC (“Eve USA”), a limited liability company existing under the laws of Delaware, which address and principal place of business is at 276 SW 34th Street, Fort Lauderdale, FL 33315, and EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA. (“Eve Brazil”), a company existing under the laws of Brazil, which address and principal place of business is at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004.

Embraer, Eve USA and Eve Brazil are referred to herein collectively as the “Parties” or individually as a “Party”. Eve USA and Eve Brazil are referred to herein collectively as “Eve”.

RECITALS

WHEREAS, Embraer is a global company that designs, develops and manufacture commercial, military, executive and agricultural aircraft and provides aeronautical services.

WHEREAS, Eve USA is a company that is developing a portfolio of solutions to enable the urban air mobility market, including urban air mobility air traffic management solution and an electric vertical takeoff and landing vehicle (the “Urban Air Mobility Market”);

WHEREAS, Eve Brazil is a wholly-owned subsidiary of Eve USA operating in Brazil;

WHEREAS, Eve USA has engaged Embraer to assist in the designs, development and manufacture of products and services for the Urban Air Mobility Market under specific statements of work (“SOWs”) entered into pursuant to a Master Services Agreement, dated December 14, 2021, between Eve USA and Embraer (the “MSA”);

WHEREAS, Eve Brazil—for the benefit of Eve USA—requires limited and controlled access to Embraer’s systems and database for the purpose of executing specific activities set out in a SOW;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree to:

1. DEFINITIONS

For purposes of this Agreement, the following terms shall be defined as set forth below and terms not so defined below shall have the meaning set forth in the applicable SOW. As required by the context, defined terms expressed in the singular form shall be deemed to refer to the plural form and vice versa. The words “Clause”, “Paragraph”, “Article”, “Section”, “Exhibit” and like references are references to this Agreement, unless otherwise specified. Any references herein to this Agreement or to any other agreement, exhibit, instrument or document will include any and all amendments, modifications, supplements or substitutions that may be made from time to time to this Agreement or to any such agreement, exhibit, instrument or document, all as permitted by this Agreement, unless otherwise specified.

“Agreement”	means this Database Limited Access Agreement, including its exhibits and any other attachments hereto, together with any amendments, modifications and supplements executed by the Parties.

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“Background IP”	means Intellectual Property (i) owned or controlled by either Party or its Affiliates prior to this Agreement entering into force; (ii) generated or acquired by either Party or its Affiliates at any time independently from the performance of this Agreement; or (iii) licensed to either Party or its Affiliates by third parties and, which are required for the full and proper performance of this Agreement.

“Data”	means Embraer’s Background IP and Proprietary Information drawn from Embraer’s or its Affiliates’ systems, database, files and personnel know how.

“Effective Date”	means the date on which this Agreement enters into force.

“Intellectual Property”	means all intellectual property and industrial property rights arising under the laws of any jurisdiction, including: (a) patents, patent applications and statutory invention registrations and similar rights in inventions, (b) copyrights and all rights in any original works of authorship that are within the scope of any applicable copyright Law, (c) trade secrets and all other intellectual property rights in confidential or proprietary information, processes, technology, designs, algorithms, procedures, methods, discoveries, specifications, inventions, compositions, formulae, and know how, and (d) rights in data, databases, and software, but excluding any trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source or origin, together with goodwill associated with any of the foregoing.

“Permitted Purpose”	means the sole purpose for which Eve Brazil is permitted to use the Data, that is, the purpose of executing specific activities set out in a SOW.

“Proprietary Information”	Means all information or data marked or otherwise specified as proprietary or confidential, related to this Agreement. This information may include, but is not limited to, information relating to: inventions, computer software programming and technology, research, development of new products, engineering, manufacturing processes, purchasing data, make-or-buy plans, business plans and information, accounting, marketing, sales or pricing data. Such information or data may be contained in materials such as drawings, designs, engineering releases, tools, master tools, models, samples, databases, datasets, specifications, algorithms, manuals, reports, compilations, research, patent applications, computer programs, machine-readable data (such as electronic files) and marketing and financial information and plans, and any information derived or compiled in whole or in part there from. Such information and data includes but is not limited to information received by a Party from a third party which the Party is obligated, contractually or otherwise, to hold in confidence.

“SOW”	has the meaning defined in the RECITALS.

“Urban Air Mobility Market”	has the meaning defined in the RECITALS.

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2. SCOPE OF THE AGREEMENT

2.1. In consideration of the obligations accepted by Eve under this Agreement, Embraer grants to Eve Brazil during the term of this Agreement a personal, non-exclusive, limited, controlled and non-transferable authorization to access the Data strictly for the Permitted Purpose.

2.2. All rights not expressly granted to Eve under this Agreement are reserved by Embraer. For the avoidance of doubt, this Agreement does not restrict Embraer’s rights to the Data, including Embraer’s rights to distribute the Data to other third parties.

2.3. The authorization granted herein is conditional on the existence of a valid SOW whereby access to the Data is needed for a Permitted Purpose. For the avoidance of doubt, no Data will be made available to Eve Brazil until or unless an applicable SOW is in force and effect.

3. PARTIES OBLIGATIONS

3.1. Eve shall not:

3.1.1. use the Data other than for the Permitted Purpose in strict conformity with this Agreement and any other reasonable instructions of Embraer;

3.1.2. except for the Permitted Purpose (or as required by law) alter, modify, adapt, delete, add to or translate the whole or any part of the Data, nor permit the whole or any part of the Data to be combined with or become incorporated with any other data or within any other computer program(s) or database of any kind, nor decompile, disassemble or reverse engineer the same nor attempt (or permit any third party to attempt) to do any such thing;

3.1.3. except as may be strictly necessary for carrying out the Permitted Purpose, provide or otherwise make available Data to any third party or allow use of it by or on behalf of any third party, in whole or in part, whether by way of sale, resale, loan, transfer, hire or any other form of exploitation;

3.1.4. unless otherwise expressly agreed in writing by Embraer, make Data (or allow it to be made) available online, in whole or in part, via the internet or on any intranet or similar or successor media;

3.1.5. remove any reference to Embraer or its Affiliates which may be incorporated into or accompany the Data when provided to Eve Brazil; or

3.1.6. unless otherwise expressly agreed in writing by Embraer, access any information that relates to an identified or identifiable living individual from the Data (this Agreement does not grant access to personal data).

3.2. Eve Brazil shall:

3.2.1. comply with all applicable laws, regulations and Embraer’s internal policies and procedures in relation to the use of the Data;

3.2.2. promptly notify Embraer of any unlicensed or other unauthorised use of the whole or any part of any of the Data (whether by Eve or Eve’s employees, agents or any third party) which comes to its attention; and

3.2.3. notify Embraer promptly of any inaccuracies, errors or malfunctions in the Data which come to its attention.

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3.3. Eve shall permit Embraer to take such steps as Embraer reasonably considers appropriate to monitor compliance with the terms of this Agreement and shall co-operate fully with Embraer in relation to such monitoring.

3.4. Eve Brazil shall promptly submit annual reports (from the Effective Date) and any other information reasonably requested by Embraer to evidence the work undertaken by Eve Brazil in connection with the Permitted Purpose.

3.5. Embraer shall:

3.5.1. Promptly following the Effective Date, provide or make available to Eve Brazil access to the Data in accordance with Schedule 1, subject to Section 2.3.

3.5.2. Use reasonable endeavors to notify Eve Brazil of any material errors or faults in the Data which may come to Embraer’s attention, and (where reasonably appropriate and feasible) to rectify the same Eve Brazil shall take all such action as Embraer may require in relation to such error or fault.

4. STRUCTURE OF THE DATA

4.1. Embraer reserves the right at any time, without liability to Eve, to alter, withdraw or delete any item from the Data if, for example (but without limitation):

4.1.1. Embraer no longer retains the right to publish or allow it to be used;

4.1.2. Embraer is so required by any judicial, governmental or administrative decision, rule or order;

4.1.3. in Embraer’s sole discretion, Embraer believes that there is at least a reasonable chance that publication or use of it would amount to an infringement or other violation of copyright, database right, defamation or any other unlawful act; or

4.1.4. the item in question relates to a discontinued line of data within the database or is otherwise out of date or redundant.

4.2. Eve shall promptly alter, withdraw or delete any item from the Data, upon notification by Embraer and in accordance with Embraer’s instructions.

4.3. Embraer shall not be liable for any use that Eve may make of any discontinued or superseded element of the Data and Eve shall indemnify and hold harmless Embraer from and against any claims that may be made by third parties on account of the use made by Eve of a discontinued or superseded element of the Data.

5. INTELLECTUAL PROPERTY

5.1. Nothing in this Agreement does or is intended to grant either Party any right, title, interest in or authorization to use the other’s Background IP save to the limited extent necessary hereunder for the performance of a SOW and the Permitted Purpose. For the avoidance of doubt, all Intellectual Property rights in the Data are and shall remain at all times the property of Embraer.

5.2. All Intellectual Property rights created, invented or developed in the course of performing the Permitted Purpose shall follow the applicable terms and conditions stablished under the specific SOW.

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6. CONFIDENTIALITY & DATA SECURITY

6.1. Eve undertakes to keep the Data strictly confidential and only to use or disclose the same strictly in accordance with the Permitted Purpose (or as may be required by law or a court of competent jurisdiction).

6.2. Eve shall take appropriate technical and organizational measures against the unauthorized or unlawful accessing, processing and/or use of the Data, or processing or use beyond the scope of the Permitted Purpose, and against the accidental loss or destruction of, or damage to, such Data.

6.3. Eve shall restrict access to the Data to such of its employees and personnel who strictly need to access such data and/or information to undertake the Permitted Purpose, and shall ensure that all such employees and personnel are:

6.3.1. informed of the confidential nature of such data and/or information, the importance of processing it securely and the consequences of any breach of such confidentiality obligation, and

6.3.2. bound by and execute confidentiality undertakings on substantially the same terms as set out in this Agreement.

6.4. Upon the direction of Embraer (either at termination or earlier), Eve shall make reasonable efforts to return or provide evidence of the destruction of any Data belonging to Embraer.

7. COMPLIANCE WITH LAWS, ANTICORRUPTION AND EXPORT

7.1. Compliance with Laws

7.1.1. Each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated the ABC Legislation. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, as amended; and (d) any applicable anti-money laundering laws and regulations with respect to a Party, and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

7.2. Anticorruption

7.2.1. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized the payment of money or anything of value to any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other person in violation of the ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other person in violation of the ABC Legislation, in the context of this Agreement or the subject matter hereof. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other person in violation of the ABC Legislation, at any time, whether or not in relation to this Agreement, and further represents and warrants that it has not been offered or received money or anything of value from any Party-Associated Person in connection with this Agreement.

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7.3. Export Compliance

7.3.1. Each Party represents and warrants that it will comply with all applicable laws related to the export, re-export, transfer or release of technical data hereunder. Without limiting the generality of the foregoing, each Party further represents and warrants that:

7.4. Each Party shall ensure that no technical data subject to the jurisdiction of the United States Export Administration Regulations (“EAR”) or the International Traffic In Arms Regulations (“ITAR”) shall be (i) exported, transferred, or released from the United States or by United States persons or (ii) re-exported, transferred, or released from countries other than the United States without first complying with all requirements of the EAR or ITAR, including the requirement for obtaining an export license, if applicable;

7.5. Each Party will comply with all similar requirements under the laws of any other country that has jurisdiction over the export, re-export, transfer or release of technical data under this Agreement, if applicable; and,

7.6. The Party disclosing technical data shall timely notify the Party receiving such data of the existence of any export control restrictions and, if a license is required, shall ensure that the appropriate license is in effect, and a copy is provided to the receiving Party, before release of such technical data.

8. INDEPENDENT CONTRACTORS

8.1. Each Party shall act as an independent contractor. No agency, partnership, joint venture or other joint relationship is created by this Agreement. Neither Party may make any commitments binding on the other, nor may either Party make any representation that they are acting for, or on behalf of, the other.

9. AMENDMENTS AND ASSIGNMENT

9.1. This Agreement may only be altered, amended or supplemented by a written instrument executed by duly authorized representatives of the Parties, except where otherwise provided herein.

9.2. Neither Party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other, unless otherwise specifically provided in this Agreement or the MSA.

10. LIMITATION OF LIABILITY

10.1. ALTHOUGH EMBRAER ENDEAVORS TO USE REASONABLE CARE IN GENERATING, COMPILING, PUBLISHING AND PROVIDING THE DATA, THE LIABILITY OF EMBRAER AND ITS AFFILIATES FOR ANY CONTENT (OR THE USE OF SUCH CONTENT) AND ANY ERRORS, OMISSIONS OR INACCURACIES IN SUCH DATA, FOR WHATEVER REASON, IS LIMITED AS SET OUT IN THIS SECTION 10.

10.2. WITHOUT PREJUDICE TO ANY OTHER PROVISION OF THIS AGREEMENT, EVE SHALL BE SOLELY RESPONSIBLE AND PRIMARILY LIABLE FOR ALL USE OF THE DATA PROVIDED TO EVE. EMBRAER AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS ARISING AS A RESULT OF ANY RELIANCE PLACED ON THE DATA.

10.3. NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EMBRAER AND EMBRAER’S AFFILIATES AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS SHALL NOT

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BE LIABLE TO EVE UNDER ANY CIRCUMSTANCES FOR: (I) LOSS OF PROFITS OR CONTRACTS, LOSS OF BUSINESS OR ANTICIPATED SAVINGS, THE COST OF SUBSTITUTE SERVICES OR PRODUCTS, STATUTORY PENALTIES, PUNITIVE DAMAGES OR INDIRECT, SPECIAL, INCIDENTAL, MULTIPLE OR CONSEQUENTIAL LOSS, IN EACH CASE WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR HOWSOEVER CAUSED WHETHER SUCH LOSS IS FORESEEABLE, FORESEEN OR UNKNOWN; (II) ANY LOSS OR DAMAGE ARISING FROM EVE’S FAILURE TO ENSURE SOFTWARE COMPATIBILITY WITH EVE’S HARDWARE AND OTHER SOFTWARE OR TO CARRY OUT APPROPRIATE VIRUS CHECKS; (III) ANY LOSS OR DAMAGE ARISING FROM EVE’S FAILURE TO USE THE DATA STRICTLY IN ACCORDANCE WITH ANY INSTRUCTIONS SET OUT OR MADE AVAILABLE BY EMBRAER; OR (IV) FOR ANY LIABILITY TO THIRD PARTIES INCURRED BY EVE, INCLUDING SUBCONTRATORS, OR ANY OTHER THEORY OF LIABILITY, INCLUDING STRICT LIABILITY.

10.4. IF NOTWITHSTANDING THE PROVISIONS OF CLAUSES 10.a,10.b AND 10.c, EMBRAER OR ITS AFFILIATES IS HELD TO BE LIABLE TO EVE FOR ANY REASON, EMBRAER AND ITS AFFILIATES’ AGGREGATE LIABILITY TO EVE UNDER THIS AGREEMENT (WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE) SHALL NOT EXCEED FIVE PERCENT (5%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EMBRAER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO ANY SUCH CLAIM PURSUANT TO THE APPLICABLE SOW FOR WHICH THE DATA IS USED IN ACCORDANCE WITH THIS AGREEMENT.

11. TERM AND TERMINATION OF AGREEMENT

11.1. This Agreement shall come into force as of the Effective Date and shall continue until terminated in accordance with this section.

11.2. This Agreement may be terminated by Embraer giving prior written notice to Eve (with termination taking effect on the expiration of the notice period to be reasonably specified by Embraer) if:

11.2.1. Eve commits any material breach or persistent breach of any of the terms of this Agreement;

11.2.2. Eve is unable to pay its debts as they fall due or is the subject of a bankruptcy petition or enters into compulsory or voluntary liquidation or compounds with or convenes a meeting of its creditors or has a receiver, manager, administrator or administrative receiver appointed of its assets or ceases for any reason to carry on business.

11.3. This Agreement may be terminated immediately by Embraer upon written notice to Eve if Eve USA or Eve Brazil comes under direct or indirect control of any entity competing with Embraer or its Affiliates.

11.4. This Agreement may be terminated by Embraer giving ninety (90) days’ notice in writing to Eve, such termination to take effect on the expiration of the ninety (90) day notice period, if:

11.4.1. Embraer determines in its reasonable commercial judgment that the termination is necessary to protect Embraer or the Data from operational, business, legal, or security risk; or

11.4.2. there is no valid SOW whereby access to the Data is needed for a Permitted Purpose.

11.5. The termination of this Agreement shall not affect any on-going (“in force and effect”) SOW.

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12. CONSEQUENCES OF TERMINATION

12.1. On expiry or termination of this Agreement for any reason:

12.1.1. all rights and obligations of the Parties (other than any accrued rights of action and liabilities or obligations which expressly or by implication are to come into or continue in force on or after termination of this Agreement including, Sections 5 and 6) shall automatically cease and terminate; and

12.1.2. unless otherwise agreed in writing by Embraer, Eve shall immediately cease all use of any Data and delete all Data from Eve’s systems and will, at Embraer’s option, erase, delete or otherwise destroy or return to Embraer all copies of the Data in whatever format and certify to Embraer that this has been done.

12.2. Survival. The Parties’ obligations under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

13. NOTICES

13.1. All notices or communications (or other normal business communications) required by this Agreement or desired to be given hereunder, shall be in writing, addressed as follows, and given by certified or registered mail, return receipt requested, courier or e-mail transmission and shall be deemed to be given when received. Each Party may change its cognizant point of contact by written notice to the other.

If to Eve USA:

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

If to Eve Brazil:

Rodovia Presidente Dutra, km 134, 12247-004 –

Eugênio de Melo, São José dos Campos, SP

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

If to Embraer:

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:	Fabiana Klajner Leschziner
Email:	fabiana.leschziner@embraer.com.br

14. EXCUSABLE DELAY

14.1. Each Party shall be excused for failures and delays in performance caused by war, terrorist acts, riots or insurrections in such Party’s country, any laws, proclamations, ordinances, or regulations of the government of such Party’s country or of any political subdivision of such country, floods, fires, explosions or other catastrophes beyond the reasonable control of and without the fault of such Party. To the extent that any such

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cause actually retards a Party’s performance under this Agreement, the scheduled time for performance shall be extended for a period of time to be determined by the Parties after an assessment of alternate work methods. Any Party claiming any such excuse for failure or delay in performance shall give prompt written notice thereof to the other Party.

14.2. If the excusable delay event continues for a period of six (6) months or more and no alternative arrangements which are effective to restore full performance are made within that time, the Party not affected by the excusable delay event may terminate this Agreement by giving not less than thirty (30) days prior written notice to the other Party, but the notice shall be of no effect if the Party affected by the excusable delay event resumes full performance of its obligations before the expiry of the notice period.

15. GOVERNING LAW AND DISPUTE RESOLUTION

15.1. All disputes arising out of or in connection with this Agreement which cannot be resolved amicably by the Parties shall be determined in accordance with the MSA.

16. GENERAL CONDITIONS

16.1. Each Party is responsible for ensuring the safety of its own employees and shall comply with all legal requirements whether imposed by statute, statutory instrument, regulation, common law or otherwise which is required to be observed to perform its obligations and/or representations under this Agreement.

16.2. Unless otherwise agreed in writing between the Parties, each Party shall be responsible for its costs and expenses in performing this Agreement.

16.3. The waiver in a particular instance of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition in future instances.

16.4. The headings contained in this Agreement are for the conveniences of the Parties and shall not change the meaning or construction of the Articles.

16.5. This Agreement shall be severable such that the invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision. If any portion or provision of this Agreement is held invalid or unenforceable, the balance of the Agreement shall be construed and enforced as if it did not contain such invalid or unenforceable portion or provision.

16.6. This Agreement and all exhibits, attachments and appendices hereto set forth the entire understanding and agreement of the Parties with respect to the subject matter, superseding any prior or contemporaneous written or oral agreements thereon.

17. COUNTERPARTS

17.1. This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC		EMBRAER S.A.

By:	/s/ André Duarte Stein	By:	/s/ Antonio Carlos Garcia
Name:	André Duarte Stein	Name:	Antonio Carlos Garcia
Title:	President	Title:	Executive Vice President & CFO

By:	/s/ Eduardo Siffert Couto	By:	/s/ Fabiana Klajner Leschziner
Name:	Eduardo Siffert Couto	Name:	Fabiana Klajner Leschziner
Title:	Officer	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	Director

By:	/s/ Luiz Felipe Ribeiro Valentini
Name:	Luiz Felipe Ribeiro Valentini
Title:	Director

[Signature Page to Database Limited Access Agreement]

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Exhibit G

FORM OF EVE HOLDING, INC.

2022 STOCK INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the Eve Holding, Inc. 2022 Stock Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected Officers, Employees, Non-Employee Directors and Consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “By-Laws” means the by-laws of the Company, as may be amended and/or restated from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for

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violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(k) “Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended and/or restated from time to time.

(l) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means, unless otherwise defined in an Award Agreement, an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (2) below;

(2) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(3) there is a complete liquidation or dissolution of the Company or there is a consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or

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disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; or

(4) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or By-Laws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the common stock, $$0.001 par value per share, of the Company.

(q) “Company” means EVE URBAN AIR MOBILITY SOLUTIONS, INC., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-Employee Director and/or Employee, or payment of a fee for such service, shall not cause a Non-Employee Director or Employee to be considered a “Consultant” for purposes of the Plan.

(s) “Disability” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically

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determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(t) “Effective Date” has the meaning set forth in Section 20 hereof.

(u) “Eligible Recipient” means an Officer, Employee, Non-Employee Director, or Consultant who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an Officer, Employee, Non-Employee Director or Consultant with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(v) “Employee” means any person employed by the Company or an Affiliate.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(y) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on the day prior to such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(z) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(aa) “Good Reason” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant; provided that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Non-Employee Directors” means a member of a Board who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a member of a Board (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(dd) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

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(ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(ff) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(gg) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(hh) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(ii) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion, including, without limitation, one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total shareholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Administrator shall have the authority to make equitable adjustments to the Performance Goals as may be determined by the Administrator, in its sole discretion.

(jj) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(kk) “Plan” has the meaning set forth in Section 1 hereof.

(ll) “Related Right” has the meaning set forth in Section 8(a) hereof.

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(mm) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(nn) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(oo) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(pp) “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(qq) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(rr) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(ss) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(tt) “Transfer” has the meaning set forth in Section 18 hereof.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

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(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(d) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

Section 4. Shares Reserved for Issuance; Certain Limitations

(a) The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 8,730,000 shares (the “Share Reserve”) (subject to adjustment as provided Section 5); provided, however the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date, in an amount equal to the lesser of (i) 3% of the total number of shares of Common Stock outstanding on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Common Stock determined by the Administrator. All and up to the number of shares of Common Stock reserved for issuance under the Plan pursuant to this Section 4(a) as of the Effective Date (subject to adjustment as provided in Section 5 hereof)]may be granted as ISOs.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to

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satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Common Stock, the full number of shares of Common Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(c) No Participant who is a Non-Employee Director of the Company shall be granted Awards during any calendar year that, when aggregated with such Non-Employee Director’s cash fees with respect to such calendar year, exceed $ 750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes).

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be

8

a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise, referred to as “net exercise,” with a Fair Market Value up to or equal to (but not exceeding) the applicable aggregate Exercise Price with the remainder paid in cash or other form of payment permitted by the Award Agreement), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) in any other form of consideration approved by the Administrator and permitted by applicable law or (iv) by any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

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(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(h) Termination of Employment or Service. In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

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(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash), to the extent set forth in the Award Agreement.

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock

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or Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during

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the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant at the time (and to the extent) that shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award, to the extent set forth in the Award Agreement.

Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is

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terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at target performance levels.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Voting Proxy

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Administrator in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Common Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Common Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.

Section 15. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely affect the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall adversely affect the rights of any Participant without his or her consent.

Section 16. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 17. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the

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Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 18. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator or except for estate planning purposes, subject to the Participant’s and/or the transferee’s execution of any additional documentation reasonably required by the Company. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 19. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 20. Effective Date.

The Plan was adopted by the Board on [●], was approved by its stockholders as of [●], and became effective on [●] (“Effective Date”).

Section 21. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

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Section 22. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

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Section 28. Clawback.

(a) Each Award granted under the Plan shall be subject to any applicable recoupment policy maintained by the Company or any of its Affiliates as in effect from time to time.

(b) Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 29. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 30. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 31. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Exhibit H

FORM OF INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of [●] (this “Agreement”), between Eve Holding, Inc. a Delaware corporation (the “Company”), and [●] (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a [●] of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today’s environment;

WHEREAS, uncertainties as to the availability of indemnification created by recent court decisions may increase the risk that the Company will be unable to retain and attract as directors and officers the most capable persons available;

WHEREAS, the board of directors of the Company (“Board of Directors”) has determined that the inability of the Company to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future;

WHEREAS, the parties intend that any rights Indemnitee may have (in his or her capacity as a director or executive officer of the Company) from Indemnitee-Related Entities (as defined herein) shall be secondary to the primary obligation of the Company to indemnify and hold harmless Indemnitee under this Agreement; and

WHEREAS, in recognition of Indemnitee’s need for protection against personal liability, and in part to provide Indemnitee with specific contractual assurance of indemnification (regardless of, among other things, any amendment to or revocation of the Corporation’s Certificate of Incorporation or By-laws (collectively, the “Governing Documents”) or any change in the composition of the Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)

Affiliate: shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no Stockholder shall be deemed an Affiliate of any other Stockholder solely by reason of any investment in the Company.

(b)

Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company and its affiliates and Embraer S.A. and its affiliates and other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or

1

becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of the Company or such surviving entity, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the assets of the Company and its subsidiaries.

(c)

Claim: means any threatened, asserted, pending or completed action, suit or proceeding, including a request to waive or toll a statute of limitations, whether civil, criminal, administrative, investigative or other, including any arbitration, mediation or other alternative dispute resolution mechanism, or any appeal of any kind thereof, or any inquiry or investigation, whether instituted by (or in the right of) the Company or any governmental agency or any other person or entity, in which Indemnitee was, is, may be or will be involved as a party, deponent, witness or otherwise and which is first threatened, noticed, brought or asserted on or after the date of this Agreement.

(d)	ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

(e)	Exchange Act: means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

(f)

Expenses: means reasonable attorneys’ fees and all other direct or indirect costs, expenses and obligations, including judgments, fines, penalties, interest, appeal bonds, amounts paid in settlement with the approval of the Company, counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, appeal bond premiums, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), and other fees, including witness fees, travel expenses and fees of private investigators and professional advisors, actually paid or incurred in connection with investigating, prosecuting, defending, being a witness in or participating in (including, in all cases, in settlement or on appeal), or preparing to investigate, prosecute, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, and shall include (without limitation) all reasonable attorneys’ fees and all other expenses incurred by or on behalf of an Indemnitee in connection with preparing and submitting any requests or statements for indemnification, advancement or any other right provided by this Agreement (including, without limitation, such fees or expenses incurred in connection with legal proceedings contemplated by Section 2(d) hereof). Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. “Expenses,” however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)

Indemnifiable Amounts: means (i) any and all liabilities, Expenses, damages, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities, Expenses, damages, judgments, fines, penalties, ERISA excise taxes or amounts paid in settlement) arising out of or

2

resulting from any Claim relating to an Indemnifiable Event, (ii) any liability pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any subsidiary of the Company, including, without limitation, any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to, and (iii) any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitution to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise).

(h)

Indemnifiable Event: means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer or fiduciary of the Company, or is or was serving on behalf of the Company or at the request of the Company as a director, officer or fiduciary or similar capacity, of another company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of anything done or not done by Indemnitee in any such capacity (in all cases whether or not Indemnitee is acting or serving in any such capacity or has such status at the time any Indemnifiable Amount is incurred for which indemnification, advancement or any other right can be provided by this Agreement). The term “Company,” where the context requires when used in this Agreement, shall be construed to include such other company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise.

(i)

Indemnitee-Related Entities: means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (other than the Company or any other company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer or fiduciary and which service is covered by the indemnity described in this Agreement) from whom an Indemnitee may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

(j)

Independent Legal Counsel: means an attorney or firm of attorneys (following a Change in Control, selected in accordance with the provisions of Section 3 hereof) who is experienced in matters of corporate law and who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(k)

Jointly Indemnifiable Claim: means any Claim for which Indemnitee may be entitled to indemnification from both an Indemnitee-Related Entity and the Company pursuant to applicable laws, any indemnification agreements or the certificate of incorporation, By-Laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or an Indemnitee-Related Entity.

(l)

Reviewing Party: any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel, selected as set forth in Section 1(j).

(m)	Securities Act: means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n)	Voting Securities: means any securities of the Company which vote generally in the election of directors.

3

2.	Basic Indemnification Arrangement; Advancement of Expenses.

(a)

In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee, or cause Indemnitee to be indemnified, to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, and hold Indemnitee harmless against any and all Indemnifiable Amounts, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. For purposes of this Section 2(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i)

to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or such provision thereof; and

(ii)

to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its executive officers and directors.

(b)

If so requested by Indemnitee, the Company shall advance, or cause to be advanced (within five (5) business days of such request), any and all Expenses incurred by Indemnitee (an “Expense Advance”). Expense Advances shall, to the fullest extent permitted by law, be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to be indemnified or held harmless under the other provisions of this Agreement. The Company shall, in accordance with such request (but without duplication), either (i) pay, or cause to be paid, such Expenses on behalf of Indemnitee, or (ii) reimburse, or cause the reimbursement of, Indemnitee for such Expenses. Subject to Section 2(d), Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Reviewing Party that Indemnitee has satisfied any applicable standard of conduct for indemnification.

(c)

Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or the Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement.

(d)

Notwithstanding the foregoing, (i) the indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written legal opinion, in any case in which the Independent Legal Counsel is involved as required by Section 3 hereof) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(b) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines (in a written legal opinion, in any case in which the Independent Legal Counsel is involved as required by Section 3 hereof) that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who, by execution of this Agreement, hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance

4

until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has not been a Change in Control (or there has been a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party within thirty days (30) after written demand is presented to the Company or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual basis therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.

Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any provision of the Governing Documents now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably delayed, conditioned or withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.

Indemnification for Additional Expenses. The Company shall indemnify, or cause the indemnification of, Indemnitee against any and all Expenses and, if requested by Indemnitee, shall advance such Expenses to Indemnitee subject to and in accordance with Section 2(b), which are actually incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or an Expense Advance by the Company under this Agreement or any provision of the Governing Documents now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be; provided that Indemnitee shall be required (and by execution of this Agreement does hereby agree) to reimburse such Expenses in the event that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that such action brought by Indemnitee, or the defense by Indemnitee of an action brought by the Company or any other person, as applicable, was frivolous or in bad faith.

5.

Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

5

6.

Burden of Proof, Etc. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party, court, any finder of fact or other relevant person shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company (or any other person or entity disputing such conclusions) to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

7.

Reliance as Safe Harbor. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the employees of the Company in the course of their duties, or by committees of the Board of Directors, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder.

8.

No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.

Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Governing Documents or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Governing Documents and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Company’s Governing Documents, it is the intent of the parties hereto that Indemnitee shall enjoy the greater benefits regardless of whether contained herein or in the Company’s Governing Documents. No amendment or alteration of the Company’s Governing Documents or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

10.

Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be (i) covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for the Company’s directors and officers and (ii) named as an insured in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director, or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer. Notwithstanding the foregoing, the purchase, establishment, and

6

maintenance of any such insurance shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto with respect to any such insurance. If, at the time the Company receives notice from any source of a Claim as to which Indemnitee is a party or a participant (as a witness, deponent or otherwise), the Company has director and officer liability or similar insurance in effect, the Company shall give prompt notice of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

11.

Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.

Subrogation. Subject to Section 13 hereof, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights. The Company shall pay or reimburse all Expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

13.

Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims may arise due to the relationship between the Indemnitee-Related Entities and the Company and the service of Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-Related Entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to Indemnitee in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to Indemnitee in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, the Company agrees that such payment or advancement shall not extinguish or affect in any way the rights of Indemnitee under this Agreement and further agrees that the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against the Company. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 13, entitled to enforce this Section 13 against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

14.

No Duplication of Payments. Subject to Section 13 hereof, the Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent payment has otherwise actually been made by or on behalf of Indemnitee (under any insurance policy, any provision of the Governing Documents or otherwise) of the amounts otherwise indemnifiable hereunder.

15.

Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided that, if Indemnitee reasonably

7

believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company, or any subsidiary of the Company, and Indemnitee, and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim or series of related Claims) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which Indemnitee is or could have been a party unless such settlement involves solely the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold, condition or delay its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee. In no event shall Indemnitee be required to waive, prejudice or limit attorney-client privilege or work-product protection or other applicable privilege or protection.

16.

No Adverse Settlement. The Company shall not seek, nor shall it agree to, consent to, support, or agree not to contest any settlement or other resolution of any Claim(s), or settlement or other resolution of any other claim, action, proceeding, demand, investigation or other matter that has the actual or purported effect of extinguishing, limiting or impairing Indemnitee’s rights hereunder, including without limitation the entry of any bar order or other order, decree or stipulation, pursuant to 15 U.S.C. § 78u-4 (the Private Securities Litigation Reform Act), or any similar foreign, federal or state statute, regulation, rule or law.

17.

Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, (including any direct or indirect successor or continuing company by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), permitted assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request.

18.

Security. To the extent requested by Indemnitee and approved by the Board of Directors, the Company may at any time and from time to time provide security to Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

19.

Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee serves as a director or officer of the Company or as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any another company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise which Indemnitee serves at the request of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Claim by reason of service of Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-Related Entities, whether or not Indemnitee is acting in any such capacity at the time any liability or expense is incurred for which indemnification or advancement can be provided under this Agreement.

20.

Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent

8

possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to the terms of this Agreement.

21.

Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

22.

Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document delivered in person or sent by electronic mail, nationally recognized overnight courier or personal delivery, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(a)	If to the Company, to:

EVE Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:   Flávia Pavie

Email:        fpavie@eveairmobility.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:   Paul T. Schnell

                   Thomas W. Greenberg

Email:         Paul.Schnell@skadden.com

                   Thomas.Greenberg@skadden.com

(b)	If to Indemnitee, to:

[●]

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the emails specified above (or at such other address for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

23.

Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24.

Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

25.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EVE HOLDING, INC.

By
Name:
Title:

[Indemnitee]

[Signature Page to Indemnification Agreement]

10

Exhibit I

FORM OF

TAX RECEIVABLE AGREEMENT

between

EVE HOLDING, INC.

and

EMBRAER AIRCRAFT HOLDING, INC.

Dated as of [●]

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [●], and is between Eve Holding, Inc., a Delaware corporation (“PubCo” or the “Corporate Taxpayer”), and Embraer Aircraft Holding, Inc., a Delaware corporation (“Eagle US” ).

RECITALS

WHEREAS, as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (as defined below), Eagle US directly or indirectly held 100% of the limited liability company interests (the “Units”) of EVE UAM, LLC, a Delaware limited liability company (“Eve”), which is classified as a disregarded entity for U.S. federal income tax purposes;

WHEREAS pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among Embraer S.A. (“Eagle Brazil”), Eagle US, PubCo and Eve (the “Business Combination Agreement”), Eagle US contributed, as of the date hereof, 100% of the Units of Eve to PubCo (the “Contribution”);

WHEREAS, prior to the Contribution, Eagle Brazil and/or subsidiaries of Eagle Brazil contributed 100% of the units of Eve to Eagle US (the “Pre-Closing Restructuring”) in a transaction described in Section 1001 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), giving rise to the Basis Adjustments (as described below);

WHEREAS, the Contribution is intended to qualify either, (i) taken together with certain other transfers to PubCo, as a transaction described in Section 351 of the Code or (ii) as a transaction described in Section 1001 of the Code.

WHEREAS, As a result of the Pre-Closing Restructuring, the basis of assets held by Eve is adjusted to fair market value, for U.S. federal income tax purposes, giving rise to the Basis Adjustments (as described below);

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of PubCo may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the Basis Adjustments are expected to result in Tax savings for PubCo; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of PubCo as reported on its U.S. federal income Tax Return for a given Taxable Year and (ii) the product of the amount of the U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s U.S. federal income Tax Return and the Blended Rate.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” means an Amended Tax Benefit Schedule.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012 or 362 of the Code and comparable sections of state and local tax laws, as a result of (i) the Pre-Closing Restructuring, (ii) the entering into of this Agreement, and/or (iii) the payments made pursuant to this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the product of (a) PubCo’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which PubCo (or any of its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) file income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which PubCo or its applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year.

“Board” means the Board of Directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the consummation of any transaction resulting in the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of the PubCo or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of the PubCo’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

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(iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, other than such sale or other disposition by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year. The Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits which, for the avoidance of doubt, shall take into account any adjustments made pursuant to Section 2.2(b).

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.5% or LIBOR plus 100 basis points.

“Expert” is defined in Section 7.9 of this Agreement.

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“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock of the Corporate Taxpayer is traded or quoted.

“Imputed Interest” in respect of Eagle US shall mean interest, if any, imputed under sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to PubCo’s payment obligations in respect of Eagle US under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period; provided, however, that in the event that LIBOR ceases to be published in accordance with the definition hereof, then, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the SOFR.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Non-Stepped-Up Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for Taxes of the PubCo using the same methods, elections, conventions and similar practices used on the relevant Tax Return of PubCo, but (a) using the Non-Stepped-Up Tax Basis for the Taxable Year, (b) excluding any deduction attributable to Imputed Interest for the Taxable Year and (c) taking into account U.S. federal income tax benefit actually realized by PubCo, if any, with respect to state and local jurisdiction income taxes (with such benefit determined using the Non-Stepped-Up State/Local Tax Liability (rather than any amount for state or local tax liabilities)). For the avoidance of doubt, Non-Stepped-Up Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Basis Adjustment, Imputed Interest or any deduction in respect of the Non-Stepped-Up State/Local Tax Liability, as applicable.

“Non-Stepped-Up State/Local Tax Liability” means, with respect to any Taxable Year, the U.S. federal taxable income determined in connection with calculating the Non-Stepped-Up Federal Tax Liability for such Taxable Year (determined without regard to clause (c) thereof) multiplied by the Blended Rate for such Taxable Year.

“Non-Stepped-Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and assuming that the Tax basis of any Reference Asset (other than cash or cash equivalents) of Eve immediately prior to the Pre-Closing Reorganization is zero.

“Non-Stepped-Up Tax Liability” means, with respect to any Taxable Year, the Non-Stepped-Up Federal Tax Liability for such Taxable Year, plus the Non-Stepped-Up State/Local Tax Liability for such Taxable Year.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means Eagle Brazil and its Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

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“PubCo” is defined in the Recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped-Up Tax Liability over the Actual Tax Liability of PubCo. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.2(a) of this Agreement.

“Reference Asset” means an asset that is held by Eve, or by any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) for purposes of the applicable Tax, at the time of the Pre-Closing Restructuring. A Reference Asset also includes (i) assets that Eve or any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) is considered to own for U.S. federal income tax purposes, including licenses treated as property for U.S. federal income tax purposes, and (ii) any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt and without limitation, an asset will be treated as “held by” an applicable entity that is a disregarded entity for U.S. federal income tax purposes and such entity will be “considered to own for U.S. federal income tax purposes” an asset, if the sole owner of such entity would be treated as owning such asset, for U.S. federal income tax purposes, by virtue of its ownership of such entity.

“Schedule” means any of the following: (i) a Tax Benefit Schedule; or (ii) the Early Termination Schedule.

“SOFR” means the Secured Overnight Financing Rate as provided by the Federal Reserve Bank of New York (the “New York Federal Reserve”), as the administrator of such rate (or a successor administrator), on the New York Federal Reserve’s website.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Sharing Agreement” means the agreement between the Corporate Taxpayer and Eagle US entered into or to be entered into in the event the Corporate Taxpayer and Eagle US are included in an affiliated group of corporations filing a consolidated U.S. federal income tax return, substantially in the form attached to the Shareholders Agreement between Eagle US and the Corporate Taxpayer.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

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“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated TSA Tax Benefit Register” means the amount remaining in the “Cumulative Tax Benefit Register,” as defined in the Tax Sharing Agreement, following the Corporate Taxpayer ceasing to be a member of all affiliated or consolidated groups of corporations that file consolidated income tax returns pursuant to Sections 1501 et seq. of the Code and any corresponding provisions of state or local law of which Eagle US is also a member, as reported pursuant to Section 4(e) of the Tax Sharing Agreement, which amount has not been applied to reduce a payment required to be made by the Corporate Taxpayer to Eagle US pursuant to the Tax Sharing Agreement. Principles similar to Section 5 of the Tax Sharing Agreement shall apply to adjust the amount remaining in the Uncompensated TSA Tax Benefit Register as a result of any Redetermination (as defined in the Tax Sharing Agreement) described in Section 5 of the Tax Sharing Agreement. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be zero for any period during which the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be reduced by any amount which is applied to offset a payment obligation pursuant to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date or the date when a Change of Control occurs (in either case, the “Valuation Date”), the assumptions that in each Taxable Year ending on or after such Valuation Date, (1) PubCo will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any (a) loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the Valuation Date will be used by PubCo on a pro rata basis from the date of such Valuation Date through the scheduled expiration date under applicable Tax law of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth (15th) anniversary of the Valuation Date), (3) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Valuation Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable Reference Assets (other than stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Basis Adjustment and any cash equivalents will be disposed of twelve (12) months following the Valuation Date; provided that in the event of a Change of Control that includes the taxable disposition of any non-amortizable assets, such non-amortizable assets shall be deemed disposed of at the time of such disposition in the Change of Control (if earlier than such fifteenth (15th) anniversary or twelve (12) month period), and (5) payments required to be made during such Taxable Year will be deemed made on the due date (including extensions) under applicable law for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of PubCo for any Taxable Year in which there is a Realized Tax Benefit, PubCo shall provide to Eagle US a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(b) Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability of the Corporate Taxpayer will take into account any items attributable to the Basis Adjustments and the Imputed Interest (and any carryovers and carrybacks attributable thereto), subject to the rules of the Code and the Treasury Regulations or appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of such items. Such Basis Adjustments and Imputed Interest (and carryovers and carrybacks attributable thereto) shall be taken into account by the Corporate Taxpayer after taking into account the Tax assets and attributes available for use in the applicable Taxable Year (including, without limitation, any deductions, credits, carryovers and carrybacks or other similar Tax assets and attributes) not attributable to the Basis Adjustments or Imputed Interest.

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Section 2.2 Procedures, Amendments.

(a) Procedure. Every time the Eagle US or PubCo delivers to the other Party, an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), and any Early Termination Schedule or amended Early Termination Schedule, the delivering party shall also (x) deliver to the recipient party supporting schedules and work papers, as determined by the delivering party or as reasonably requested by the recipient party providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the recipient party reasonable access at no cost to the appropriate representatives at the delivering party, as determined by the delivering party or as reasonably requested by the recipient party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to Eagle US along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of PubCo and the Non-Stepped-Up Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless recipient Party, (i) within thirty (30) calendar days from such date provides the delivering party with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the delivering party. If Pubco and Eagle US for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the delivering party of an Objection Notice, Pubco and Eagle US, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Eagle US, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Tax Benefit Schedule”). The Corporate Taxpayer shall provide an Amended Tax Benefit Schedule to Eagle US within sixty (60) calendar days of the occurrence of a material event referenced in clauses (i) through (v) of the first sentence of this paragraph. In the event a Tax Benefit Schedule is amended after such Tax Benefit Schedule becomes final pursuant to Section 2.2(a) or, if applicable, Section 7.9, (A) the Amended Tax Benefit Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Tax Benefit Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to Eagle US becomes final in accordance with Section 2.2(a), or, if applicable, Section 7.9, PubCo shall pay to Eagle US

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(i) the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Eagle US to PubCo or as otherwise agreed by PubCo and Eagle US. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the Contribution, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 75% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return of PubCo with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to Eagle US, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.2(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Overpayments. To the extent the Corporate Taxpayer makes a payment to Eagle US in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to Eagle US in respect of such Taxable Year under the terms of this Agreement, then Eagle US shall not receive further payments under Section 3.1(a) until Eagle US has foregone an amount of payments equal to such excess.

Section 3.4 Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control, all Tax Benefit Payments made or required to be made after the date of the Change of Control shall be calculated by using Valuation Assumptions (1), (2) and (4).

Section 3.5 Uncompensated TSA Tax Benefit Register Offset. In the event the amount in the Uncompensated TSA Tax Benefit Register is greater than zero as of the date of any Tax Benefit Payment, at the Company’s election, amounts payable by the Company pursuant to Section 3.1 or Section 4.3, as applicable, may reduce the amount in the Uncompensated TSA Tax Benefit Register (but not below zero). Any reduction in the amount of the Uncompensated TSA Tax Benefit Register pursuant to the preceding sentence shall be treated, for purposes of this Agreement, as a payment in like amount by the Corporate Taxpayer to Eagle US pursuant to Section 3.1 or Section 4.3, as applicable. For the avoidance of doubt, no payment shall be required to be made from Eagle US to the Corporate Taxpayer on account of any amount in the Uncompensated TSA Tax Benefit Register.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) With the written approval of the majority of the Independent Directors of the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to Eagle US at any time by paying to Eagle

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US the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of such Early Termination Payment by Eagle US, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of such Early Termination Payment by the Corporate Taxpayer, neither Eagle US nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment due and payable to Eagle US and that remains unpaid as of the date the Early Termination Notice is delivered, (2) Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (3) Tax Benefit Payment due to such Counterparty for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) or clause (3) is included in such Early Termination Payment or is included in clause (1)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate.

(b) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) or failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from Eagle US or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise or (2) (A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, then all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (I) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (II) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such breach, as applicable, (III) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (IV) any Tax Benefit Payment in respect of any Counterparty due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches its material obligations under this Agreement, each Counterparty shall be entitled to elect to receive the amounts set forth in clauses (I), (II), (III) and (IV) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to Eagle US a notice of such intention

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to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to Eagle US. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Eagle US is treated as having received such Schedule or amendment thereto under Section 7.1 unless Eagle US, (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and Eagle US, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Eagle US, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to Eagle US an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by Eagle US, or as otherwise agreed by the Corporate Taxpayer and Eagle US.

(b) The “Early Termination Payment” in respect of Eagle US shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of Eagle US, that would be required to be paid by the Corporate Taxpayer beginning from the applicable Early Termination Date (but which have not been previously paid as of such date) and assuming that (i) the Valuation Assumptions are applied and (ii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to Eagle US under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right to any principal, interest or other amounts due and payable in respect of any principal, interest or other amounts due and payable in respect of any future Tax receivable or other similar agreement entered into by the Corporate Taxpayer (“Other Tax Receivable Obligation”), and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. The Corporate Taxpayer shall use reasonable best efforts to ensure that the terms of agreements governing any Senior Obligations expressly permit the payment of amounts hereunder by the Corporate Taxpayer. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing any Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of Eagle US and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to Eagle US when due under the terms of this

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Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, in the Tax Sharing Agreement, or in any other agreement between the Corporate Taxpayer, on one hand, and Eagle US or any Affiliate of Eagle US on the other hand, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) agrees to treat the entering into of this Agreement and the receipt of payments hereunder, for U.S. federal income tax purposes, in the manner designated by Eagle US in writing, within thirty (30) days after the Closing Date and (ii) shall notify Eagle US of, and keep Eagle US reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of Eagle US under this Agreement, and (x) shall provide to Eagle US reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit and (y) Eagle US shall have the right to participate in and monitor at its own expense any such portion of any such audit, provided, however, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect Eagle US’s rights or obligations under this Agreement without the prior written consent of Eagle US, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Consistency. PubCo and Eagle US agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement (including, for the avoidance of doubt, with respect to the treatment of the entering into of this Agreement and the receipt of payments hereunder, as specified pursuant to Section 6.1), and, to the extent not inconsistent with the foregoing, as specified by Eagle US unless otherwise required by law. The Corporate Taxpayer shall (and shall cause its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of Eagle US under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Eagle US shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse Eagle US for any reasonable and documented out-of-pocket third-party costs and expenses incurred pursuant to this Section 6.3.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:       Flávia Pavie

Email:            fpavie@eveairmobility.com

With a copy to:

[●]

[●]

Attention: [●]

Fax: [●]

Email: [●]

If to Eagle US, to:

Embraer Aircraft Holding, Inc.

c/o Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:       Fabiana Klajner Leschziner

Email:            fabiana.leschziner@embraer.com.br

With a copy to:

[●]

[●]

Attention: [●]

Fax: [●]

Email: [●]

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with

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respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Without obtaining the consent of PubCo, Eagle US may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to PubCo, agreeing to become a party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Eagle US and PubCo. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Jurisdiction and Governing Law. Sections 10.9 and 10.16 of the Business Combination Agreement shall apply mutatis mutandis to the Parties to this Agreement as if set forth herein.

Section 7.9 Reconciliation. In the event that PubCo and Eagle US are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this Agreement, the matters governed by Sections 2.2 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and Eagle US agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or Eagle US, or other actual or potential conflict of interest. If PubCo and Eagle US, are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert

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shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and Eagle US, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the position of Eagle US, in which case PubCo shall reimburse Eagle US for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case Eagle US shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo and Eagle US and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The parties hereto agree that, under applicable Law currently in effect as of the date of this Agreement, if Eagle US provides a properly completed IRS Form W-9, no amounts are required to be withheld under the Code or any provision of state, local or foreign Tax law, from any amounts payable in cash or otherwise pursuant to this Agreement to Eagle US and no amounts will be withheld unless otherwise required pursuant to a change in applicable Law after the date of this Agreement. In the event the Corporate Taxpayer becomes aware of any amounts that are or may be required to be withheld from a payment hereunder, the Corporate Taxpayer shall use commercially reasonable efforts to promptly inform Eagle US of such potential requirement and shall provide Eagle US with the opportunity to contest the application of such withholding or otherwise establish an exemption, in each case, prior to withholding from any payments hereunder. The parties hereto shall cooperate in good faith to eliminate or reduce any deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) as reasonably requested by the relevant party.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state or local law (other than an affiliated or consolidated group of corporations of which Eagle US is the common parent or a member), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group. To the extent the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member, the Realized Tax Benefit of the Corporate Taxpayer shall be calculated without taking into account Taxes (or any reduction in Taxes) of the common parent of such group attributable to income or deductions of the Corporate Taxpayer that are reflected on the consolidated income tax return of the common parent of such group.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to section 1501 of

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the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit for such Taxable Year based on the income, gain or loss of the Corporate Taxpayer using the Non-Stepped-Up Tax Basis of the Reference Assets in calculating its Non-Stepped-Up Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating the Actual Tax Liability, determined using the “with and without” methodology. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes all such actions to ensure that the amount to be received by Eagle US hereunder and the timing of the receipt of such payments, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to Eagle US), would be the same amount and at the same time as if such transfer described in the first sentence of this Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer. Additionally, this Section 7.11(b) shall not apply with respect to any transfer of one or more Reference Assets if a majority of the Independent Directors shall have affirmatively voted to disapprove such transfer.

Section 7.12 Confidentiality.

(a) The Corporate Taxpayer and Eagle US and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer and Eagle US is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates or Eagle US, as required by law or legal process (including filing a copy of this Agreement as an exhibit to filings made with the Securities and Exchange Commission) or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors and Eagle US and its Affiliates and successors learned as the case may be, heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, PubCo and Eagle US (and each employee, representative or other agent of such party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure PubCo, Eagle US, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(b) If Eagle US, PubCo, or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Eagle US or PubCo, as the case may be, shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or Eagle US, as the case may be and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[The remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, the Corporate Taxpayer, and Eagle US have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

EVE HOLDING, INC.

By:
Name:
Title:

Eagle US:

EMBRAER AIRCRAFT HOLDING, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

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